Registration No. 333-239783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7374	83-2242651
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1550 Larimer Street #246

Denver, Colorado 80202

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 Telephone: (303) 352-1133 Fax Number: (303) 629-3450

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

EXPLANATORY NOTE

Akerna Corp. (“Akerna”, the “registrant”, “we” or “our”) hereby filed this Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 (No. 333-239783) to update the prospectus contained therein to (i) reflect that 627,225 shares of common stock were previously issued upon conversion of Exchangeable Shares leaving 2,667,349 shares of common stock issuable upon conversion, (ii) add its financial statements for the fiscal year ended June 30, 2020 and for the three-month period ended September 30, 2020, (iii) update the related management’s discussion and analysis of financial condition and results of operations (iv) to reflect recent material events and (v) update unaudited pro forma financial information.

Pursuant to Rule 416, this Registration Statement also covers additional securities that may be offered as a result of anti-dilution provisions regarding stock splits, stock dividends, or similar transactions relating to the shares of common stock issuable upon exchange of redeemable preferred shares covered by this registration statement.

The Registrant previously paid a registration fee of $3,369.77 in connection with the filing of the initial registration statement on Form S-1 (No. 333-239783) filed with the Securities and Exchange Commission on July 9, 2020, to register the 3,294,574 shares of common stock.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Akerna Corp. may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated January 7, 2021

PRELIMINARY PROSPECTUS

AKERNA CORP.

2,667,349 SHARES OF COMMON STOCK

Akerna Corp. (“Akerna”) will issue from time to time an aggregate of 2,667,349 our shares of common stock, par value $0.0001, in exchange for 2,667,349 redeemable preferred shares (the “Exchangeable Shares”) of Akerna Canada Ample Exchange Inc., a company existing under the laws of the Province of Ontario and a wholly owned subsidiary of Akerna (“Exchangeco”). Exchangeco issued the Exchangeable Shares to shareholders of Ample Organics Inc., an Ontario corporation (“Ample”), on July 7, 2020. The shareholders of Ample received the Exchangeable Shares in connection with the arrangement by and between Ample, Exchangeco and Akerna under a plan of arrangement in accordance with Section 182 of the Business Corporations Act (Ontario). These shareholders of Exchangeco may exchange the exchangeable shares for shares of our common stock on a one-for-one basis at any time following effectiveness of the registration statement of which this Prospectus is a part.

We will not receive any proceeds from the exchange of Exchangeable Shares for shares of our common stock.

Our common stock trades on the Nasdaq Capital Market under the symbol “KERN”. On January 7, 2021, the last reported sale price of the common stock on the Nasdaq Capital Market was $4.93 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED       , 2021

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes and incorporates by reference exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless otherwise indicated, any reference to Akerna, or as “we”, “us”, or “our” refers to Akerna Corp. and its consolidated subsidiaries (“Akerna” or the “Company”).

ii

SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the Offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the consolidated historical and pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.”

Summary of Our Business

We are a leading provider of enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary software platforms are adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Ten years ago, we identified a need for organic material tracking and regulatory compliance software as a service, or SaaS, solutions in the growing cannabis and cannabidiol, or CBD, industry. We now seek to create the backbone on which the cannabis industry is built by providing an integrated ecosystem of applications and services that enable compliance, regulation and taxation. We develop products intended to help state-licensed businesses operate in compliance with applicable laws and to assist states in monitoring licensed businesses’ compliance with state regulations. We provide commercial software platforms to state and federally licensed businesses and our regulatory software platform to government regulatory agencies. Our integrated ecosystem provided additional integrations and add-ons that enhance the capabilities of our commercial software platforms. Although we have helped monitor legal compliance for more than $20 billion in cannabis sales to date, we do not handle any cannabis-related material, do not process cannabis sales transactions within the United States, and our revenue generation is not related to the type or amount of sales made by our clients, as revenues are generated by us on a fixed-fee based subscription model.

Executing upon the expansion strategy detailed by CEO Jessica Billingsley in 2019, we have acquired competitive brands Ample Organics, or Ample, on July 7, 2020 and Trellis Solutions, or Trellis, on April 10, 2020. These additions to the Akerna family of brands add two well-known seed-to-sale software options with reputable experience and significant market share. Ample Organics, the leading Health Canada approved software for Canadian Licensed Producers, or LPs, has majority market share in Canada, the only G7 country with federally legal cannabis. Trellis also brings a streamlined solution for Cultivators, Manufacturers, and Distributors, trusted by some of California’s largest brands.

Through the Akerna family companies, MJ Freeway, or MJF, Ample, and Trellis, we provide highly-versatile platforms that provide our clients with a central data management system for tracking regulated products – from seed to initial plant growth to the product to the final sale of the product to a patient or consumer – representing the complete supply chain, using a global unique identifier method. Our platforms also provide clients with integrated security, transparency, and scalability capabilities. These capabilities allow our state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada, Italy, Macedonia, and Colombia) regulation at all times, and allows our government regulatory clients to effectively and cost-efficiently monitor licensees and ensure commercial businesses are complying with their states’ regulations.

We generate revenue from software sales and by providing consulting services as follows:

●	Commercial Software Products – MJ Platform® is our SaaS offering for state and legally-licensed businesses. MJ Platform is an Enterprise Resource Planning, or ERP, compliance system specific to the cannabis industry, including state-legal marijuana, hemp, and CBD industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers, distributors, and retailers, but has applications in other industries.

Following our acquisition of Ample in July 2020, the Ample suite of products includes AmpleOrganics, a seed-to-sale SaaS cannabis compliance offering for Canadian Licensed Producers; AmplePayments, a payment processing offering; AmpleCare, an API-first middleware solution that allows for the submission of both patient registration documents and medical documents in a secure electronic format to licensed producers using the AmpleOrganics seed-to-sale platform; and AmpleLearn, an education and training platform designed to educate and onboard personnel working within a licensed cannabis company.

Trellis’ seed-to-sale SaaS offering features inventory tracking to manage a licensee’s cannabis inventory from cultivation to extraction and sale. The Trellis product is designed to meet the needs of smaller licensees.

●	Government Regulatory Software Products – Leaf Data Systems is our SaaS product for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. We are serving three clients for Leaf Data Systems, the Commonwealth of Pennsylvania, the State of Washington and the State of Utah. The Commonwealth of Pennsylvania and the State of Utah both require licensed cannabis operators to also use MJ Platform to report their compliance information. The State of Utah mandates the use of solodTM to provenance plants and products throughout the compliance supply chain.

●

Consulting Services Contracts – We provide consulting services to cannabis industry operators interested in entering the cannabis industry and in integrating our platforms into their respective operations and systems. We consult with clients on a wide range of areas to help them successfully maintain compliance with state law. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management team and key personnel have broad experience gained from working with numerous cannabis operations. Our consulting team has experience in most aspects of cannabis operations in most verticals (e.g., cultivation, processing, distribution, manufacturing, and retail). Our service providers understand the intricacies of the varying regulations governing cannabis in each jurisdiction and, to the extent necessary, modify the professional services based on the jurisdiction.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness, and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly legal states.

●	Business Intelligence and Data Analytics Products—Akerna Business Intelligence is an Infrastructure as a Service (IaS) tool which delivers supply chain analytics for the cannabis, hemp, and CBD industry. Last Call Analytics provides a subscription analytics tool for alcohol brands to analyze their retail sales analytics.

We also resell a limited number of printers for printing compliance product labels and scales that are National Type Evaluation Program certified legal for trade. Revenue from these resale activities ranged from 1% to 2% of total revenue in the years ended June 30, 2020, and June 30, 2019. Beginning in our fiscal year 2020, we entered into a revenue-sharing arrangement with a printer supplier, as a result, we expect our revenue and cost of sales related to this activity to decrease in the future.

Following our acquisition of solo sciences, inc., or Solo, in January 2020, we sell a cannabis tracking technology that provides our clients with seed-to-sale-to-self data throughout a product’s lifecycle.

We drive commercial software revenue growth by leveraging our reputation, as well as benefiting from continued growth in the cannabis, hemp, and CBD industries. We believe we are well known in these industries and the brand recognition of our existing products, our ability to provide services in all areas of the seed-to-sale life cycle, and our wealth of relevant experience attracts operating cultivation, manufacturing, and dispensary clients who are seeking comprehensive services as well as attracting newly formed clients as they enter into existing markets or newly legalized markets. We also experience revenue growth in states and countries with an established market by providing a solution to operators seeking to vertically integrate and improve their business processes. We provide not only a vertically integrated solution across the cannabis, hemp, and CBD supply chain, but also provide a business intelligence capture, MJ Analytics, which provides operators with timely information about their business to allow them to run their businesses efficiently. This business intelligence capture is derived from the suite of services we provide and sets us apart from competitors.

Through our ecosystem strategy including acquisition, investment, and partnership strategies, we are creating the backbone on which the cannabis industry is built, enabling compliance, regulation, and taxation.  With the Akerna family of companies, we are able to provide our new and existing clients with full transparency through the tracking of organic matter from seed-to-sale. We believe our integrated ecosystem creates further value by providing additional integrations and add-ons that enhance the capabilities and experience of our full client base. For example:

●	our integration with tier one ERP software providers supplying sophisticated accounting solutions that collect and store business transactions to satisfy external reporting requirements;

●	our integration with over 85 partners to provide full-service solutions at all points in the cannabis business life cycle, including compliance, hardware, banking, accounting, online ordering, payment solutions, CRM and loyalty, delivery, and business analytics;

●	our license with ZolTrain provides our MJ Platform clients with training modules to educate their staff and improve the patient /consumer experience by pairing education with product information both in person and through digital channels;

●	our Leaf Data Systems track-and-trace solution specifically customized for the State of Utah to include an electronic verification system and inventory control system, implements solo*TAGTM, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments as an alternative to radio-frequency identification, or RFID, tracking; and

●	MJ Analytics, a next-generation analytics platform that offers Enterprise-level data tools and provides users with what we believe to be unparalleled access and insight into the cannabis supply chain, from seed to sale.

We use our years of experience, proprietary databases, and resources to identify trends and predict changes in the cannabis industry in order to evolve our products and better assist our clients in operating in compliance with the applicable laws of their jurisdictions and capitalizing on commercial opportunities within the applicable regulatory framework, with accuracy, efficiency, and geographic specificity. Following our July 2020 acquisition of Ample Organics, we have four data products: The MJ Analytics, or MJA; and Akerna Acumen Business Insights, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution, and retail modules; AmpleData, which leverages data obtained through Canadian regulated retail channels; and Last Call Analytics, which provides retail sales analytics for alcohol brands. MJA gives MJ Platform clients access to aggregated data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand, and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. These proprietary databases assist users in making important decisions in real-time with respect to product monitoring, tracking, planning, and pricing.

Our principal executive offices are located at 1550 Larimer Street #246, Denver, Colorado 80202, and our telephone number is (888) 932-6537 and our Internet website address is www.akerna.com.  The information on our website is not a part of, or incorporated in, this prospectus.

The Arrangement

On December 18, 2019, we entered into an arrangement agreement, as amended by the Amendment to Arrangement Agreement, dated February 28, 2020 (“Amendment to Arrangement Agreement”), Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (“Amendment No. 2 to Arrangement Agreement), and Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (“Amendment No. 3 to Arrangement Agreement”) (the “Arrangement Agreement”), among us, Exchangeco and Ample, pursuant to which we through Exchangeco agreed to acquire all of the issued and outstanding equity of Ample (the “Arrangement”).

On July 7, 2020, the Arrangement was consummated by way of a court-approved plan of arrangement under Ontario law (the “Plan of Arrangement”) and Ample became our indirect wholly-owned subsidiary.

Pursuant to the Arrangement Agreement and the Plan of Arrangement, on the closing date, holders of Ample common shares (the “Ample Shares”) received a number of Exchangeable Shares equal to the number of Ample Shares multiplied by the exchange ratio of 0.0524 (the “Exchange Ratio”). In the aggregate, Ample shareholders received 3,294,574 Exchangeable Shares. The Exchange Ratio was agreed to on December 18, 2019, and was not adjusted for any subsequent changes in market price of our common stock, par value $0.0001 per share (the “Akerna Shares”) or the Ample Shares prior to the closing date.

Ample’s shareholders adopted and approved the Arrangement Agreement and the Plan of Arrangement on June 26, 2020. Akerna’s shareholders approved the issuance of the Akerna Shares (including the Akerna shares issuable upon exchange of the Exchangeable Shares and shares issuable pursuant to the CVRs) in connection with the Arrangement on June 26, 2020. The Ontario Superior Court of Justice issued a final order approving the Plan of Arrangement on June 30, 2020.

The Exchangeable Shares were issued as part of the Arrangement pursuant to Section 3(a)(10) of the Securities Act, based on the final order of the Ontario Superior Court of Justice.

Exchangeable Shares

The Exchangeable Shares are exchangeable for shares of common stock, par value $0.0001 per share, of Akerna on a 1:1 basis, as determined in accordance with the Arrangement Agreement. The Exchangeable Shares are intended to be substantially economically equivalent to shares of common stock of Akerna. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares and the related special voting stock are described herein under the headings “The Exchangeable Shares” and “Description of Company Capital Stock—Special Voting Stock” respectively, and in the terms of our plan of arrangement with Ample, which is included in the Arrangement Agreement filed as an exhibit to the registration statement of which this Prospectus forms a part.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, Purchaser, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims, if any, by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. As of the date hereof, 627,225 shares of common stock of Akerna have been issued on conversion of Exchangeable Shares.

The Offering

Common stock offered herein:	2,667,349 shares of common stock of Akerna, par value $0.0001, in exchange for the 2,667,349 Exchangeable Shares upon exchange by the holders thereof pursuant to their terms

Common stock outstanding (1):	20,128,995 shares of common stock

Common stock outstanding after the offering (1):	22,796,344 shares of common Stock

Use of Proceeds:	We will not receive any proceeds from the issuance of shares of our common stock upon the exchange of Exchangeable Shares.

Listing of Common Stock:	Our common Stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 7 of this Prospectus and other information included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

The number of shares of common stock shown above to be outstanding before and after this offering is based on the 20,128,995 shares outstanding as of January 7, 2021. The number of shares of common stock outstanding after this offering assumes that all the Exchangeable Shares are exchanged for shares of common stock. The number of shares of common stock outstanding excludes 8,182,596 shares of common stock reserved for issuance upon conversion of our outstanding senior secured convertible notes, 5,874,439 shares of our common stock issuable upon exercise of our outstanding warrants, 824,143   shares of common stock underlying restricted stock units that are issued and outstanding but remain subject to vesting conditions and 590,615 shares   available for issuance upon grant of awards under our 2019 long term equity incentive plan.

Selected Financial Data

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this Prospectus and should be read in conjunction with those financial statements.

Statement of Operations Data	Year Ended June 30, 2020	Year Ended June 30, 2019	Three Months Ended September 30, 2020 (Unaudited)	Three Months Ended September 30, 2019 (Unaudited)
Total revenues	$12,573,276	$10,823,117	$3,714,442	$3,192,890
Cost of revenues	$6,209,724	$4,633,844	$1,739,937	$1,379,701
Gross profit	$6,363,522	$6,189,273	$1,974,067	$1,813,189
Total operating expenses	$23,635,403	$18,701,619	$7,497,537	$4,212,616
Loss from operations	$(17,271,851)	$(12,512,346)	$(5,523,470)	$(2,399,427)
Net loss	$(16,384,104)	$(12,403,215)	$(4,750,691)	$(2,326,332)
Basic and diluted net loss per common share	$(1.31)	$(2.05)	$(0.34)	$(0.21)
Basic and diluted weighted average common stock outstanding	11,860,212	6,045,382	14,058,412	10,879,112

Balance Sheet Data	At June 30, 2020	At June 30, 2019	At September 30, 2020 (Unaudited)
Total current assets	$27,732,703	$24,202,237	$19,032,696
Total assets	$58,529,619	$24,202,237	$81,334,782
Total current liabilities	$11,754,977	$2,442,503	$18,131,627
Total liabilities	$21,955,213	$2,442,503	$23,613,226
Accumulated deficit	$(41,101,091)	$(25,566,746)	$(45,842,967)
Total stockholders’ equity	$31,870,154	$21,759,734	$57,721,556

Selected Unaudited Pro Forma Condensed Combined Financial Data

The selected unaudited pro forma condensed combined financial data presented below for the periods indicated is derived from the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2020 contained elsewhere in this prospectus and should be read in conjunction with such financial information and accompanying notes and are based on the historical financial statements of Akerna, solo sciences inc. (“Solo”), and Ample Organic Inc. (“Ample”), giving effect to the acquisition of Solo, the exercise of the Solo Option, the acquisition of Ample. The Company’s statement of operations for the three months ended September 30, 2020 contains the combined operations of the Company, Solo and Ample for that period. While Ample wasn’t acquired until July 7, 2020, the impact of the seven (7) days at the beginning of the period was determined to be immaterial by the Company and therefore separate pro forma condensed combined financial data for that period is not presented herein.

Statement of Operations Data	Pro forma Combined for the Year Ended June 30, 2020 (Unaudited)
Total net revenue	$18,314,055
Cost of revenue	$8,691,649
Gross profit	$9,622,406
Total operating expenses	$33,652,676
Loss from operations	$(24,030,270)
Net loss	$(23,124,605)
Basic and diluted net loss per common share	$(1.69)
Basic and diluted shares used in computing loss per share	13,720,458

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision with regard to our securities. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to Us

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal year since our inception in 2010. We have experienced net losses of approximately $16.4 million and $12.4 million for the years ended June 30, 2020 and June 30, 2019,   respectively, and approximately $4.7 million for the period ended September 30, 2020. These losses have been due to the substantial investments we have made to develop our monitoring and compliance platforms and related software, marketing these products to government regulatory agencies and commercial businesses, and growing our infrastructure to support the increased business. We expect to continue to invest in the further development of our platforms, software, and related product offerings and to grow both our government regulatory and commercial business client base. As a result, we expect our operating expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, product development costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term. In addition, because we are now a public company, we will incur significant legal, accounting, and other expenses that MJF did not incur as a non-public company. Furthermore, to the extent that we are successful in increasing our client base, we will also incur increased expenses because costs associated with generating and supporting client agreements are generally incurred upfront, while revenue is generally recognized ratably over the term of the agreement. You should not rely upon our recent revenue growth as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. Our wholly-owned subsidiary, MJF, has been in existence since 2010, and much of our revenue growth has occurred during the past three years. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

●	market acceptance of our current and future products and services;

●	changing regulatory environments and costs associated with compliance;

●	our ability to compete with other companies offering similar products and services;

●	our ability to effectively market our products and services and attract new clients;

●	existing client retention rates and the ability to upsell clients;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations, and infrastructure;

●	our ability to control costs, including operating expenses;

●	our ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally; and

●	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.

Our long-term results of operations are difficult to predict and depend on the commercial success of our clients, the continued growth of the cannabis industry generally, and the regulatory environment within which the cannabis industry operates.

Our offers of products and services globally to help government regulatory agencies and commercial businesses monitor regulatory compliance and operate efficiently and successfully in compliance with applicable state laws. Our long-term results will directly depend on the continued growth of the legalized cannabis industry (and public acceptance of cannabis-related products) and the ability of our current and future clients to successfully market their own products and services. If the legalized cannabis marketplace does not continue to grow because the public does not increasingly accept cannabis-related products or government regulators adopt laws, rules, or regulations that terminate or diminish the ability for commercial businesses to develop, market, and sell cannabis-related products, our business and financial performance would be materially adversely affected. Additionally, even if the cannabis marketplace continues to grow rapidly, and government regulation allows for the free-market development of this industry, products, and services competitive with those offered by us may enjoy better market acceptance.

The legalized cannabis industry may not continue to grow, and the regulatory environment may not remain favorable to participants in the industry. More generally, our products and services may not experience growing market acceptance, which would adversely impact our ability to grow revenue.

As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

We currently serve government and private clients with respect to their tracking, monitoring, and compliance needs as they operate in the growing cannabis industry. Any risks related to the cannabis industry that may adversely affect our clients and potential clients may, in turn, adversely affect demand for our products. Specific risks faced by companies operating in the cannabis industry include, but are not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is a Schedule-I controlled substance under the Controlled Substances Act, or CSA, and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our clients’ inability to proceed with their operations, which would adversely affect demands for our products.

Uncertainty of federal enforcement

On January 4, 2018, Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the U.S. Department of Justice (“DOJ”) that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. On November 7, 2018, Jeff Sessions resigned from his position as Attorney General. The current Attorney General, William Barr, has not indicated any change in enforcement priority for state-compliant marijuana businesses, however, substantial uncertainty regarding federal enforcement remains. Regardless, the federal government has always reserved the right to enforce federal law regarding the sale and disbursement of medical or recreational marijuana, even if state law sanctioned such sale and disbursement. Although the rescission of the Cole Memorandum does not necessarily indicate that marijuana industry prosecutions are now affirmatively a priority for the DOJ, there can be no assurance that the federal government will not enforce such laws in the future. As a result, it is now unclear if the DOJ will seek to enforce the CSA against those users and suppliers who comply with state marijuana laws.

In 2014, Congress passed a spending bill, or the 2015 Appropriations Bill, containing a provision , or the Appropriations Rider, blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State medical marijuana law.” The Appropriations Rider provided a budgetary constraint on the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the DOJ maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. However, the Ninth Circuit Court of Appeals and other courts have interpreted the language to mean that the DOL cannot prosecute medical marijuana operators complying strictly with state medical marijuana laws. Additionally, the Appropriations Rider must be re-enacted every year. The Appropriations Rider was renewed on December 20, 2019 through the signing of the fiscal year 2020 omnibus spending bill, effective through September 30, 2020, continued re-authorization of the Appropriations Rider cannot be guaranteed. If Congress should pass a 2021 budget rather than an extension of the 2020 budget, it would need to renew the Appropriations Rider at such time, and there can be no assurance that the Appropriations Rider would be renewed at such time. Additionally, in the event of Congress failing either to pass a 2021 budget or an extension of the 2020 budget in the form of a “continuing resolution,” a government shutdown would result, and the Appropriations Rider would no longer be in force. If the Appropriation Rider is no longer in effect, the risk of federal enforcement and override of state medical marijuana laws would increase.

Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for us and our clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect our operations.

We could become subject to racketeering laws

While we do not grow, handle, process or sell cannabis or cannabis-derived products, our receipt of funds from clients that do conduct such operations in violation of federal law exposes us to risks related to federal racketeering laws. The Racketeer Influenced Corrupt Organizations Act (“RICO”) is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the CSA), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Any violation of RICO could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens or criminal charges, including but not limited to, seizure of assets, disgorgement of profits, cessation of our business activities or divestiture.

Banking regulations could limit access to banking services and expose us to risk

Our receipt of payments from clients engaged in state-legal cannabis operations could also subject us to the consequences of a variety of federal laws and regulations that involve money laundering, financial record keeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and any related or similar rules, regulations or guidelines, issued, administered or enforced by the federal government. Since we obtain fund in connection with activities that are illegal under the CSA, banks and other financial institutions providing services to us risk violation of federal anti money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of federal laws and regulations governing financial institutions. The inability to open bank accounts may make it difficult for us or our clients to operate and our client’s reliance on cash can result in a heightened risk of theft, which could harm their businesses and, in turn, harm our business. Additionally, some courts have denied marijuana-related businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments, which may limit the willingness of banks to lend to our clients and to us. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry and we may experience similar difficulties in obtaining and maintaining regular banking and financial services because of the activities of our clients.

Dividends and distributions could be prevented if our receipt of payments from clients is deemed to be proceeds of crime

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more federal statutes or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions. Furthermore, while we have no current intention to declare or pay dividends in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Further legislative development beneficial to our operations is not guaranteed

Among other things, our business involves the provision of an online platform that provides monitoring and tracking of those involved in the cultivation, distribution, manufacture, storage, transportation, and/or sale of medical and adult-use cannabis products in compliance with applicable state law. The success of our business depends on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect the demand for our product and operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The legality of marijuana could be reversed in one or more states

The voters or legislatures of states in which marijuana has already been legalized could potentially repeal applicable laws that permit the operation of both medical and retail marijuana businesses. These actions might force businesses, including those that are our clients, to cease operations in one or more states entirely.

Changing legislation and evolving interpretations of the law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our clients and, in turn, our operations. Local, state, and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require our clients and thus us to incur substantial costs associated with modification of operations to ensure such clients’ compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our clients’ business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that our commercial clients are authorized to produce. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

Dependence on client licensing

Our business is dependent on our clients obtaining various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for our clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that a client of ours had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect our operations. There can be no assurance that our existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

Insurance risks

In the United States, many marijuana-related businesses are subject to a lack of adequate insurance coverage. In addition, many insurance companies may deny claims for any loss relating to marijuana or marijuana-related operations based on their illegality under federal law, noting that a contract for an illegal transaction is unenforceable.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While we have attempted to identify any risks specific to the cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this Annual Report, which could materially and adversely affect our business and financial performance. We expect that the cannabis market and our business will evolve in ways that are difficult to predict. For example, it is anticipated that over time, we will reach a point in most markets where we have achieved a market penetration level in which new client acquisitions are less productive, and the continued growth of our revenue will require more focus on increasing the rate at which existing clients purchase products and services across our platforms. Our long-term success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in the cannabis industry, our operations could be adversely affected.

A significant portion of our business is and is expected to be, from government contracts, which present certain unique risks.

Contracts for the Leaf Data Systems with government agencies in Pennsylvania, Washington, and Utah represented 39% of our revenue for the fiscal year ended June 30, 2020. In order to obtain a government contract for the Leaf Data Systems, we are required to follow a competitive bidding process in each state where we seek a contract. Government contracts have very specific compliance requirements that often require contractors to invest material time and money to prepare a bid to ensure that our technology, processes, and staff meet these specific requirements. After expenditures of such time and money, there is no assurance that the bid will result in an award of a contract. Further, even if a contract is awarded, there are strict procedures that government agencies follow when it comes to reimbursement of the costs incurred in the course of fulfilling contracts. Accordingly, it is possible that some or all costs might not be reimbursed under a government contract as contemplated by us.

Government agencies also typically audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems, and compliance with applicable laws, regulations, and standards. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines, and suspension, or prohibition from doing business with the government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such imposition of penalties, or the loss of such government contracts, could materially adversely affect our business, financial condition, results of operations, and growth prospects.

There also is typically a longer window of liability under government contracts than private contracts, and the government can seek claims after the contract has ended and payments under the contract have been made. The terms of government contracts may also require the sharing of proprietary information, processes, software, and research and development efforts with the government. Additionally, government employees are required to follow certain protocols to ensure there is no appearance of impropriety in the bidding process. As a result, bidders on government contracts must ensure that there is no appearance of favoritism, gift-giving, bribery, or the exertion of other influences in the bidding process. Any finding of the same can result in fines to the bidder and cancellation of contracts. The applicable state government generally has the ability to terminate our contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, we generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for its convenience.

We cannot assure you that we will be successful in navigating the government contract bidding process or that we will be able to maintain our existing government contracts or obtain additional government contracts in the future.

Our operations may be adversely affected by disruptions to our information technology, or IT, systems, including disruptions from cybersecurity breaches of our IT infrastructure.

We rely on information technology networks and systems, including those of third-party service providers, to process, transmit, and store electronic information. In particular, we depend on our information technology infrastructure for a variety of functions, including financial reporting, data management, project development, and email communications. Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, terrorist attacks, sabotage, and similar events. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our information technology systems to sophisticated and targeted measures known as advanced persistent threats. The ever-increasing use and evolution of technology, including cloud-based computing, create opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our systems or in non-encrypted portable media or storage devices. We could also experience a business interruption, information theft of confidential information, or reputational damage from industrial espionage attacks, malware, or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Despite the implementation of network security measures and disaster recovery plans, our systems and those of third parties on which we rely may also be vulnerable to computer viruses, break-ins, and similar disruptions. If we or our vendors are unable (or are perceived as unable) to prevent such outages and breaches, our operations may be disrupted, and our business reputation could be adversely affected.

We expect that risks and exposures related to cybersecurity attacks will remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, processes, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations (including Canada’s Cannabis Act and related regulations and the European Union’s general data protection regulation, or GDPR) regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.

Some of the applications and services available through the Leaf Data System and MJ Platform are provided through relationships with third-party service providers. We do not typically have any direct control over these third-party service providers. These third-party service providers could experience service outages, data loss, privacy breaches, including cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm users thereof. The MJ Platform itself does not depend on any third-party software or applications and is based entirely on open source technologies and custom programming. The MJ Platform, however, is hosted by Amazon Web Services, a third-party service provider. There are readily available alternative hosting services available should we desire or need to move to a different web host. Certain ancillary services provided by us also uses the services of third-party providers, for which, we believe, there are readily available alternatives on comparable economic terms. Offering integrated platforms, such as the Leaf Data System and MJ Platform which rely, in part, on the services of other providers lessens the control that we have over the total client experience. Should the third-party service providers we rely upon not deliver at standards we expect and desires, acceptance of our platforms could suffer, which would have an adverse effect on our business and financial performance. Further, we cannot be assured of entering into agreements with such third-party service providers on economically favorable terms.

Acquisitions and integration issues may expose us to risks.

Our business strategy includes making targeted acquisitions. Any acquisition that we make may be of significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial, and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with our own. Any acquisitions would be accompanied by risks. For example, there may be significant changes in our market value after we have committed to complete the transaction and have established the purchase price or exchange ratio; a potential targeted acquisition’s business and prospects may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise and maintaining uniform standards, policies, and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, clients, suppliers, and contractors; and the acquired business or assets may have unknown liabilities that may be significant. If we choose to use equity securities as consideration for such an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. To grow and be successful, we need to attract and retain qualified personnel.

We recently acquired three separate operating companies: Solo, Trellis Solutions Inc., an Ontario corporation (“Trellis”), and Ample. We may not be able to successfully integrate all three of these businesses into our operations, including assimilating the operations and personnel of each of these companies. If we do not successfully integrate these businesses we may not maximize the anticipated benefits of these acquisitions and efforts to complete such integration may have an adverse impact on our results of operations by distracting management and other key personnel, increasing costs of operations, or exposing us to additional liabilities.

In any future acquisitions, we may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of our or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions.

To grow and be successful, we need to attract and retain qualified personnel.

Our growth and success will depend to a significant extent on our ability to identify, attract, hire, train, and retain qualified professional, creative, technical, and managerial personnel. Competition for experienced and qualified talent in the cannabis industry can be intense. We may not be successful in identifying, attracting, hiring, training, and retaining such personnel in the future. If we are unable to hire, assimilate, and retain qualified personnel in the future, such inability could adversely affect our operations.

We are smaller and less diversified than many of our potential competitors.

While we believe we are a leading provider in the software solutions segment of the cannabis industry, there are general software design and integrated business platform companies seeking to provide online and software-based business solutions and operations integration to clients in numerous industries. The continued growth of the cannabis industry will likely attract some of these existing companies and incentivize them to produce solutions that are competitive with those offered by us. Many of these potential competitors are a part of large diversified corporate groups with a variety of other operations and expansive resources. We may not be able to successfully compete with larger enterprises devoting significant resources to compete in our target market space, which may negatively affect operations.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our Leaf Data Systems and MJ Platform, and intellectual property acquired in business combinations, such as Solo, Trellis, and Ample. We seek to protect our proprietary and intellectual property rights through patent applications, available copyright and trademark laws, nondisclosure agreements, and licensing and distribution arrangements with reputable companies in our target markets. While patent protection for inventions related to cannabis and cannabis-related products is available, there are substantial difficulties faced in the patent process by cannabis-related businesses. Further, patent applications may be rejected for numerous other reasons beyond those related to the cannabis industry, including that the subject matter of the application is found to be non-patentable. Our previous patent applications were denied and while we are continuing to pursue such applications and believe they are with merit, there can be no assurance that patents will be issued on these applications. The failure to be awarded patents on our technology could weaken our ability to enforce our intellectual property rights. Any such enforcement, whether we have been granted patent protection or not, would be costly, and there can be no assurance that we will have the resources to undertake all necessary action to protect our intellectual property rights or that we will be successful. Any infringement of our material intellectual property rights could require us to redirect resources to actions necessary to protect the same and could distract management from our underlying business operations. The infringement of our material intellectual property rights and resulting actions could adversely affect our operations.

Our success depends in part upon our ability to protect our core technology and intellectual property.

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of patent applications, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

We generally control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients, and partners, and our software is protected by the U.S. and international copyright laws.

Despite efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology, as was the case when our source code was compromised in June 2017. We have taken significant actions to improve security but will be required to regularly modify our systems to combat new hacking approaches as they develop. In addition, as our international operations expand, effective intellectual property protection may not be available or may be limited in foreign countries.

Others may assert intellectual property infringement claims against us.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. It is possible that others may claim from time to time that our products misappropriate or infringe the intellectual property rights of third parties. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against these claims, which could adversely affect our operations. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible.

Our business and stock price may suffer as a result of our limited public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock in an adverse manner, the price and trading volume of our common stock could decline.

If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition, and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. We currently have limited coverage by securities and industry analysts. If no additional securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who cover, or who may cover us in the future, change their recommendation regarding our stock in an adverse manner, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of MJF as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to conclude that our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Failure to remediate material weaknesses in internal controls over financial reporting could result in material misstatements in our financial statements.

Our management has identified material weaknesses in our internal controls over financial reporting and has concluded that due to such material weaknesses, our disclosure controls and procedures were not effective as of June 30, 2020. If not remediated, our failure to establish and maintain effective disclosure controls and procedures over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions:

●	create a staggered Board of Directors making it more difficult for stockholders to remove a majority of the Board of Directors and take control;

●	grant the Board of Directors the ability to designate the terms of and issue new series of preferred shares, which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock;

●	impose limitations on our stockholders’ ability to call special stockholders’ meetings; and

●	make it more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our Amended and Restated Certificate of Incorporation, our bylaws, and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then-current Board of Directors, including to delay or impede a merger, tender offer or proxy contest involving us. Any delay or prevention of a change in control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

Our Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to us, or any of our directors or officers in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may otherwise have.

Our management may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. These potential conflicts of interest could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under our amended and restated certificate of incorporation, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.

Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

We may be impacted by business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods, and fires. An outbreak of any of the foregoing or fear of any of the foregoing could adversely impact us by disruption the operations of our clients, which could result in delayed payments, non-renewal of contracts, and other adverse effects on the market for our products or by causing product development and implementation delays and disruptions (including as a result of government regulation and prevention measures). We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results, and financial condition.

Direct and indirect consequences of the COVID-19 pandemic may have material adverse consequences.

The current COVID-19 pandemic is creating extensive disruptions to the global economy. Governments, businesses, and the public are taking unprecedented actions to contain the spread of COVID-19 and to mitigate its effects, including quarantines, travel bans, shelter-in-place orders, closures of businesses, fiscal stimulus, and legislation designed to deliver monetary aid and other relief. While the scope, duration, and full effects of COVID-19 are rapidly evolving and not fully known, the pandemic and related efforts to contain it have disrupted global economic activity, adversely affected the functioning of financial markets, impacted interest rates, increased economic and market uncertainty, and disrupted trade and supply chains. If these effects continue for a prolonged period or result in sustained economic stress or recession, we may experience adverse effects on our operations. Specifically, if our clients are forced to reduce business hours or close their businesses for an extended period of time or if their customer base experiences financial hardship, our clients may experience a sharp decline in revenue and be unable to meet their obligations to us under existing agreements or be unwilling to extend their agreements past current terms, which may adversely impact our financial results. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19. As governments are focused on relief efforts and fiscal stimulus measures, important legislation to expand or clarify certain existing or new markets for our products may be postponed or abandoned, which may adversely impact our results. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to operate our business as currently contemplated, which may adversely affect our liquidity and working capital. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this registration statement, such as those relating to our operations and financial condition. Due to the highly uncertain and dynamic nature of events relating to the COVID-19 pandemic, it is not currently possible to estimate the impact of the pandemic on our business. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely. Through June 30, 2020, we have experienced delays in our consulting projects and the corresponding delay in revenue recognition for such projects, which we believe could be the result of government shutdowns and other regulatory uncertainty surrounding COVID-19.

Risks Relating to our Convertible Debt

The issuance of shares of our common stock pursuant to our convertible notes may result in significant dilution to our stockholders.

The conversion of our outstanding senior secured convertible notes, issued on June 9, 2020, could result in the issuance of a significant number of shares of our common stock. Currently, the $14.3 million principal amount of convertible notes is convertible at a price of $11.50 per share, which would result in the issuance of 1,241,943 shares of our common stock upon the conversion of the convertible notes in full. At the option of Akerna, the installment payments on the convertible notes can be converted into shares of common stock of Akerna at a price per share equal to the lower of (i) the conversion price then in effect, or (ii) the greater of (x) the floor price of $1.92 and (y) 90% of the lower of (A) the volume-weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (B) the quotient of (I) the sum of the volume-weighted average price of the common stock for each of the two (2) trading days with the lowest volume-weighted average price of the common stock during the ten consecutive trading day period ending on and including the trading day immediately prior to the applicable date of determination, divided by (II) two.

Due to the variable nature of the adjustments of installment conversion prices and the formula that sets certain conversion prices of these securities based on a discount to the then-current market price, we could issue up to 8,182,596 shares of common stock upon conversion of the convertible notes at the floor price, which may result in significant dilution to our stockholders and could negatively impact the trading price of our common stock.

Our obligations to the holders of our convertible notes are secured by a security interest in substantially all of our assets, if we default on those obligations, the convertible noteholders could foreclose on our assets.

Our obligations under the senior secured convertible notes, issued on June 9, 2020, and the related transaction documents are secured by a security interest in substantially all of our assets. As a result, if we default on our obligations under such convertible notes, the collateral agent on behalf of the holders of the convertible notes could foreclose on the security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations and you may lose all or part of your investment.

Events of default under the convertible notes include: (i) suspension of trading of the common stock on a national securities exchange for five days; (ii) uncured conversion failure; (iii) failure by us to maintain required share allocations for the conversion of the convertible notes; (iv) failure by us to pay principal when due; (v) failure to remove restricted legends from shares issued to the holders upon conversion of the convertible notes; (vi) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness of Akerna; (vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against Akerna or any subsidiary and not dismissed within 45 days of initiation; (viii) the commencement by Akerna or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (ix) the entry by a court of a decree, order, judgment or other similar document in respect of Akerna or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (x) final judgment for the payment of money aggregating in excess of $50,000 are rendered against Akerna or any subsidiary and not bonded or discharged within 30 days; (xi) failure of Akerna or any subsidiary to pay when due any debts in excess of $50,000 due to any third party; (xii) breaches by Akerna or any subsidiary of any representations or warranties in the securities purchase agreement pursuant to which the convertible notes were purchased or any document contemplated thereby; (xiii) a false or inaccurate certification by Akerna that either (A) the “Equity Conditions” (as defined in the convertible notes) are satisfied, (B) there has been no “Equity Conditions Failure,” (as defined in the Notes) or (C) as to whether any event of default has occurred; (xiv) failure of Akerna or any subsidiary to comply with certain of the covenants in the convertible notes; (xv) the occurrence of (A) at any time after the six month anniversary of the issuance date of the convertible notes, any current public information failure that remains outstanding for a period of twenty (20) trading days or (B) any restatement of any financial statements of Akerna filed with the SEC; (xvi) any material adverse effect occurring; (xvii) any provision of any transaction document shall at any time for any reason cease to be valid and binding or enforceable; (xviii) any security document shall for any reason (other than pursuant to the express terms thereof or due to any failure or omission of the collateral agent) fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien; (xix) any material damage to, or loss, theft or destruction of, any collateral, that is material to the business of Akerna or any subsidiary and is not reimbursed by insurance; or (xx) any event of default occurs under any other convertible note.

The holders of the convertible notes have certain additional rights upon an event of default under such convertible notes, which could harm our business, financial condition, and results of operations and could require us to reduce or cease or operations.

Under the convertible notes, the holders have certain rights upon an event of default. Such rights include (i) the remaining principal amount of the convertible notes bearing interest at a rate of 15% per annum, (ii) during the event of default the holders of the convertible notes will be entitled to convert all or any portion of the convertible notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume weighted average price of the common stock as of the trading day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the volume weighted average price of the common stock for each of the two (2) trading days with the lowest volume weighted average price of the common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than the floor price, and (iii) the holder having the right to demand redemption of all or a portion of the convertible notes, as described below. At any time after certain notice requirements for an event of default are triggered, a holder of convertible notes may require us to redeem all or any portion of the convertible note by delivering written notice. The redemption price will equal the greater of (i) 115% of the outstanding principal of the convertible note to be redeemed and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to the market value of the shares of the common stock underlying the convertible notes, as determined in accordance with the convertible notes. Upon the occurrence of certain events of default relating to the bankruptcy of Akerna, whether occurring prior to or following the maturity date, Akerna will be required to immediately redeem the convertible notes, in cash, for an amount equal to 115% of the outstanding principal of the convertible notes, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity. We may not have sufficient funds to settle the redemption price and, as described above, this could trigger rights under the security interest granted to the holders and result in the foreclosure of their security interests and liquidation of some or all of our assets.

The exercise of any of these rights upon an event of default could substantially harm our financial condition, substantially dilute our other shareholders and force us to reduce or cease operations and you may lose all or part of your investment.

Risks Relating to our common stock

We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

Any additional financing that we secure, may require the granting of rights, preferences, or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event, may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt, subject to the limitations imposed by our current outstanding convertible notes, or the issuance or sale of other securities or instruments senior to our shares of common stock. We cannot be certain how the repayment of our convertible notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

Warrants are exercisable for our common stock, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Currently, there are warrants to purchase 5,874,439 shares of our common stock. Each one of our warrants is exercisable for one share of common stock at $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then-existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The market price of our shares of common stock is particularly volatile given our status as a relatively new public company with a generally small and thinly traded public float, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of common stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Currently, there are public warrants to purchase 5,874,439 shares of our common stock at $11.50 per share and a $14.3 million in principal amount of convertible notes convertible at a price of $11.50 per share, which if exercised or converted and sold into the open market could cause our stock price to decline. In addition, because we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our common stock. Many of these factors are beyond our control and may decrease the market price of our shares of common stock, regardless of our operating performance.

The market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of common stock at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	Variations in our revenues and operating expenses;

●	Actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies, or our industry generally;

●	Market conditions in our industry, the industries of our clients, and the economy as a whole;

●	Actual or expected changes in our growth rates or our competitors’ growth rates;

●	Developments in the financial markets and worldwide or regional economies;

●	Announcements of innovations or new products or services by us or our competitors;

●	Announcements by the government relating to regulations that govern our industry;

●	Sales of our common stock or other securities by us or in the open market; and

●	Changes in the market valuations of other comparable companies.

The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results, and financial condition.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans, and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 and related provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attribute to offset its post-change income may be limited. We may, in the future, as a result of subsequent shifts in our stock ownership, experience, an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted. At this time, we have not completed a study to assess whether an ownership change under Section 382 of the Internal Revenue Code has occurred at any time in the past or may occur in the foreseeable future, due to the costs and complexities associated with completing such a study. Therefore, we may not be able to take full advantage of these carryforwards for federal or state tax purposes.

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on information available to our management as of the date of this prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, in particular the substantial risks and uncertainties related to the ongoing COVID-19 pandemic. Important factors that could cause such differences include, but are not limited to:

●	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

●	our short operating history makes it difficult to evaluate our business and future prospects;

●	our dependence on the commercial success of our clients, the continued growth of the cannabis industry and the regulatory environment in which the cannabis industry operates;

●	our ability to attract new clients on a cost-effective basis and the extent to which existing clients renew and upgrade their subscriptions;

●	the timing of our introduction of new solutions or updates to existing solutions;

●	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

●	our ability to respond to changes within the cannabis industry;

●	the effects of adverse changes in, or the enforcement of, federal laws regarding our clients’ cannabis operations or our receipt of proceeds from such operations;

●	our ability to manage unique risks and uncertainties related to government contracts;

●	our ability to manage and protect our information technology systems;

●	our ability to maintain and expand our strategic relationships with third parties;

●	our ability to deliver our solutions to clients without disruption or delay;

●	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

●	our ability to expand our international reach;

●	our ability to retain or recruit officers, key employees, and directors;

●	our ability to raise additional capital or obtain financing in the future;

●	our ability to successfully integrate acquired businesses with Akerna’s business within anticipated timelines and at their expected costs;

●	our ability to complete planned acquisitions on time or at all due to failure to obtain stockholder approval or governmental or regulatory clearances, or the failure to satisfy other conditions to completion, or the failure of completion for any other reason;

●	our response to adverse developments in the general market, business, economic, labor, regulatory, and political conditions, including worldwide demand for cannabis and the spot price and long-term contract price of cannabis;

●	our response to competitive risks;

●	our ability to protect our intellectual property;

●	the market reaction to negative publicity regarding cannabis;

●	our ability to manage the requirements of being a public company;

●	our ability to service our convertible debt;

●	our ability to effectively manage any disruptions to our business and/or any negative impact to our financial performance caused by the economic and social effects of the COVID-19 pandemic and measures taken in response; and

●	other factors discussed in other sections of this prospectus, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS

Solo Acquisition

On November 25, 2019, we entered into a stock purchase agreement with substantially all of the shareholders of Solo, Ashesh C. Shah, Lokesh Chugh and Palle Pedersen, each an adult individual (collectively, the “Solo Shareholder Representatives”) and Solo, pursuant to which we agreed to acquire all right, title and interest in 80.4% of the issued and outstanding capital stock of Solo (calculated on a fully diluted basis), free and clear of all liens.

On January 15, 2020, we closed on the stock purchase agreement and acquired 80.4% of the outstanding capital stock of Solo. The initial consideration amount was 1,950,000 shares of our common stock, less 570,000 shares of our common stock to be held in escrow as follows: (a) 375,000 are to be held and sold to cover costs of the Solo shareholders under a related intellectual property purchase agreement, to be completed within 12 months of the closing date, with any remaining shares to be released to the Solo shareholders; and (b) 195,000 shares to be held to cover any indemnity payment to certain Akerna parties under the indemnity provisions in the agreement.

On July 31, 2020, we closed on our option to acquire the remaining minority stake in Solo in exchange for 800,000 shares of our common stock.

As part of the closing of the option to acquire the remaining minority stake in Solo, the Solo Shareholder Representatives also agreed to amend the stock purchase agreement to eliminate the fees we had agreed to pay to the legacy Solo shareholders equal to the lesser of (i) $0.01 per solo*TAGTM and solo*CODETM sold or (ii) 7% of net revenue. The Shareholder Representatives also waived any accrued but unpaid fees up to and including July 31, 2020 Ashesh C. Shah, one of the shareholder representatives of the Solo shareholders in the transaction, is a former director of Akerna. Mr. Shah resigned as a director of Akerna on November 24, 2019, prior to the approval of the transactions in the Solo purchase agreement by the board of Akerna on November 25, 2019.

Trellis Acquisition

On April 8, 2020, we entered into a stock exchange agreement among each of the parties set forth in Exhibit E of the agreement, Pranav Sood, an individual, and Trellis, pursuant to which we purchased and took assignment and delivery of 100% of the issued and outstanding capital stock of Trellis. The consideration for the Trellis shares was 349,650 shares of our common stock with an aggregate contract value of $2,000,000 at $5.72 per share. The acquisition closed on April 10, 2020, the acquisition date fair value of the shares of stock issued was $2,531,466, or $7.24 per share, the closing price on the date of acquisition.

Ample Acquisition

On December 18, 2019, we entered into an arrangement agreement, as amended by the Amendment to Arrangement Agreement, dated February 28, 2020 (“Amendment to Arrangement Agreement”), Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (“Amendment No. 2 to Arrangement Agreement), and Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (“Amendment No. 3 to Arrangement Agreement”) (collectively, the “Arrangement Agreement”), among us, Exchangeco, John Prentice and Ample, pursuant to which we through Exchangeco agreed to acquire all of the issued and outstanding equity of Ample (the “Arrangement”).

On July 7, 2020, the Arrangement was consummated by way of a court-approved plan of arrangement under Ontario law (the “Plan of Arrangement”) and Ample became our indirect wholly-owned subsidiary.

Pursuant to the Arrangement Agreement and the Plan of Arrangement, on the closing date, holders of Ample common shares (the “Ample Shares”) received a number of Exchangeable Shares equal to the number of Ample Shares multiplied by the exchange ratio of 0.0524 (the “Exchange Ratio”). In the aggregate, Ample shareholders received 3,294,574 Exchangeable Shares. The Exchange Ratio was agreed to on December 18, 2019, and was not adjusted for any subsequent changes in market price of our common stock, par value $0.0001 per share (the “Akerna Shares”) or the Ample Shares prior to the closing date. The Exchangeable Shares are exchangeable for shares of our common stock on a 1:1 basis, as determined in accordance with the Arrangement Agreement.

Ample’s shareholders adopted and approved the Arrangement Agreement and the Plan of Arrangement on June 26, 2020. Akerna’s shareholders approved the issuance of the Akerna Shares (including the Akerna shares issuable upon exchange of the Exchangeable Shares and shares issuable pursuant to the Contingent Value Rights) in connection with the Arrangement on June 26, 2020. The Ontario Superior Court of Justice issued a final order approving the Plan of Arrangement on June 30, 2020.

The Exchangeable Shares were issued as part of the Arrangement pursuant to Section 3(a)(10) of the Securities Act, based on the final order of the Ontario Superior Court of Justice.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, ExchangeCo, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. As of the date hereof, 627,225 shares of common stock of Akerna have been issued on conversion of Exchangeable Shares.

In addition to the Exchangeable Shares, each Ample shareholder, immediately prior to the time at which the Arrangement became effective received one Contingent Value Right (each a “CVR” and collectively the “CVRs”). Each CVR entitles the holder to receive a portion of Deferred Consideration (as defined in the Arrangement Agreement) that the initial holder of such CVR is entitled to receive in its capacity as an Ample shareholder, with an aggregate of up to CAD$10,000,000 additional Exchangeable Shares issuable to the holders of the CVRs subject to downward adjustment pursuant to the Arrangement Agreement. Pursuant to the Rights Indenture entered into on July 7, 2020 by and among Akerna, Exchangeco, John Prentice as Shareholder Representative and Odyssey Trust Company, holders of CVRs shall be entitled to additional Exchangeable Shares if certain revenue targets are achieved by Ample during the twelve month period following effectiveness of the Arrangement.

On July 7, 2020, we, entered into (i) an Exchangeable Share Support Agreement together with Exchangeco, Akerna Canada Holdings Inc., a corporation existing under the laws of the Province of Ontario, and John Prentice, as Shareholder Representative, and (ii) a Voting and Exchange Trust Agreement (the “Voting and Exchange Trust Agreement”) with Exchangeco, Akerna Canada Holdings Inc. and Odyssey Trust Company (the “Trustee”) solely for the purpose of ensuring that each Exchangeable Share is substantially the economic and voting equivalent of a share of common stock of Akerna, and, following the registration of the shares of common stock issuable upon exchange of the Exchangeable Shares and the CVRs with the Securities and Exchange Commission (the “Commission”), ensuring that each Exchangeable Share is exchangeable on a one-for-one basis for a share of common stock of Akerna, subject to certain limitations set forth therein. Together, the Voting and Exchange Trust Agreement and the Support Agreement set forth the terms governing the Exchangeable Shares. Through the Voting and Exchange Trust Agreement and the issuance by Akerna to the Trustee of a special voting share, each holder of Exchangeable Shares effectively has the ability to cast votes along with holders of shares of our common stock.

Debt Financing

On June 8, 2020, we entered into a securities purchase agreement with two institutional investors to sell a new series of senior secured convertible notes of Akerna, in the aggregate principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all of our outstanding and future indebtedness. On June 9, 2020, we issued the convertible notes and entered into a security and pledge agreement related thereto. A.G.P./Alliance Global Partners, the placement agent for this offering, acted as placement agent in connection with this private placement and received a cash fee of 5.5% of the principal amount of the notes. See the description of the senior secured convertible notes below under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Convertible Note Transaction”.

Equity Financing

On October 28, 2020, we entered into subscription agreements with certain investors (the “Investors”) relating to the sale and issuance by the Company of 5,000,000 shares of common stock of the Company, par value $0.0001, at a price of $2.40 per share (the “Equity Offering”). The Offering closed on October 30, 2020.

In addition, on October 28, 2020,we entered into a placement agency agreement with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s agent for the sale of the shares to the public in the Equity Offering on a best efforts basis. The Company agreed to pay the Placement Agent a cash fee equal to 7% of the gross proceeds from the Equity Offering and to reimburse the Placement Agent for up to $60,000 of its reasonable out-of-pocket expenses.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of shares of our common stock on the exchange of Exchangeable Shares.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends is restricted by agreements governing Akerna’s and its subsidiaries’ debt, including the Company’s senior secured convertible notes. See “Risk Factors” above.

DESCRIPTION OF COMPANY CAPITAL STOCK

As of January 7, 2021, our authorized share capital consists of 75,000,000 shares of Common Stock, $0.0001 par value per share, of which 20,128,995 shares of common stock are issued and outstanding, 5,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding and one share of special voting stock, of which one share is outstanding. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common stock. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of Akerna and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of Akerna, in the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Special Voting Share

The special voting share has a par value of $0.0001 per share. The special voting share entitles the holder thereof to an aggregate number of votes equal to the number of the Exchangeable Shares issued and outstanding from time to time and that are not owned by us or our subsidiaries. Except as otherwise provided herein or by law, the holder of the special voting share and the holders of our common stock will vote together as a single class on all matters submitted to a vote of Akerna’s shareholders. With respect to all meetings of shareholders of Akerna at which holders of Akerna shares are entitled to vote, each registered holder of Exchangeable Shares shall be entitled to instruct the trustee holding the special voting share to cast and exercise, in the manner instructed, that number of votes equal to the “Equivalent Vote Amount” for each Exchangeable Share owned of record by such holder of Exchangeable Shares at the close of business on the record date established by Akerna or by applicable law for such meeting, in respect of each matter, question, proposal or proposition to be voted on at such meeting. At such time as the special voting share has no votes attached to it, the special voting share shall be automatically cancelled.

Exchangeable Shares

The Exchangeable Shares of Exchangeco are intended to be substantially economically equivalent to shares of our common stock. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of Exchangeco include the following:

●	any holder of Exchangeable Shares of Exchangeco is entitled to require Exchangeco to redeem any or all of the Exchangeable Shares registered in his/her name in exchange for one share of our common stock for each Exchangeable Share presented and surrendered;

●	in the event Akerna declares a dividend on its common stock, the holders of Exchangeable Shares of Exchangeco are entitled to receive from Exchangeco the same dividend, or an economically equivalent dividend, on their Exchangeable Shares;

●	the holders of the Exchangeable Shares of Exchangeco are not entitled to receive notice of or to attend any meeting of the shareholders of Exchangeco or to vote at any such meeting, except as required by law or as specifically provided in the Exchangeable Share conditions; and

●	the holders of Exchangeable Shares of Exchangeco are entitled to instruct the Trustee to vote the special voting stock as described above.

Of the 3,294,574 Exchangeable Shares that were issued to former Ample shareholders in connection with the consummation of the Arrangement, an aggregate of 658,915 Exchangeable Shares were issued as “Closing Consideration” and an aggregate of 2,635,659 Exchangeable Shares, constituting part of the “Escrowed Consideration” were issued into escrow pursuant to an escrow agreement (the “Escrow Agreement”), entered into on July 7, 2020 by and among the Company, ExchangeCo, John Prentice, as Shareholder Representative, and Odyssey Trust Company. Under the Escrow Agreement, subject to unresolved claims by the Company under the Arrangement Agreement in respect of fraud, the Escrowed Consideration shall be released to former Ample shareholders upon the six-, nine-, and twelve-month anniversaries of the Closing Date in accordance with the following schedule -- 988,372 shares on the six-month anniversary, 823,643 shares on the nine-month anniversary, and 823,644 shares on the twelve-month anniversary. As of the date hereof, 627,225 shares of common stock of Akerna have been issued on conversion of Exchangeable Shares.

CVRs

In addition to the Exchangeable Shares, each Ample shareholder, immediately prior to the time at which the Arrangement became effective received one CVR. Each CVR entitles the holder to receive a portion of Deferred Consideration (as defined in the Arrangement Agreement) that the initial holder of such CVR is entitled to receive in its capacity as an Ample shareholder, with an aggregate of up to CAD$10,000,000 additional Exchangeable Shares issuable to the holders of the CVRs subject to downward adjustment pursuant to the Arrangement Agreement. Pursuant to the Rights Indenture entered into on July 7, 2020 by and among Akerna, Exchangeco, John Prentice as Shareholder Representative and Odyssey Trust Company, holders of CVRs shall be entitled to additional Exchangeable Shares if certain revenue targets are achieved by Ample during the twelve month period following effectiveness of the Arrangement.

Registration Rights

We have granted registration rights under the Securities Act to certain holders of our common stock in relation to our acquisitions of Solo, Trellis and Ample. In relation to Ample, we agreed to file and maintain, until no Exchangeable Shares remain outstanding, a registration statement regarding the exchange of the Exchangeable Shares into shares of our common stock pursuant to their terms. In relation thereto, we filed a registration statement on Form S-1 on July 9, 2020 (333-239783) which was brought effective on August 14, 2020. In relation to Trellis, we agreed to file a registration statement registering the resale of shares of certain of the shares of common stock held by the former shareholders of Trellis, totaling 314,684 shares. In relation thereto, we filed a registration statement on Form S-1 on August 7, 2020 (333-242474) registering the resale of 314,684 shares of our common stock, which was brought effective on August 14, 2020. In relation to Solo, we have agreed to use of commercially reasonable efforts to file a registration statement to register the resale of 2,000,000 shares of common stock held by the former shareholders of Solo. We anticipate making such filing after the 90-day lock-up period from our Equity Offering expires on January 30, 2021. We may also be required in the future to file amendments to these registration statements to maintain effectiveness.

Election of Directors

Our Class I Directors held office until the 2019 annual meeting of stockholders and were reelected at such meeting. Our Class II Directors hold office until the 2020 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class III Directors hold office until the 2021 annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the votes cast at the annual meeting by the holders of Common Stock present in person or represented by proxy and entitled to vote at such meeting. There is no cumulative voting for directors.

Anti-Takeover Provisions

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions:

●	create a staggered Board of Directors making it more difficult for stockholders to remove a majority of the Board of Directors and take control;

●	grant the Board of Directors the ability to designate the terms of and issue new series of preferred shares, which can be created and issued by the Board of Directors without prior stockholder approval, with rights senior to those of the common stock;

●	impose limitations on our stockholders’ ability to call special stockholder meetings;

●	make it more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

DESCRIPTION OF THE BUSINESS

Business Overview

We are a leading provider of enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary software platforms are adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Ten years ago, we identified a need for organic material tracking and regulatory compliance software as a service, or SaaS, solutions in the growing cannabis and cannabidiol, or CBD, industry. We now seek to create the backbone on which the cannabis industry is built by providing an integrated ecosystem of applications and services that enable compliance, regulation and taxation. We develop products intended to help state-licensed businesses operate in compliance with applicable laws and to assist states in monitoring licensed businesses’ compliance with state regulations. We provide commercial software platforms to state and federally licensed businesses and our regulatory software platform to government regulatory agencies. Our integrated ecosystem provided additional integrations and add-ons that enhance the capabilities of our commercial software platforms. Although we have helped monitor legal compliance for more than $20 billion in cannabis sales to date, we do not handle any cannabis-related material, do not process cannabis sales transactions within the United States, and our revenue generation is not related to the type or amount of sales made by our clients, as revenues are generated by us on a fixed-fee based subscription model.

Executing upon the expansion strategy detailed by CEO Jessica Billingsley in 2019, we have acquired competitive brands Ample Organics, or Ample, on July 7, 2020 and Trellis Solutions, or Trellis, on April 10, 2020. These additions to the Akerna family of brands add two well-known seed-to-sale software options with reputable experience and significant market share. Ample Organics, the leading Health Canada approved software for Canadian Licensed Producers, or LPs, has majority market share in Canada, the only G7 country with federally legal cannabis. Trellis also brings a streamlined solution for Cultivators, Manufacturers, and Distributors, trusted by some of California’s largest brands.

Through the Akerna family companies, MJ Freeway, or MJF, Ample, and Trellis, we provide highly-versatile platforms that provide our clients with a central data management system for tracking regulated products – from seed to initial plant growth to the product to the final sale of the product to a patient or consumer – representing the complete supply chain, using a global unique identifier method. Our platforms also provide clients with integrated security, transparency, and scalability capabilities. These capabilities allow our state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada, Italy, Macedonia, and Colombia) regulation at all times, and allows our government regulatory clients to effectively and cost-efficiently monitor licensees and ensure commercial businesses are complying with their states’ regulations.

We generate revenue from software sales and by providing consulting services as follows:

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Commercial Software Products – MJ Platform® is our SaaS offering for state and legally-licensed businesses. MJ Platform is an Enterprise Resource Planning, or ERP, compliance system specific to the cannabis industry, including state-legal marijuana, hemp, and CBD industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers, distributors, and retailers, but has applications in other industries.

Following our acquisition of Ample in July 2020, the Ample suite of products includes AmpleOrganics, a seed-to-sale SaaS cannabis compliance offering for Canadian Licensed Producers; AmplePayments, a payment processing offering; AmpleCare, an API-first middleware solution that allows for the submission of both patient registration documents and medical documents in a secure electronic format to licensed producers using the AmpleOrganics seed-to-sale platform; and AmpleLearn, an education and training platform designed to educate and onboard personnel working within a licensed cannabis company.

Trellis’ seed-to-sale SaaS offering features inventory tracking to manage a licensee’s cannabis inventory from cultivation to extraction and sale. The Trellis product is designed to meet the needs of smaller licensees.

●	Government Regulatory Software Products – Leaf Data Systems is our SaaS product for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. We are serving three clients for Leaf Data Systems, the Commonwealth of Pennsylvania, the State of Washington and the State of Utah. The Commonwealth of Pennsylvania and the State of Utah both require licensed cannabis operators to also use MJ Platform to report their compliance information. The State of Utah mandates the use of solo*TAGTM to provenance plants and products throughout the compliance supply chain.

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Consulting Services Contracts – We provide consulting services to cannabis industry operators interested in entering the cannabis industry and in integrating our platforms into their respective operations and systems. We consult with clients on a wide range of areas to help them successfully maintain compliance with state law. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management team and key personnel have broad experience gained from working with numerous cannabis operations. Our consulting team has experience in most aspects of cannabis operations in most verticals (e.g., cultivation, processing, distribution, manufacturing, and retail). Our service providers understand the intricacies of the varying regulations governing cannabis in each jurisdiction and, to the extent necessary, modify the professional services based on the jurisdiction.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness, and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly legal states.

●	Business Intelligence and Data Analytics Products—Akerna Business Intelligence is an Infrastructure as a Service (IaS) tool which delivers supply chain analytics for the cannabis, hemp, and CBD industry. Last Call Analytics provides a subscription analytics tool for alcohol brands to analyze their retail sales analytics.

We also resell a limited number of printers for printing compliance product labels and scales that are National Type Evaluation Program certified legal for trade. Revenue from these resale activities was 2% of total revenue in each of the three months ended September 30, 2020, and September 30, 2019. Beginning late in our fiscal year ended June 30, 2020, we entered into a revenue-sharing arrangement with a printer supplier, as a result, we expect our revenue and cost of sales related to this activity to decrease in the future.

Following our acquisition of solo sciences, inc., or Solo, in January 2020, we sell a cannabis tracking technology that provides our clients with seed-to-sale-to-self data throughout a product’s lifecycle.

We drive commercial software revenue growth by leveraging our reputation, as well as benefiting from continued growth in the cannabis, hemp, and CBD industries. We believe we are well known in these industries and the brand recognition of our existing products, our ability to provide services in all areas of the seed-to-sale life cycle, and our wealth of relevant experience attracts operating cultivation, manufacturing, and dispensary clients who are seeking comprehensive services as well as attracting newly formed clients as they enter into existing markets or newly legalized markets. We also experience revenue growth in states and countries with an established market by providing a solution to operators seeking to vertically integrate and improve their business processes. We provide not only a vertically integrated solution across the cannabis, hemp, and CBD supply chain, but also provide a business intelligence capture, MJ Analytics, which provides operators with timely information about their business to allow them to run their businesses efficiently. This business intelligence capture is derived from the suite of services we provide and sets us apart from competitors.

Through our ecosystem strategy including acquisition, investment, and partnership strategies, we are creating the backbone on which the cannabis industry is built, enabling compliance, regulation, and taxation.  With the Akerna family of companies, we are able to provide our new and existing clients with full transparency through the tracking of organic matter from seed-to-sale. We believe our integrated ecosystem creates further value by providing additional integrations and add-ons that enhance the capabilities and experience of our full client base. For example:

●	our integration with tier one ERP software providers supplying sophisticated accounting solutions that collect and store business transactions to satisfy external reporting requirements;

●	our integration with over 85 partners to provide full-service solutions at all points in the cannabis business life cycle, including compliance, hardware, banking, accounting, online ordering, payment solutions, CRM and loyalty, delivery, and business analytics;

●	our license with ZolTrain provides our MJ Platform clients with training modules to educate their staff and improve the patient /consumer experience by pairing education with product information both in person and through digital channels;

●	our Leaf Data Systems track-and-trace solution specifically customized for the State of Utah to include an electronic verification system and inventory control system, implements solo*TAGTM, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments as an alternative to radio-frequency identification, or RFID, tracking; and

●	MJ Analytics, a next-generation analytics platform that offers Enterprise-level data tools and provides users with what we believe to be unparalleled access and insight into the cannabis supply chain, from seed to sale.

We use our years of experience, proprietary databases, and resources to identify trends and predict changes in the cannabis industry in order to evolve our products and better assist our clients in operating in compliance with the applicable laws of their jurisdictions and capitalizing on commercial opportunities within the applicable regulatory framework, with accuracy, efficiency, and geographic specificity. Following our July 2020 acquisition of Ample Organics, we have four data products: The MJ Analytics, or MJA; and Akerna Acumen Business Insights, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution, and retail modules; AmpleData, which leverages data obtained through Canadian regulated retail channels; and Last Call Analytics, which provides retail sales analytics for alcohol brands. MJA gives MJ Platform clients access to aggregated data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand, and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. These proprietary databases assist users in making important decisions in real-time with respect to product monitoring, tracking, planning, and pricing.

Cannabis Industry

General

We believe the growing cannabis industry in numerous U.S. states and other countries represents a significant market opportunity for our technology, as legally licensed operating companies need to ensure they operate within applicable laws and carefully track inventory. Furthermore, both states and countries require supply chain transparency to ensure compliance and the maintenance of the seed-to-sale life cycle within their jurisdictions.

The regulated cannabis industry (medicinal and adult-use) is experiencing rapid growth. According to Arcview Market Research and BDS Analytics’ latest “State of Legal Cannabis Markets” report, total legal spending on medical and adult-use cannabis in the U.S. reached an estimated $12.2 billion in 2019, an increase of 34% over 2018’s total of $9.1 billion. U.S. legal spending is forecast to reach $31.1 billion in 2024, rising at a compound annual growth rate, or CAGR, of nearly 23% from $9.1 billion in 2018. The worldwide legal cannabis industry generated an estimated $14.9 billion in 2019, up 45.7% from 2018, which saw just 17% growth to $10.2 billion. The report also notes that with pending international legislative decisions on Mexico’s adult-use market and Germany’s medical market, total legal sales outside of the U.S. and Canada could rise from $517 million in 2018 to $5.4 billion in 2024 at a 47.7% CAGR.

Further to our current addressable market, the regulatory changes in the 2018 Farm Bill in the U.S. have created an opportunity for hemp-based CBD in general retail and pharmaceutical channels. Additionally, multiple countries across the world have legalized hemp for growth and export including Canada, China, Italy, Australia, and South Korea. In the U.S., hemp-derived CBD is available broadly across retailers (not solely licensed cannabis dispensaries), including online, drug and convenience stores, natural product, beauty, grocery, and pet stores. According to Grand View Research, Industrial Hemp Market Analysis, the global CBD market was valued at $4.6 billion in 2018 and is expected to grow at a CAGR of 22.2% from 2019 to 2025. Additionally, the global industrial hemp market size (including seeds, shivs, and fibers) was estimated at $4.71 billion in 2019 and is expected to register a revenue-based CAGR of 15.8%.

The unfortunate events of the 2019 vape scare in the United States prompted regulatory changes and additional requirements, including anti-counterfeiting tags and codes. With major investment and partnership with solo* sciences, Akerna has provided a solution to address the issue for both regulators and operators. The combined supply chain transparency solution was chosen by the State of Utah, requiring all medical dispensary products to be validated. MarketsandMarkets projects that the anti-counterfeit packaging market size will grow from $105.9 billion in 2018 to $182.2 billion by 2023, at a CAGR of 11.5%. The anti-counterfeit packaging market is projected to witness high growth due to the increasing focus of manufacturers on brand protection to reduce counterfeiting. By leveraging this investment, we strengthen our current addressable market with an essential compliance tool.

The cannabis industry is a fast-growing, increasingly complex, and rapidly changing landscape. Arcview Market Research and BDS Analytics note that the range of regulatory schemes is wide, and fines for non-compliance are steep. Proper, safe, and profitable operation of a cannabis business requires a full understanding of applicable laws, the ability to track plants and products to ensure compliance with these laws, and the ability to operate at scale in a competitive environment.

Our Platform Capabilities

Our platforms provide licensed businesses with a true enterprise solution for managing their inventory and compliance and allow government regulators to engage in accurate and real-time compliance monitoring. Key capabilities of our technology infrastructure include:

●	Seed-to-Sale Tracking – This allows tracking of products from cultivation, through harvest and processing and manufacturing, to the monitoring of the final sale to the patient or consumer. Our traceability technology captures everything that happens in an individual plant’s life, providing visibility into the supply chain from any measurement of finished product dispensed to a patient or customer, back to the plant it came from, and all activity, transportation, and transactions that happen in between. While we do not provide a point of sale processing, and never take, own, or handle any product or cash transaction, our platform does record all sales as part of state and jurisdictional compliance monitoring processes.

●	Single System Integration – This allows state-licensed clients to manage inventory, customer records, and staff in one tracking system. MJ Platform and Leaf Data Systems platforms can be fully integrated with one another. Our platforms can also be integrated with systems of numerous third-party suppliers.

●	Remote Usage and Connectivity – This allows access through any Internet connection from anywhere and on any device.

MJ Platform

Seed-to-Sale

We provide state-licensed cultivators, manufacturers, distributors and retail dispensaries with a data-driven seed-to-sale tracking platform, MJ Platform, which provides clients with an enterprise resource planning solution for managing their inventory and regulatory compliance. We believe that the product can scale to serve businesses of varying sizes, whether a small boutique shop, a large multi-state company, or a multi-country business, and is available in English, Spanish, and French. MJ Platform is used by clients to compliantly track inventory through all phases of the seed-to-sale cycle – from cultivation to extraction and infusion to packaging, distribution and retail sales. Data points are collected at every stage of the product life cycle and about multiple aspects of the plant’s growing environment, manufacturing processes, and ingredients, as well as retail pricing and purchase data.

Every stage of the product life cycle has costs attached to it, including building, labor, nutrients, lighting, water, and other, sometimes hidden, expenses. For enterprises at scale, managing costs becomes an increasingly important part of sustainability. MJ Platform allows users to track costs with specificity – by the day, by the hour, by the method, by the employee, by the product line, and by the square foot of facility space.

We service licensed cannabis operators in all verticals of the industry, including cultivation, manufacturing, distribution, and retail dispensaries. We believe our ability to service Multi-State Operators, or MSOs, Licensed Producers, or LPs, with multiple verticals, as well as individual operators in the cultivation and manufacturing verticals differentiates us from other cannabis industry software providers that typically do not provide solutions for all of these types of businesses. We have significant client presence for our commercial software solutions in mature cannabis markets such as Arizona, California, Michigan, Pennsylvania, Colorado, Utah, Illinois, Oklahoma, and Puerto Rico, as well as Canada.

We have exclusivity in the Pennsylvania and Utah markets due to our government contracts, which require operators in these states to use MJ Platform.

Partner Integrations

MJ Platform is built on a microservices architecture. This structure has a number of benefits, including the ability to segregate certain pieces of the service in order to allow for those pieces to be easily accessed by third-party services. For example, we recently entered into a partnership with Isolocity to bring increased supply chain visibility and compliance to clients. The Isolocity partnership enables cannabis enterprises to pursue international expansion by providing a QMS framework to support local and national compliance needs. By leveraging Isolocity’s QMS, MJ Platform supports GMP certification requirements, including the stricter EU-GMP standard required for the export of medical cannabis into Europe and Asia.

As a result of MJ Platform being fully built along with Representational State Transfer (“REST”) APIs, we are able to add valuable functionality through integration and strategic partners. The partnerships allow us to offer far more value to clients at a lower development cost to the company and serves as a source of accretive referral revenue to MJ Platform.

Ample Organics

We acquired Ample in July 2020. Ample is a technology provider for cannabis businesses with a focus on providing solutions to Canadian LPs and other cannabis producers outside of Canada operating in accordance with applicable laws, to ensure cannabis cultivation operations remain compliant with the applicable regulatory landscape. Ample’s seed-to-sale platform allows cultivators to track and report every stage of their cannabis growing operations, production, and sales processes by implementing unique workflows and methods to ensure that traceability identifiers are attached to various entities at every stage of production and sale. Furthermore, the Ample technology provides insight and control for regulators by generating mandatory compliance reports on inventory, patients, physicians, and any other details required within a specific regulatory jurisdiction.

Ample currently has 44 full-time employees and provides services to over 120 Canadian LPs and five other licensed cannabis producers in Colombia, Jamaica, New Zealand, and Australia. Ample was a Deloitte FAST50 Company to Watch in 2018, placed 9th on the Deloitte FAST50 in 2019, and was ranked the 19th Top Growing Company in Canada by the Globe and Mail in 2019. Additionally, Ample is Service Organization Control (SOC) Type 2 certified.

Trellis

We acquired Trellis in April 2020. Trellis is a cannabis cultivation management and compliance software company that provides clients with the technology to manage and optimize their operational workflow while providing valuable business analytics. Trellis’ platform integrates with state track and trace systems, generates Health Canada compliant reports and provides reports and other documents for clients including order manifests, packaging labels, and batch reports. Trellis facilitates compliance by maintaining a chain of custody records from seed-to-sale with two-factor authorization and permission driven user profiles.

Solo

We acquired Solo in January 2020. Solo is a technology provider for legal cannabis businesses with a focus on providing a cannabis tracking technology that provides seed-to-sale-to-self data throughout a product’s lifecycle and empowers consumers with the ability to confirm the quality and authenticity of a purchased cannabis product.

Solo uses proprietary technology to place a unique encrypted arrangement of patterns, the solo*TAGTM or solo*CODETM, onto individual packaging labels. Solo technology is significantly lower cost and more secure than traditional tagging technologies like radio-frequency identification. The technology includes a free consumer mobile application, granting end-users and regulatory agencies the ability to track products in the supply chain, verify their authenticity, and learn more detailed information about the product such as its origins and ingredients.

The Solo technology platform also enables brands to connect directly with consumers. Through it, product creators can provide end-users with push notifications, targeted news, product insights, loyalty points, etc. Brands embrace the platform as it enables them to increase their revenues and create a more tailored marketing experience. Clients benefit from product incentives while gaining trust in the products they are buying and consuming.

Solo has developed several key partnerships including: 14th Round, a leading cannabis packaging innovator and the number one vaporizer and packaging supplier in North America; the Global Alliance for Cannabis Commerce, a trade organization representing a major cross-section of the global cannabis industry; and the Utah Department of Health and Department of Agriculture, through Akerna’s Leaf Data Systems contract including solo*TAGTM,, a key tagging and technology component in a closed-loop system used by all Utah cannabis licensees as the state’s primary tracking system at the retail, wholesale, cultivation, and manufacturing levels.

Leaf Data Systems

Leaf Data Systems provides regulatory authorities with visibility into the operations of licensed medical and recreational cannabis businesses. Licensed cannabis facilities within a state can track plant and product movement and waste across their organization, which is processed into reporting tailored to the government agencies that regulate and enforce the rules of the industry. This gives regulators a tool for transparency and accountability across the cannabis supply chain to ensure public and product safety as well as to monitor sales and inventory within the industry. Leaf Data Systems is customized to the regulations of the state in which it is contracted and tailored to capture the relevant data points desired by regulatory officials.

Government regulators desire visibility at critical junctures within the seed-to-sale chain of custody in order to ensure public safety, monitor sales data for the purposes of taxation and perform physical inspections of cannabis industry facilities. Leaf Data Systems allows for specific data points captured during these workflows to be compiled into the state and regional view retrievable by regulatory officials.

Data Analytics

We have four data products: MJA; and Akerna Acumen Big Data, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution, and retail modules; AmpleData, which leverages data obtained through Canadian regulated retail channels; and Last Call Analytics, which provides retail sales analytics for alcohol brands.

MJA gives MJ Platform clients access to aggregate data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand, and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. This proprietary database assists the user in making important decisions in real-time with respect to product monitoring, tracking, planning, and pricing.

MJA is monetized through the provision of Data Analytics subscriptions to clients. We typically grant a limited, non-exclusive, non-sublicensable license to use our industry data for internal management, reporting, and business optimization purposes. The information typically supplied to clients is aggregated and anonymized information regarding products, which may or may not be those of the client, sold through sales generated through our online service platforms. Revenues generated from our various data services have historically been immaterial to our business.

We believe we have cultivated a substantial legal cannabis dataset with over $20 billion in sales tracked and 10 years of data across 20+ states and multiple countries. With the contractual ability to aggregate and anonymize this data, we have launched the Akerna Acumen product to provide banks, investors, researchers, cannabis businesses, and non-cannabis businesses with cannabis market intelligence and valuable market comparison data. The data is available in various formats and is available with updates as frequently as daily.

Ample’s wholly-owned subsidiary, Last Call Analytics, or LCA, is a retail analytics platform designed for the beverage alcohol industry, with a focus on allowing our clients to use data to empower retail operations and generate revenue growth. The platform ingests sales and product data from a wide variety of sources, normalizes and homogenizes the dataset, and displays the resultant analysis in a proprietary application. With the underlying technologies built by LCA, Ample has created AmpleData, a retail analytics platform for the cannabis industry that applies the same proven solution to data streams ingested from various points within the regulated supply chain.

Consulting

Our experienced services team assists our government regulatory and business clients in integrating our platforms into their respective operations and systems.

Entering the cannabis industry is a significant undertaking. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management and key personnel bring deep cannabis industry experience to us. Our management team and key personnel have broad experience gained from working with numerous cannabis operations. Our consulting team has experience in every aspect of cannabis operations in every vertical (e.g., cultivation, processing, and retail). Our team members have previously managed projects, including cultivation facilities exceeding 100,000 square feet, retail operations with locations in multiple states, and online businesses serving an entire country.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements regarding the legal cannabis industry. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly opened states.

Strategy

We intend to leverage our scale and capital markets access to pursue additional growth through organic initiatives and to pursue our ecosystem strategy which leverages integrations, partnerships, and inorganic growth.  We believe having a scaled ecosystem gives us more opportunities to leverage our footprint and increase wallet share by providing more value to our clients through having what we believe is the most robust cannabis technology suite available.   We intend to pursue additional growth through organic initiatives, including increased marketing personnel and resources, acquisitions, and strategic relationships.

Government Regulation

Cannabis and Cannabis-derived Products

We do not grow, handle, process, or sell cannabis or cannabis-derived products, nor do we ever possess any such material or process any transactions related to the sale of the same. We only provide a technology platform for our clients to ensure their compliance with state law and to monitor and control their inventory in compliance with state regulatory environments. We do not receive any commissions from sale by our clients and our revenue generation is not based on the sales of cannabis products by our clients, but rather we generate revenues through a fixed-fee based subscription revenue model. We are not directly subject to state or federal government drug regulation and our products are only intended to be used to ensure compliance with applicable state laws, under which our clients operate.

Our clients are subject to state and federal law as it relates to cannabis growth, processing, and sale. 33 U.S. states have legalized cannabis in some form. The federal government regulates drugs through the Controlled Substances Act (CSA) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis. State laws regulating cannabis are in direct conflict with the CSA, which prohibits cannabis use and possession. Although certain states and territories authorize medical or recreational cannabis cultivation, manufacturing, production, distribution, and sales by licensed or registered entities, under federal law, the cultivation, manufacture, distribution, possession, use, and transfer of cannabis and any related drug paraphernalia, unless specifically exempt, is illegal and any such acts are criminal acts under the CSA.

While the United States Department of Justice has used prosecutorial discretion to not prioritize enforcement actions against state-legal cannabis businesses that are compliant with state, county, municipal and other local laws and regulations and which do not trigger any other federal enforcement priorities, the Department of Justice reserves the right to enforce federal law and there can be no assurance that the federal government will not enforce the CSA and related federal laws in the future.  Any shift in enforcement priority at the Department of Justice or with the individual United States Attorneys with jurisdiction over our clients, could have a drastic and adverse impact upon our clients and our business.

While we do not grow, handle, process or sell cannabis or cannabis-derived products, our receipt of funds from clients that do conduct such operations in violation of federal law exposes us to risks related to federal racketeering laws. The Racketeer Influenced Corrupt Organizations Act (“RICO”) is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the CSA), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action.

Our receipt of payments from clients engaged in state-legal cannabis operations could also subject us to the consequences of a variety of federal laws and regulations that involve money laundering, financial record keeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and any related or similar rules, regulations or guidelines, issued, administered or enforced by the federal government. Because the funds from activities that are illegal under the CSA, banks and other financial institutions providing services to us risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of federal laws and regulations governing financial institutions. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry and we may experience similar difficulties in obtaining and maintaining regular banking and financial services because of the activities of our clients.

Any violations of federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens or criminal charges, including but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture.  In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions. Furthermore, while there are no current intentions to declare or pay dividends in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Privacy & Customer Data

Regulation related to the provision of services over the Internet is evolving, as federal, state, and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer, and use of data. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation (“GDPR”) that took effect in May 2018, impose new obligations directly on us as both a data controller and a data processor, as well as on many of our clients. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”), which took effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the EU’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, such as GDPR and CCPA readiness, these laws may require us to make additional changes to our services to enable us or our clients to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer, and process data or, in some cases, impact our ability or our clients’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. The costs of compliance with, and other burdens imposed by, privacy laws, regulations, and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to clients, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our clients or our clients’ customers to resist providing the data necessary to allow our clients to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit the adoption of our cloud-based solutions.

Competition

The industry in which we participate is highly fragmented, with many small and thinly-capitalized competitors. As part of our growth strategy, we will continue to seek to acquire assets or companies that are synergistic with our business. We have built a scalable infrastructure to support both rapid organic growth and targeted acquisitions. By providing the full seed-to-sale solution, we believe we are well-positioned to be an acquirer of cannabis technology solutions throughout the supply chain. We compete with numerous technology companies that offer services that are similar to some of our services, including, but not limited to, Acumatica, BDS Analytics, BioTrackTHC, Canna Advisors, Cannabis 365, Cova Cannabis, Denver Relief, Flowhub, Greenbits, Guardian, Headset, Kind Financial, Medicine Man, Metrc, New Frontier, Nextec, 3C, Treez, and TILT Holdings.

We face competition in each of the revenue segments in which we operate. We believe, however, that we possess relative strengths in each segment that provide us with competitive advantages, including:

●	the range of services offered by us;

●	our management personnel and their industry knowledge and experience; and

●	our proprietary databases, which are only available to users of our platforms and consulting services.

Range of Services

We believe we possess a unique viewpoint into the industry because we offer solutions to, and work with, both commercial businesses and government regulatory agencies towards the common goal of ensuring regulatory compliance and real-time monitoring of inventory and sales. We offer a complete range of both software and services to meet these needs for both state governments and commercial businesses. While we do not face competition from firms focusing on specific subsets of our markets, there are a very limited number of competitors providing products or services that compete with our complete range of products and services. We compete with software companies offering a product to businesses only in a certain geographic region or of a certain business type. We also compete with consulting firms serving a specific phase of the cannabis plant life-cycle.

Industry Knowledge and Experience

Our management personnel has extensive technical and business operations knowledge and experience within the cannabis and technology industries, which has been developed through numerous years of service in key roles with a broad range of both cannabis and technology companies, both in terms of product and service type and size. We leverage this knowledge and experience to guide our product and service development and delivery. Our management team possesses significant compliance expertise, allowing us to continually monitor changes in legislation and regulation within the markets we and our clients operate. We face competition from companies that have teams with technical expertise or cannabis industry experience, but there are a limited number of competitors who have both and who understand the interplay between software and technology development and the application of the same to the evolving cannabis compliance landscape.

Proprietary Databases

Ten years of operations have provided us with a statistically significant dataset of cannabis transaction information that we believe cannot be readily duplicated by new entrants into the marketplace. This growing database includes proprietary sales, market trends, customer preferences, pricing, and regulatory data. We use this dataset to predict trends in the marketplace and make this dataset available to users of our platforms, providing greater utility to clients in this regard than can be provided by competing platforms.

Patents and Trademarks

We hold 2 patents in the United States, through Solo, related to its Solo*ID proprietary technology. One patent has an issue date of December 1, 2009 and is set to expire on December 1, 2029. The other patent has an issue date of May 31, 2011 and is set to expire on July 11, 2025. We also have one patent application filed on April 22, 2011 by MJF, which is currently pending action by the United States Patent Office.

We and our wholly-owned subsidiaries hold 13 trademarks in the United States, principally related to Akerna, MJ Freeway, Leaf Data Systems, our Daily Dose mailer, Solo*ID and our logos and designs, 6 in Canada, principally related to Ample, AmpleCentral, AmpleData, AmpleExchange and Ample’s logos and designs and 1 in Colombia, 1 in Jamaica and 1 on EUIPO related to Ample’s logo and designs.

Employees

We had 152 employees as of December 31, 2020.   None of our employees are a member of a union or a party to any collective bargaining agreement. We consider our relationship with our employees to be good.

Company Information

Merger Agreement with MJF et al.

On October 10, 2018, we (f/k/a MTech Acquisition Holdings Inc.) entered into a definitive merger agreement, or the Merger Agreement, with MTech Acquisition Corp., or MTech, MJF, MTech Purchaser Merger Sub Inc., a Delaware corporation and our wholly-owned subsidiary, MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna, MTech Sponsor LLC, or the MTech Sponsor, a Florida limited liability company, in the capacity as the representative for our equity holders (other than the sellers, as defined in the Merger Agreement) thereunder, and MJF and Jessica Billingsley, in the capacity as the representative for the sellers thereunder. The Merger Agreement provided for two mergers: (i) the merger of MTech Purchaser Merger Sub, with and into MTech, with MTech continuing as the surviving entity; and (ii) the merger of MTech Company Merger Sub LLC with and into MJF, with MJF continuing as the surviving entity, we refer to these two transactions together as the mergers.

On June 17, 2019, the parties consummated the mergers. The merger consideration was paid in shares of our common stock, or the Consideration Shares, at a price equal to $10.16 per share. In total, 6,520,099 Consideration Shares were issued pursuant to the Merger Agreement. At a special meeting of MTech shareholders, holders of 4,452,042 shares of MTech’s common stock sold in its initial public offering, exercised their right to redeem those shares for cash for an aggregate of $45,581,864. Upon closing of the mergers, MTech’s common stock ceased trading, and our common stock and warrants began trading on The Nasdaq Stock Market under the symbols “KERN” and “KERNW,” respectively, we changed our name from MTech Acquisition Holdings Inc. to “Akerna Corp.”, and MJF became our wholly-owned subsidiary. Immediately after giving effect to the mergers and the issuance of an additional 901,074 shares of common stock for an aggregate purchase price of approximately $9.2 million in a private placement consummated in connection with the mergers, there were 10,400,381 shares of common stock and warrants to purchase 5,993,750 shares of our common stock issued and outstanding. As of the closing date of the mergers, the former security holders of MJF beneficially owned approximately 62.7% of outstanding shares of our common stock, the former security holders of MTech beneficially owned approximately 27.7% of our outstanding shares of our common stock, and the investors in our private placement (as discussed below) beneficially owned approximately 9.6% of our outstanding shares of common stock. Upon the closing of the mergers, our management and principal stockholders beneficially owned approximately 59.70% of our outstanding shares of our common stock.

We received proceeds of approximately $18 million upon the consummation of the mergers and the private placement, described below, net of the payments to redeeming certain MTech stockholders of approximately $45.6 million, third party vendors of approximately $4.4 million, and additional capital raised in the private placement of $9.2 million.

The mergers were accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America, or GAAP. The then owners and management of MJF had actual or effective voting and operating control of the combined company. In the mergers, MTech is the accounting acquiree and MJF is the accounting acquirer. A reverse recapitalization is equivalent to the issuance of stock by the private operating company for the net monetary assets of the accounting acquiree accompanied by a recapitalization with accounting similar to that resulting from a reverse acquisition, except that no goodwill or intangible assets are recorded.

The accompanying financial statements and related notes reflect the historical results of MJF prior to the merger and of the combined company following the mergers and do not include the historical results of MTech prior to the completion of the mergers.

The Private Placement

In connection with the mergers, from June 5, 2019, through June 10, 2019, MTech entered into subscription agreements (each, a Subscription Agreement) with certain investors, whereby the investors named therein committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million, or the Private Placement. Upon the closing of the mergers, such shares issued by MTech in the private placement were automatically converted into shares of our common stock on a one-for-one basis.

In connection with the execution of the Subscription Agreements, MTech Sponsor and MTech entered into an Agreement to Transfer Sponsor Shares with each investor in the private placement, pursuant to which MTech Sponsor agreed to transfer to each Investor at the closing of the private placement one share of Class B common stock of MTech for each nine private placement shares purchased by such investor for an aggregate of 100,120 shares of common stock.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act because we went public in the U.S. in January 2018 and meet the criteria outlined in the JOBS Act. We will remain an emerging growth company until up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. As allowed by the JOBS Act, we have elected to utilize the extended transition period provided to non-public companies for complying with new or revised accounting standards.

DESCRIPTION OF PROPERTY

We currently maintain offices at 1550 Larimer Street #246 Denver, Colorado 80202, which we lease for an aggregate of approximately $41,900 per month. The lease expires on January 31, 2022. We believe our current offices are suitable and adequate to operate our business at this time.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings, and no such proceedings are known to be contemplated.

On December 4, 2020, TechMagic USA LLC filed suit against our wholly-owned subsidiary, Solo, in Massachusetts Superior Court, Department Business Litigation, seeking recovery of up to approximately $1.07 million for unpaid invoices pursuant to a Master Services Agreement dated February 5, 2018 by and between TechMagic and Solo. The invoices set forth services that TechMagic USA LLC purports to have provided to Solo regarding development of mobile software applications for MJF and Solo between March and November 2020 totaling approximately $767,000. During our fiscal year ended June 30, 2020, we received invoices totaling an aggregate amount of approximately $392,000. After our year ended June 30, 2020, through to the date hereof, we have received invoices totaling an aggregate amount of approximately $375,000. The suit seeks continued fees under the Master Services Agreement through the end of January 2021. Akerna provided a notice of termination of the Master Services Agreement on November 23, 2020 and the parties dispute the effective date of the termination. Solo disputes the validity of the invoices, in whole or in part, and intends to defend the suit vigorously. Mr. Ashesh Shah, formerly the president of Solo and currently the holder of 6.1% of our issued and outstanding shares of common stock is, to our knowledge, the founder and one of the principal managers of TechMagic USA LLC. See “Certain Relationships and Related Transactions and Director Independence” for more information.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “KERN”. As of January 7, 2021, we had 20,128,995 shares of common stock issued and outstanding and approximately 230 registered shareholders.

Purchases of Equity Securities by the Company and Affiliates

None.

2019 Long Term Incentive Plan Summary

The purpose of the Incentive Plan is to enable Akerna to offer its employees, officers, directors and consultants whose past, present and/or potential future contributions to Akerna have been, are, or will be important to its success, an opportunity to acquire a proprietary interest in Akerna. The various types of incentive awards that may be provided under the Incentive Plan are intended to enable Akerna to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

Plan Administration

The Incentive Plan is administered by the compensation committee of the Akerna Board (the “Compensation Committee”) or by the full Akerna Board, which may determine, among other things, (1) the persons who are to receive awards, (2) the type or types of awards to be granted to such persons, (3) the number of shares of common stock to be covered by, or with respect to what payments, rights, or other matters are to be calculated in connection with the awards, (4) the terms and conditions of any awards, (5) whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of common stock, other securities, other awards or other property, or cancelled, forfeited, or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited, or suspended, (6) whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards or other property and other amounts payable with respect to an award, and (7) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Incentive Plan.

Stock Options

Stock options granted under the Incentive Plan may be of two types: (i) Incentive Stock Options (as defined in the Incentive Plan) and (ii) Non-qualified Stock Options (as defined in the Incentive Plan). Any stock option granted under the Incentive Plan shall contain such terms, as the Compensation Committee may from time to time approve.

The term of each stock option shall be fixed by the Compensation Committee; provided, however, that no stock option may be exercisable after the expiration of ten years from the date of grant; provided, further, that no Incentive Stock Option granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of voting stock of Akerna (“10% Shareholder”) may be exercisable after the expiration of five years from the date of grant.

The exercise price per share purchasable under a stock option shall be determined by the Compensation Committee at the time of grant; provided, however, that the exercise price of a stock option may not be less than 100% of the fair market value on the date of grant; provided, further, that the exercise price of an Incentive Stock Option granted to a 10% Shareholder may not be less than 110% of the fair market value on the date of grant.

Stock Appreciation Rights

The Compensation Committee may grant Stock Appreciation Rights in tandem with a stock option or alone and unrelated to a stock option. The Compensation Committee may grant stock appreciation rights to participants who have been or are being granted stock options under the Incentive Plan as a means of allowing such participants to exercise their stock options without the need to pay the exercise price in cash. In the case of a Non-qualified Stock Option, a stock appreciation right may be granted either at or after the time of the grant of such Non-qualified Stock Option. In the case of an Incentive Stock Option, a stock appreciation right may be granted only at the time of the grant of such Incentive Stock Option. Stock appreciation rights shall be exercisable as shall be determined by the Compensation Committee. All or a portion of a stock appreciation right granted in tandem with a stock option shall terminate and shall no longer be exercisable upon the termination or after the exercise of the applicable portion of the related stock option.

Restricted Stock and Restricted Stock Units

Shares of restricted stock may be awarded either alone or in addition to other awards granted under the Incentive Plan. The Compensation Committee shall determine the eligible persons to whom, and the time or times at which, grants of restricted stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the holder, any restriction period, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards. In addition, the Compensation Committee may award restricted stock units, which may be subject to vesting and forfeiture conditions during the applicable restriction period, as set forth in an agreement.

Restricted stock constitutes issued and outstanding shares of common stock for all corporate purposes. The holder will have the right to vote such restricted stock and to exercise all other rights, powers and privileges of a holder of common stock with respect to such restricted stock, subject to certain limited exceptions. Upon the expiration of the restriction period with respect to each award of restricted stock and the satisfaction of any other applicable restrictions, terms and conditions, all or part of such restricted stock shall become vested in accordance with the terms of the agreement. Any restricted stock that do not vest shall be forfeited to Akerna and the holder shall not thereafter have any rights with respect to such restricted stock.

The Compensation Committee may provide that settlement of restricted stock units will occur upon or as soon as reasonably practicable after the restricted stock units vest or will instead be deferred, on a mandatory basis or at the holder’s election, in a manner intended to comply with tax laws. A Holder will have no rights of a holder of common stock with respect to shares subject to any restricted stock unit unless and until the shares are delivered in settlement of the restricted stock unit. If the Committee provides, a grant of restricted stock units may provide a holder with the right to receive dividend equivalents.

Other Stock-Based Awards

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock, as deemed by the Compensation Committee to be consistent with the purposes of the Incentive Plan, including, without limitation, purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of common stock and awards valued by reference to the value of securities of or the performance of specified subsidiaries.

Change of Control Provisions

The Incentive Plan provides that in the event of a change of control event, (1) all of the then outstanding options and stock appreciation rights granted pursuant to the Incentive Plan will immediately vest and become immediately exercisable as of a time prior to the change in control and (2) any performance goal restrictions related to an award will be deemed achieved at 100% of target levels and all other conditions met as of a time prior to the change in control. In the event of the sale of all of Akerna’s assets or a change of control event, then the Compensation Committee may (1) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Incentive Plan; (2) require a holder of outstanding options to relinquish such award to Akerna upon the tender by Akerna to holder of cash, stock or other property, or any combination thereof pursuant to the terms of the Incentive Plan and (3) terminate all incomplete performance periods in respect of awards in effect on the date the acquisition occurs, determine the extent to which performance goals have been met based upon such information then available as it deems relevant and cause to be paid to the holder all or the applicable portion of the award based upon the Compensation Committee’s determination of the degree of attainment of performance goals, or on such other basis determined by the Compensation Committee.

The Akerna Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Incentive Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a holder under any agreement theretofore entered into hereunder, without the holder’s consent, except as set forth in this Incentive Plan or the agreement. Notwithstanding anything to the contrary herein, no amendment to the provisions of the Incentive Plan shall be effective unless approved by the stockholders of Akerna to the extent stockholder approval is necessary to satisfy any provision of the Ethics Code or other applicable law or the listing requirements of any national securities exchange on which Akerna’s securities are listed.

Equity Compensation Plans

The following summary information is presented as of June 30, 2020

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	525,278	(1)	$0	1,039,760
Equity compensation plans not approved by security holders	Not Applicable		Not Applicable	Not Applicable
TOTAL	525,278	(1)	$0	1,039,760

(1)	See “2019 Long Term Incentive Plan Summary” above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and “Note Regarding Forward-Looking Statements” above.

Key Business Metrics

In addition to our results determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, we believe Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, and Adjusted EBITDA are useful in evaluating our operating performance. We use EBITDA and Adjusted EBITDA, to evaluate our ongoing operations and for internal planning and forecasting purposes. Please see the heading Non-GAAP Financial Measures for additional discussion and a reconciliation of GAAP net loss to these non-GAAP measures.

Impact of COVID-19

In December 2019, COVID-19 was first reported. After ongoing assessment of the rapid spread, number of cases and countries affected, on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 pandemic has created significant global economic uncertainty, impacted the business of our clients, impacted our consulting business and our results of operations and could further impact our results of operations and our cash flows in the future.

In response to the COVID-19 pandemic, beginning in the third fiscal quarter of 2020, we took actions in response to the pandemic that focused on maintaining business continuity, helping our employees, helping our customers and communities, and preparing for the future and the long-term success of our business. As a result of the pandemic our results for the third fiscal quarter 2020 reflected a significant delay in consulting revenue as compared to the same period a year ago. Our consulting bookings increased year-over-year, but delivery delays due to COVID-19 caused our total revenue to remain flat. We expect to recognize the delayed revenue in the coming fiscal year.

The COVID-19 pandemic impacted our clients’ business and the industry as a whole. Nearly every state and country declared access to medical and adult use cannabis essential, which we believe is a significant shift in sentiment and our clients also have experienced increased consumer demand throughout the year, including during the pandemic. We believe COVID-19 has accelerated consolidation in the cannabis industry. At the peak of the crisis, cannabis companies lost on average 75% to 90% of their value, however sales across the industry rose 78% year-over-year. More state governments are looking to cannabis legalization to generate tax revenue and create jobs, as evidenced by 12 new pending state ballot initiatives up for vote in November 2020, the most since the last presidential election in 2016, when eight of nine measures passed.

The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration of the outbreak, the severity of the disease, responsive actions taken by public health officials, the impacts on our clients and our sales cycles, our ability to generate new business, the impacts on our clients, employee and industry events, and the effects on our vendors, all of which are uncertain and currently cannot be predicted. As a result, the extent to which the COVID-19 pandemic will continue to impact our financial condition or results of operations is uncertain. Due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations until future periods. If the COVID-19 pandemic has a substantial impact on our employees’, partners’ or clients’ productivity, our results of operations and overall financial performance may be harmed.

See the section entitled “Risk Factors” for further discussion of the impact and possible future impacts of the COVID-19 pandemic on our business.

Financial Results of Operations

Revenue

Our software revenue is derived from our commercial software platforms, MJ Platform®, Ample and Trellis, our data analytics offerings, our SaaS ERP offerings for state-licensed businesses, and our government regulatory platform, Leaf Data Systems, our track-and-trace product for government agencies. Commercial software contracts are generally annual contracts paid monthly in advance of service and cancellable upon 30 days’ notice after the first year, although we do have some multi-year commercial software contracts. Leaf Data Systems contracts are generally multi-year contracts payable annually or quarterly in advance of service. Commercial software and Leaf Data Systems contracts generally may only be terminated early for breach of contract as defined in the respective agreements.

Consulting services revenue growth is driven by numerous factors. In new emerging states, we provide solutions for operators in the pre-application for licensure and pre-operational phases of development. These services include application and business plan preparation as they seek licenses to be granted. Consulting projects completed during the pre-application phase generally solidify us as the software vendor of choice for subsequent operational phases once the operator is granted the license. As a result, our consulting revenue is driven as new emerging states pass legislation, and as our client-operators gain licenses. Accordingly, we expect our consulting services to continue to grow as more states emerge with legalization reforms.

Our other revenue is derived primarily from the sale of business intelligence and data analytics products, point of sale hardware and labels, including solo*TAG™ and solo*CODE™.

Cost of Revenue

Our cost of revenue is derived from direct costs associated with operating our commercial and government regulatory software platforms and providing consulting services. The cost of revenue for our commercial and government regulatory platforms relates primarily to hosting and infrastructure costs and subcontractor expenses incurred in connection with certain government contracts. Consulting cost of revenue relates primarily to our employees’ and consultants’ salaries and other related compensation expenses. We record the cost of revenue using on the direct cost method. This method requires the allocation of direct costs including support services and materials to the cost of revenue.

Product Development Expenses

Our product development expenses include salaries and benefits, nearshore contractor expenses, technology expenses, and other overhead related to the ongoing maintenance of our commercial and government regulatory software platforms and planning for new software development, that do not qualify for capitalization. During the year ended June 30, 2020, we determined that changes in our processes allowed us to cost effectively distinguish minor enhancements and upgrades to our existing commercial and government regulatory software platforms from maintenance of the platforms, which allowed us to capitalize qualifying costs as internally developed software. Prior to the year ended June 30, 2020, we were not able to cost effectively identify the cost of enhancements and upgrades from ongoing maintenance and expensed all costs as incurred as product development expenses.

Sales and Marketing Expenses

Sales and marketing expense is primarily salaries and related expenses, including commissions, for our sales, marketing, and client service staff. We also categorize payments to partners and marketing programs as sales and marketing expenses. Marketing programs consist of advertising, events, such as trade shows, corporate communications, brand building, and product marketing activities. We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new clients, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a particular quarter.

General and Administrative Expenses

Our general and administrative expenses include salaries and benefits and other costs of departments serving administrative functions, such as executives, finance and accounting, human resources, public relations and investor relations. In addition, general and administrative expense includes nonpersonnel costs, such as professional fees and other supporting corporate expenses not allocated to cost of revenue, product and development or sales and marketing. These expenses have grown over time, due to our investments in personnel, technology and other infrastructure as we continue to position ourselves for growth both organically and through strategic acquisitions. Additionally, there is a cost of compliance as a publicly traded company, which we expect to continue.

Results of Operations for the Year Ended June 30, 2020 Compared with the Year Ended June 30, 2019

The following table highlights the various sources of revenues and expenses for the year ended June 30, 2020 as compared to the year ended June 30, 2019:

	Year Ended June 30,		Change
	2020	2019	Period over Period
Revenues:
Software	$9,976,580	$8,256,492	$1,720,088	21%
Consulting	2,379,947	2,307,129	72,818	3%
Other	216,749	259,496	(42,747)	(16%)
Total revenue	12,573,276	10,823,117	1,750,159	16%

Cost of revenues	6,209,724	4,633,844	1,575,880	34%
Gross profit	6,363,552	6,189,273	174,279	3%
Gross profit margin	51%	57%

Operating expenses:
Product development:	3,206,310	5,565,097	(2,358,787)	(42%)
Sales and marketing	7,792,480	7,498,114	294,366	4%
General and administrative	11,320,715	5,638,408	5,682,307	101%
Depreciation and amortization	1,315,898	—	1,315,898	nm
Total operating expenses	23,635,403	18,701,619	4,933,784	26%

Loss from operations	$(17,271,851)	$(12,512,346)	$(4,759,505)	38%

nm – percentage change not meaningful

Total Revenue

Total revenue increased to $12.6 million for the fiscal year ended June 30, 2020 from $10.8 million for the fiscal year ended June 30, 2019, an increase of $1.8 million, or 16%. The increase in total revenue compared to the fiscal year ended June 30, 2019 was driven primarily by growth achieved across our commercial software business, MJ Platform, our government regulatory software business, Leaf Data Systems, and the acquisition of Trellis. Consulting revenue increased slightly year over year.

Software Revenue

Our total software revenue increased to $10.0 million for the fiscal year ended June 30, 2020 from $8.3 million for the fiscal year ended June 30, 2019, for an increase of $1.7 million, or 21%. Total software revenue accounted for 79% and 76% of total revenue for the years ended June 30, 2020 and 2019, respectively. The increase in software revenue during the year ended June 30, 2020 was primarily driven by an $0.8 million increase in MJ Platform subscription revenue due to growth in the number of subscriptions.

Software revenues generated from government clients totaled $4.9 million and $4.2 million during the years ended June 30, 2020 and 2019, respectively. Leaf Data Systems revenue increased for the fiscal year ended June 30, 2020 primarily as a result of our new contract with the state of Utah partially offset by a decrease in volume of change orders in the current year period. Change orders represent out-of-scope functionality modifications requested by the client. Revenues earned from these change orders are recognized upon acceptance and delivery of the requested modifications. As a result, revenues from change orders vary year to year and may be impacted by the timing of entering into agreements and the number of requested change orders in any given period.

Consulting Revenue

Our consulting revenue includes revenue generated from consulting services delivered to prospective and current cannabis, hemp and CBD businesses and business operators. Our consulting revenue was $2.4 million for the fiscal year ended June 30, 2020 compared to $2.3 million for the fiscal year ended June 30, 2019, an increase of $0.1 million, or 3%, as a result of a higher demand for services and an increased number of application clients through the third quarter of fiscal 2020. Consulting services are correlated to state legalizations and other regulatory expansion activity. As a result, individual year-over-year comparisons may experience variability depending on the timing of recent legislative changes. During the COVID-19 pandemic and resulting shut-down, state legislatures have turned their focus to the pandemic and tabled work on cannabis legislation, which resulted in delays in our providing consulting services during the fourth quarter of fiscal 2020. However, there are a number of states with ballot initiatives to adopt new medical or adult use marijuana laws approved for the November 2020 elections. We expect, despite the slowing of our consulting activity experienced during the pandemic, we will see increased demand for our services following the November 2020 election.

Consulting revenue was 19% and 21% of total revenue for the years ended June 30, 2020 and 2019, respectively. Due to the nature of consulting revenue and our dependence on emerging market activity as a driver of demand, the quarters in which we recognize consulting revenue has varied from year to year depending on whether state legislation has expanded to allow new market entrants or growth of existing market participant operations.

Other Revenue

Other revenue includes our retail/resale revenue, which was generated from point of sale hardware, and revenue generated by the sale of solo*TAGTMs, solo*CODETMs and the related activation fees. Other revenue decreased slightly to $0.2 million for the fiscal year ended June 30, 2020 from $0.3 million for the fiscal year ended June 30, 2019. Other revenue was 2% of total revenue for the fiscal year ended June 30, 2020. We have entered into a revenue sharing agreement with a printer supplier, whereby our clients will acquire hardware from the supplier and the supplier will share a percentage of revenue generated by our clients with us. In accordance with GAAP, we may only recognize the portion of the revenue that the supplier shares with us pursuant to the new arrangement, as a result, we expect both revenue and cost of sales to decrease in the future, with minimal effect on gross margin.

Cost of Revenue and Gross Margin

Our cost of revenue increased to $6.2 million for the fiscal year ended June 30, 2020 from $4.6 million for the fiscal year ended June 30, 2019, an increase of 34%. This increase was primarily due to the addition of a subcontractor supporting our Leaf Data Systems contract with Utah, an increase in subcontractor costs to support our contract with Pennsylvania, and an increase in the cost of hosting, software and applications as a result of our increased usage fees for cloud service providers to support the growth in commercial software platform subscriptions and government regulatory platform contracts. We also incurred higher direct labor costs associated with providing our consulting services of $0.1 million.

Because the applications and services available through the Leaf Data System are provided through relationships with third-party service providers at higher costs than those from our commercial software platform contracts, the gross profit margins from the government contracts are generally lower than those from our commercial software clients. Total costs of government revenues incurred by us, which are included in the cost of revenues on the statement of operations, were $3.3 million and $2.0 million during the years ended June 30, 2020 and 2019, respectively. The increase in cost of government revenues incurred by us was due to the addition of our contract with the state of Utah and a higher volume of ongoing support and maintenance services provided in connection with the contracts with Pennsylvania and Washington

Operating Expenses

The following table presents operating expense line items for the years ended June 30, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Year Ended June 30,		Change
	2020	2019	Period over Period
Operating expenses:
Product development salary expenses, excluding Solo and Trellis	$2,077,006	$5,256,020	$(3,179,014)	(60%)
Solo product development	362,108	—	362,108	nm
Trellis product development	141,602	—	141,602	nm
Other product development	625,594	309,077	316,517	102%
Product development	3,206,310	5,565,097	(2,358,787)	(42)%
Percentage of revenue	26%	51%

Sales and marketing, excluding Solo and Trellis	7,351,865	7,498,114	(146,249)	(2%)
Solo sales and marketing	390,308	—	390,308	nm
Trellis sales and marketing	50,307	—	50,307	nm
Sales and marketing	7,792,480	7,498,114	294,366	4%
Percentage of revenue	62%	69%

General and administrative salaries	3,238,361	2,635,046	603,315	23%
Transaction related costs	3,158,618	1,080,870	2,077,748	192%
Bad debt expense	1,094,507	345,941	748,566	216%
Other general and administrative	3,829,229	1,576,551	2,252,678	143%
General and administrative	11,320,715	5,638,408	5,682,307	101%
Percentage of revenue	90%	52%

Depreciation and amortization	1,315,898	—	1,315,898	nm
Total operating expenses	$23,635,403	$18,701,619	$4,933,784	26%
Percentage of revenue	188%	173%

nm – percentage change not meaningful

Our operating expenses increased to $23.6 million for the fiscal year ended June 30, 2020 from $18.7 million for the year ended June 30, 2019, an increase of $4.9 million, or 26%. The increased level of operating expenses for the fiscal year ended June 30, 2020 was the result of our being a public company for the full year ended June 30, 2020, investments made in personnel, technology and other infrastructure as we continue to position ourselves for growth both organically and through strategic acquisitions, and transactional costs associated with acquisitions and financing activities.

General and administrative expenses increased to $11.3 million for the year ended June 30, 2020 from $5.6 million for the year ended June 30, 2019, an increase of $5.7 million, or 101%. This increase was primarily due to transactional costs we are required to expense as incurred and an increase in other general and administrative costs. The transaction related costs incurred during the year ended June 30, 2020 include legal and other costs totaling $2.8 million incurred primarily in connection with our acquisitions of Solo in January 2020, Trellis in April 2020 and Ample, in July 2020, and debt issuance costs of $1.2 million incurred to issue our Convertible Notes in June 2020, offset by $1.0 million reduction in the estimated fair value of contingent consideration to be paid for our acquisition of Trellis. Bad debt expense increased by $0.7 million, during the year ended June 30, 2020 as compared to 2019, we noted an uptick in delinquent accounts beginning in the fourth quarter of 2019, and this trend peaked during the second quarter of 2020. Of the total year-over-year increase in bad debt expense, 83% occurred during the first half of the year. To improve the overall quality of our revenue and client portfolio, we enhanced our sales and marketing team and have seen the results demonstrated in the steady decline in the number and amount of delinquent accounts resulting in bad debt expense during the second half to the year ended June 30, 2020. Other general and administrative expenses increased by $2.3 million, most notably due to nearly $1.0 million in recurring costs associated with being a public company and our investments made to position ourselves for growth including an additional $0.7 million in technology and infrastructure and $0.6 million in personnel.

Sales and marketing expenses increased $0.3 million during the year ended June 30, 2020 as compared to June 30, 2019 as a result of our acquisitions of Solo and Trellis.

Product development expenses decreased to $3.2 million for the year ended June 30, 2020 from $5.6 million for the year ended June 30, 2019, a decrease of $2.4million, or 42%. Salary expense for product development functions decreased by $3.2 million, primarily due to the capitalization of $2.9 million in labor costs associated with software development. During the year ended June 30, 2020 we capitalized labor costs associated with the implementation of Leaf Data Systems for the State of Utah. We also determined that certain enhancements to our internal tracking process allow us to distinguish time spent enhancing our existing products from time spent maintaining our products, we capitalize the cost of enhancements when they can be distinguished from maintenance costs. Prior to the year ended June 30, 2020, we could not efficiently differentiate these costs and as such, expensed all costs as incurred. We expect to continue to capitalize a portion of labor costs in the future. The remainder of the decrease in product development salaries is the result of a reduction in stock-based compensation expense, during the year ended June 30, 2019 we incurred a significant one time charge for stock-based compensation in connection with the mergers. The decrease in salary costs is partially offset by additional costs following the acquisitions of Solo and Trellis and continued investment in technology and infrastructure in order to position ourselves for growth.

Results of Operations for the Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

The following table highlights the various sources of revenues and expenses for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019:

	Three Months Ended September 30,		Change
	2020	2019	Period over Period
Revenues:
Software	$3,154,442	$2,254,480	$899,962	40%
Consulting	331,080	831,363	(500,283)	(60)%
Other	228,482	107,047	121,435	113%
Total revenue	3,714,004	3,192,890	521,114	16%

Cost of revenues	1,739,937	1,379,701	360,236	26%
Gross profit	1,974,067	1,813,189	160,878	9%
Gross profit margin	53%	57%

Operating expenses:
Product development:	1,758,826	610,902	1,147,924	188%
Sales and marketing	2,097,502	1,841,514	255,988	14%
General and administrative	2,470,187	1,742,301	727,886	42%
Depreciation and amortization	1,171,022	17,899	1,153,123	nm
Total operating expenses	7,497,537	4,212,616	3,284,921	78%

Loss from operations	$(5,523,470)	$(2,399,427)	$(3,124,043)	130%

nm – percentage change not meaningful

Total Revenue

Total revenue increased to $3.7 million for the three months ended September 30, 2020 from $3.2 million for the three months ended September 30, 2019, an increase of $0.5 million, or 16%. The increase in total revenue compared to the fiscal three months ended September 30, 2019 was driven primarily by our growth achieved following our acquisition of Ample, partially offset by a decrease in consulting revenue, discussed below.

Software Revenue

Our total software revenue increased to $3.2 million for the fiscal three months ended September 30, 2020 from $2.3 million for the three months ended September 30, 2019, for an increase of $0.9 million, or 40%. Software revenue accounted for 85% and 71% of total revenue for the three months ended September 30, 2020 and 2019, respectively. The increase in software revenue during the three months ended September 30, 2020 was primarily driven by our acquisition of Ample.

Software revenues generated from government clients totaled $0.9 million and $1.1 million during the three months ended September 30, 2020 and 2019, respectively. Leaf Data Systems revenue decreased for the three months ended September 30, 2020 compared to 2019 primarily as a result of a decrease in the volume of change orders. Change orders represent out-of-scope functionality modifications requested by the client. Revenues earned from these change orders are recognized upon acceptance and delivery of the requested modifications. As a result, revenues from change orders vary and may be impacted by the timing of entering into agreements and the number of requested change orders in any given period.

Consulting Revenue

Our consulting revenue includes revenue generated from consulting services delivered to prospective and current cannabis, hemp and CBD businesses and business operators. Our consulting revenue was $0.3 million for the three months ended September 30, 2020 compared to $0.8 million for the three months ended September 30, 2019, a decrease of $0.5 million, or 60%. This decrease is mainly due to the impact of COVID-19. Consulting services are correlated to state legalizations and other regulatory expansion activity. As a result, individual year-over-year comparisons experienced variability depending on the timing of recent legislative changes. During the COVID-19 pandemic and resulting shut-down, state legislatures have turned their focus to the pandemic and tabled work on cannabis legislation, which resulted in delays in our providing consulting services during the first quarter of fiscal 2020. However, many state ballot initiatives were passed for new medical or adult-use marijuana laws in the November 2020 elections. We expect, despite the slowing of our consulting activity experienced during the pandemic, we will see increased demand for our services following the November 2020 elections.

Consulting revenue was 9% and 26% of total revenue for the three months ended September 30, 2020 and 2019, respectively. Due to the nature of consulting revenue, our dependence on emerging market activity as well as the ongoing pandemic as a driver of demand, the quarters in which we recognize consulting revenue has varied from year to year depending on whether state legislation has expanded to allow new market entrants or growth of existing market participant operations.

Other Revenue

Other revenue includes our business intelligence and data analytics revenue, retail/resale revenue, which was generated from point of sale hardware, and revenue generated by the sale of solo*TAGsTM, solo*CODEsTM and the related activation fees. Other revenue increased to $0.2 million for the three months ended September 30, 2020 from $0.1 million for the three months ended September 30, 2019 due to the acquisition of Ample. Other revenue was 6% and 3% of total revenue for the three months ended September 30, 2020 and 2019. We have entered into a revenue-sharing agreement with a printer supplier, whereby our clients will acquire hardware from the supplier and the supplier will share a percentage of revenue generated by our clients with us. In accordance with GAAP, we may only recognize the portion of the revenue that the supplier shares with us pursuant to the new arrangement, as a result, we expect both revenue and cost of sales to decrease in the future, with minimal effect on gross margin.

Cost of Revenue and Gross Profit

Our cost of revenue increased to $1.7 million for the three months ended September 30, 2020 from $1.4 million for the three months ended September 30, 2019, an increase of 26%. This increase was primarily due to the addition of a subcontractor supporting our Leaf Data Systems contract with Utah, an increase in subcontractor costs to support our contract with Pennsylvania, and an increase in the cost of hosting, software and applications as a result of our increased usage fees for cloud service providers to support the growth in commercial software platform subscriptions and government regulatory platform contracts. We also incurred higher direct labor costs associated with providing our consulting services of $0.2 million.

Because the applications and services available through the Leaf Data Systems are provided through relationships with third-party service providers at higher costs than those from our commercial software platform contracts, the gross profit margins from the government contracts are generally lower than those from our commercial software clients. Total costs of government revenues incurred by us, which are included in the cost of revenues on the statement of operations, were $0.8 million and $0.7 million during the three months ended September 30, 2020 and 2019, respectively. The increase in the cost of government revenues incurred by us was due to the additional customer requests of our contracts with the state of Utah and Pennsylvania, and a higher volume of ongoing support and maintenance services provided by subcontractors in connection with the contracts with Pennsylvania and Washington.

Operating Expenses

The following table presents operating expense line items for the three months ended September 30, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Three Months Ended September 30,		Change
	2020	2019	Period over Period
Operating expenses:
Salary expenses, excluding Solo, Trellis, and Ample	$884,016	$317,377	$566,639	179%
Product development of Solo, Trellis, and Ample	592,740	—	253,292	nm
Other product development	282,070	—	592,740	nm
Product development	1,758,826	610,902	1,147,924	188%
Percentage of revenue	47%	19%

Sales and marketing, excluding Solo, Trellis, and Ample	1,700,930	1,841,514	(140,584)	(8)%
Sales and marketing of Solo, Trellis, and Ample	396,572	—	396,572	nm
Sales and marketing	2,097,502	1,841,514	255,988	14%
Percentage of revenue	56%	58%

General and administrative salaries, excluding Solo, Trellis, and Ample	646,530	445,647	200,883	45%
Transaction related costs	951,865	142,437	809,428	nm
Change in fair value of contingent consideration	(389,000)	—	(389,000)	nm
Bad debt expense	12,450	252,809	(240,359)	(95)%
Restructuring costs	68,190	—	68,190	nm
General and administrative expenses of Solo, Trellis, and Ample	330,538	—	330,538	nm
General and administrative stock-based compensation	346,059	41,542	304,517	733)%
Other general and administrative	503,555	859,866	(356,311)	(41)%
General and administrative	2,470,187	1,742,301	727,886	42%
Percentage of revenue	67%	55%

Total operating expenses	$7,497,537	$4,212,616	$3,284,921	78%
Percentage of revenue	202%	132%

nm – percentage change not meaningful

Our operating expenses increased to $7.5 million for the three months ended September 30, 2020, from $4.2 million for the three months ended September 30, 2019, an increase of $3.3 million, or 78%. The increased level of operating expenses for the three months ended September 30, 2020, was the result of investments made in personnel, technology and other infrastructure as we continue to position ourselves for growth both organically and through strategic acquisitions, and transactional costs associated with acquisitions and financing activities.

Product development expenses increased to $1.8 million for the three months ended September 30, 2020, from $0.6 million for the three months ended September 30, 2019, an increase of $1.2 million, or 188%. Salary expense for product development functions increased by $0.6 million, primarily due to the reduced usage of third party contractors associated with software development. Our acquisitions also contributed to the increase in product development spend for the three months ended September 30, 2020.

Sales and marketing expenses increased $0.3 million during the three months ended September 30, 2020, as compared to September 30, 2019, primarily as a result of our acquisitions.

General and administrative expenses increased to $2.5 million for the three months ended September 30, 2020, from $1.7 million for the three months ended September 30, 2019, an increase of $0.7 million, or 42%. This increase was primarily due to transactional costs we are required to expense as incurred and an increase in other general and administrative costs. During the three months ended September 30, 2020, we incurred legal and other costs totaling $1.0 million primarily in connection with our acquisition of Ample. We also recognized a $0.4 million reduction in the estimated fair value of contingent consideration paid for our acquisition of Solo in July 2020. Bad debt expense decreased by $0.2 million, during the three months ended September 30, 2020, as compared to 2019, due to our improvement in the overall quality of our revenue and client portfolio, enhancement of our sales and marketing team has resulted in a steady decline in the number and amount of delinquent accounts resulting in bad debt expense since the three months ended September 30, 2019. During the three months ended September 30, 2020, we have an additional $0.3 million in general and administrative expenses associated with Solo, Trellis, and Ample compared to the three months ended September 30, 2019. Other general and administrative expenses decreased by $0.4 million, most notably due to lower technology costs as compared to the three months ended September 30, 2019.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.  We attempt compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

EBITDA and Adjusted EBITDA

We believe that EBITDA and Adjusted EBITDA, when considered with the financial statements determined in accordance with GAAP, are helpful to investors in understanding our performance and allows for comparison of our performance and credit strength to our peers. EBITDA and Adjusted EBITDA should not be considered alternatives to net loss as determined in accordance with GAAP as indicators of our performance or liquidity.

We define EBITDA as net loss before interest income and expense and changes in fair value of convertible notes, provision for income taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA further adjusted to exclude the effects of the following items for the reasons set forth below:

●	share-based compensation expense, because this represents a non-cash charge and our mix of cash and share-based compensation may differ from other companies, which effects the comparability of results of operations and liquidity;

●	cost incurred in connection with business combinations that are required to be expensed as incurred in accordance with GAAP, because business combination related costs are specific to the complexity and size of the underlying transactions as well as the frequency of our acquisition activity these costs are not reflective of our ongoing operations;

●	costs incurred in connection with debt issuance when we elect the fair value option to account for the debt instrument because if we had not elected the fair value option such costs would be recognized as an adjustment to the effective interest and excluded from EBITDA;

●	restructuring costs because we believe these costs are not representative of operating performance; and

●	equity in earnings (losses) of investees because our share of the operations of investees is not representative of our own operating performance and may not be monetized for a number of years.

The reconciliation of net loss to EBITDA and Adjusted EBITDA for the years ended June 30, 2020 and 2019 is as follows:

	June 30, 2020	June 30, 2019
Net loss	$(16,384,104)	$(12,403,215)
Adjustments:
Interest (income) expense and change in fair value of convertible notes	(922,678)	(91,239)
Income tax provision	30,985	—
Depreciation and amortization	1,315,898	—
EBITDA	$(15,959,899)	$(12,494,454)

Stock-based compensation expense	1,166,130	3,884,110
Business combination and merger related costs	2,979,228	1,080,870
Debt issuance costs related to fair value option debt instruments	1,177,390	—
Changes in fair value of contingent consideration	(998,000)	—
Equity in losses of investee	3,692	—
Adjusted EBITDA	$(11,631,459)	$(7,529,474)

The reconciliation of net loss to EBITDA and Adjusted EBITDA for the three months ended September 30, 2020 and 2019 is as follows:

	September 30, 2020	September 30, 2019
Net loss	$(4,750,691)	$(2,326,332)
Adjustments:
Interest (income) expense and change in fair value of convertible notes	(774,313)	(73,382)
Depreciation and amortization	1,171,022	17,899
EBITDA	$(4,353,982)	$(2,381,815)

Stock-based compensation expense	681,419	161,165
Business combination and merger related costs	951,865	—
Debt issuance costs related to fair value option debt instruments	43,167	—
Restructuring charges	68,190	—
Changes in fair value of contingent consideration	(389,000)	—
Equity in losses of investee	1,534	—
Adjusted EBITDA	$(2,996,807)	$(2,220,650)

Liquidity and Capital Resources

As of June 30, 2020, we had cash of $24.2 million, excluding restricted cash. We had a working capital balance of $16.0 million as of June 30, 2020, as compared to $21.8 million as of June 30, 2019. The decrease in working capital is primarily due to our issuance of the Convertible Notes, $5.3 million of which are payable in the next 12 months, the Convertible Notes installment payments, under certain circumstances, be converted. As of September 30, 2020, we had cash of $14.3 million, excluding restricted cash, and working capital of $0.9 million. Additionally, on October 30, 2020, we closed on the public offering of 5 million shares of common stock with proceeds of approximately $11.0 million net of offering costs, which will be used for general corporate purposes.

Since our inception, we have incurred recurring operating losses, used cash from operations, and relied on capital raising transactions to continue ongoing operations. During the year ended June 30, 2020, we implemented a cost reduction initiative and achieved a reduction in cash used in operations in excess of $1.0 million between the third and fourth quarters of fiscal year 2020. During the three months ended September 30, 2020, we incurred a loss from operations of $5.5 million and used cash in operations of $4.2 million. During the three months ended September 30, 2020, we implemented a number of cost reduction initiatives reducing costs and identifying cost savings that we expect to result in annual savings of an additional $3.0 million to $4.0 million.  After considering all available evidence, we determined that, due to our current positive working capital and the receipt of cash proceeds as a result of financing activities, such capital and proceeds will be sufficient to meet our capital requirements for a period of at least twelve months from the date that our September 30, 2020 financial statements were issued. Management will continue to evaluate our liquidity and capital resources.

During the year ended June 30, 2020, we had a $0.8 million unrealized gain on the change in fair value of our convertible notes. This change in fair value is not an indication of the amount that we have to pay to settle the Notes.

During the year ended June 30, 2020, we have executed our acquisition strategy in order to accelerate growth. The industry in which we participate is highly fragmented, with many small and thinly-capitalized competitors. As part of our growth strategy, we will continue to seek to acquire assets or companies that are synergistic with our business. We have continued to invest in building a scalable infrastructure to support both organic growth and strategic acquisitions.

In the event the Company requires additional liquidity, the Company can further reduce or defer expenses. More specifically, the Company could implement certain discretionary cost reduction initiatives relating to our spending on employee travel and entertainment, consulting costs and marketing expenses, negotiate deferred salary arrangements, furlough employees or reduce headcount or negotiate extensions of payments of rent and utilities.  The Company also believes it has access to capital through future debt or equity offerings and could be successful in renegotiating the maturity dates or conversion option relating to its current outstanding notes payable, although no assurance can be provided that we would be successful in these efforts.  Further, the potential continues to exist that our $2 million PPP loan could be forgiven. Management will continue to evaluate our liquidity and capital resources.

Cash Flows – June 30, 2020 and 2019

Our cash and restricted cash balance were $24.7 million and $22.4 million as of June 30, 2020 and 2019, respectively. Cash flow information for the years ended June 30, 2020 and 2019 is as follows:

	Years Ended June 30,
	2020	2019
Cash provided by (used in):
Operating activities	$(14,347,652)	$(9,048,595)
Investing activities	(3,598,084)	18,843,483
Financing activities	20,234,275	10,000,000
Net increase (decrease) in cash and restricted cash	$2,288,539	$19,794,888

Sources and Uses of Cash for the Years Ended June 30, 2020 and 2019

Net cash used in operating activities increased to $14.3 million during the fiscal year ended June 30, 2020, from $9.0 million during the fiscal year ended June 30, 2019, an increase of $5.3 million. The increase in cash used in operating activities was primarily driven by the increase in net loss from operations of $4.8 million, described above, and timing of cash received from clients relative to when we recognize revenue.

Net cash used in investing activities totaled $3.6 million during the fiscal year ended June 30, 2020, as a result of amounts invested in the development of our software products and our acquisition of a minority stake in Zol Solutions, Inc. Net cash provided by investing activities during the fiscal year ended June 30, 2019 was $18.8 million as a result of the net proceeds received in connection with the mergers.

Net cash provided by financing activities totaled $20.2 million during the year ended June 30, 2020, which includes net proceeds from the issuance of the Convertible Notes and PPP Loan of $16.0 million and $4.2 million received upon the exercise of warrants to purchase our common stock. Net cash provided by financing activities totaled $10.0 million raised in our Series C financing during the fiscal year ended June 30, 2019. In connection with the mergers, the Series C Preferred Units were converted into shares of our common stock.

Cash Flows – September 30, 2020 and 2019

Our cash and restricted cash balances were $14.8 million and $24.7 million as of September 30, 2020 and 2019, respectively. Cash flow information for the three months ended September 30, 2020, and 2019 is as follows:

	Three Months Ended September 30,
	2020	2019
Cash provided by (used in):
Operating activities	$(4,181,159)	$(3,142,174)
Investing activities	(5,704,806)	(519,739)
Financing activities	(12,668)	4,242,454
Net change in cash and restricted cash	$(9,898,633)	$580,541

Sources and Uses of Cash for the three months ended September 30, 2020 and 2019

Net cash used in operating activities increased to $4.2 million during the three months ended September 30, 2020, from $3.1 million during the three months ended September 30, 2019, an increase of $1.0 million. The increase in cash used in operating activities was primarily driven by the increase in net loss from operations of $3.1 million described above, partially offset by the effect of the timing of cash received from clients relative to when we recognize revenue.

Net cash used in investing activities totaled $5.7 million during the three months ended September 30, 2020, as a result of net cash paid as consideration for the Ample acquisition and amounts invested in the development of our software products. Net cash used by investing activities during the three months ended September 30, 2019, was $0.5 million as a result of amounts invested in the development of our software products.

Net cash used in financing activities totaled $13,000 during the three months ended September 30, 2020 and represents cash paid in connection with our common stock offering that closed on October 30, 2020. Net cash provided by financing activities totaled $4.2 million and represents the proceeds from the exercise of warrants.

Convertible Notes Issuance

On June 8, 2020, we entered into a Securities Purchase Agreement, or the SPA, with two institutional investors, each a Note Holder and collectively the Note Holders, to sell a new series of senior secured convertible notes, or the Convertible Notes, of Akerna in a private placement, in the aggregate principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all outstanding and future indebtedness of Akerna and our subsidiaries.

The Convertible Notes were sold on June 9, 2020 with an original issue discount pursuant to which the Note Holders paid $880 per each $1,000 in principal amount of the Convertible Notes and do not bear interest except upon the occurrence of an event of default.

We have used and continue to use the proceeds from the sale of the Convertible Notes for general corporate purposes, but not, as covenanted in the SPA, directly or indirectly, for (i) the satisfaction of any indebtedness of Akerna or any of our subsidiaries, (ii) the redemption or repurchase of any securities of Akerna or any of our subsidiaries, or (iii) the settlement of any outstanding litigation.

Maturity and Repayment Dates

The Convertible Notes mature on June 1, 2023, or the Maturity Date. The principal amount is payable in monthly installments beginning on October 1, 2020. Unless deferred by the holder, on installment dates from October 1, 2020 through, and including, January 4, 2021, $500,000 in principal amount will be payable, (y) with respect to the installment dates from, and including, February 1, 2021 through, and including, June 1, 2021, $825,000 in principal amount will be payable and (z) with respect to installment dates from, and including, July 1, 2021 through, and including, the earlier of the repayment of the Principal and the Maturity Date, $1,000,000 in principal amount will be payable. We may not prepay any portion of the principal amount nor interest, if any.

Interest

The Convertible Notes were sold with an original issue discount and do not bear interest except upon the occurrence of an Event of Default (described below), in which event the applicable rate will be 15.00% per annum.

Conversion

The Convertible Notes are convertible at any time in whole or in part, at the option of the Note Holders, into shares of the common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50, or the Conversion Price. The Conversion Price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction.

In connection with the occurrence of Events of Default, the Note Holders will be entitled to convert all or any portion of the Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the lower of (x) the volume-weighted average price, or VWAP, of the common stock as of the trading day immediately preceding the applicable date of determination and (y) the quotient of (A) the sum of the VWAP of the common stock for each of the two trading days with the lowest VWAP of the common stock during the ten consecutive trading day period ending on and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than the floor price of $1.92.

Conversion Limitation and Exchange Cap

The Note Holders will not have the right to convert any portion of the Convertible Notes, to the extent that, after giving effect to such conversion, such Note Holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of the common stock outstanding immediately after giving effect to such conversion. A Note Holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, the Convertible Notes were not convertible to the extent the conversion would result in Akerna issuing more shares of common stock than permitted under the rules of the Nasdaq Stock Market until such time as we shall have obtained Akerna stockholder approval. We obtained stockholder approval on December 14, 2020, and the Convertible Notes are no longer subject to this restriction.

Events of Default

The Convertible Notes are subject to certain customary events of default, see “Risk Factors – Risks Related to our Convertible Debt” for a short discussion of events of default under the Convertible Notes

December Waivers

On December 23, 2020, we entered into waivers with all the holders of the outstanding senior secured convertible notes, pursuant to which we and the holders, separately and not jointly, agreed to waive certain terms and conditions of the convertible notes as follows:

●	The holders irrevocably waived the last sentence of Section 8(a) of the notes requiring that all installment amounts payable under the notes prior to April 1, 2021 be paid in cash pursuant to installment redemptions. We may now elect, in its sole discretion, to pay installment amounts under the notes prior to April 1, 2021, by issuing shares of common stock pursuant to installment conversions or by paying cash pursuant to installment redemptions, in each case in accordance with the existing terms of the notes.

●	We irrevocably waived the prohibition on acceleration of installment amounts in Section 8(e) of the notes solely in relation to the installment amount for January 4, 2021, to permit the holders to accelerate the January 4, 2021 installment amount, in whole or in part, to one or more acceleration dates from December 24, 2020 through to and including January 4, 2021, as elected by each holder pursuant to Section 8(e) of the notes.

●	We and the holders agreed that we may irrevocably waive the installment scheduled principal amount for any installment date by setting forth in the installment notice for that installment date an installment amount greater than the installment scheduled principal amount due and payable on the next installment date. Each holder may then consent to all or a portion of such increased installment amount for such installment date by written confirmation no later than 4:00 p.m. New York time on the trading day immediately prior to such installment date. Any increased amount for an installment amount above the installment scheduled principal amount for such installment date will reduce the principal amount under the notes.

●	In relation to the January 4, 2021 installment amount, we delivered installment notices to the holders increasing the installment amount for January 4, 2021, in the aggregate, by $2,062,500.

MJF Mergers and Private Placement

On October 10, 2018 (as amended on April 17, 2019), we (f/k/a MTech Acquisition Holdings Inc.) entered into the Merger Agreement, with MTech, MJF, MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, the MTech Sponsor, in the capacity as the representative for our equity holders (other than the sellers, as defined under the Merger Agreement) thereunder, and MJF and Jessica Billingsley, in the capacity as the representative for the sellers thereunder. The Merger Agreement provided for two mergers: (i) the merger of MTech Purchaser Merger Sub, with and into MTech, with MTech continuing as the surviving entity; and (ii) the merger of MTech Company Merger Sub LLC with and into MJF, with MJF continuing as the surviving entity, we refer to these two transactions together as the mergers.

On June 17, 2019, the parties consummated the mergers. The merger consideration was paid in shares of our common stock, or the Consideration Shares, at a price equal to $10.16 per share. In total, 6,520,099 Consideration Shares were issued pursuant to the Merger Agreement. Upon closing of the mergers, MTech’s common stock ceased trading, and our common stock and warrants began trading on The Nasdaq Stock Market under the symbols “KERN” and “KERNW,” respectively, we changed our name from MTech Acquisition Holdings Inc. to “Akerna Corp.”, and MJF became our wholly-owned subsidiary. Immediately after giving effect to the mergers and the issuance of an additional 901,074 shares of common stock for an aggregate purchase price of $9.2 million in a private placement consummated in connection with the mergers, there were 10,400,381 shares of our common stock and warrants to purchase 5,993,750 shares of our common stock issued and outstanding. As of the closing date of the mergers, the former security holders of MJF beneficially owned 62.7% of our outstanding shares of our common stock, the former security holders of MTech beneficially owned 27.7% of our outstanding shares of our common stock, and the Investors beneficially owned 9.6% of our outstanding shares of our common stock. Upon the closing of the mergers, our management and principal stockholders beneficially owned 59.70% of our outstanding shares of our common stock.

We received net proceeds of $18.8 million upon the consummation of the mergers and the private placement.

Pursuant to the Merger Agreement, upon the closing of the mergers, the membership units of MJF (including the profits interest units) issued and outstanding immediately prior to the mergers automatically converted into the right to receive our shares and the securities of MTech issued and outstanding immediately prior to the mergers automatically converted into the right to receive our securities.

Series C Preferred Units Financing

In August 2018, we sold an aggregate of $10 million of Series C Preferred Units in private placements to accredited investors. Upon the consummation of the mergers with MTech and MJF, the Series C Preferred Units issued in connection with these two transactions were exchanged for shares of our common stock.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements and the related notes included in this Annual Report on Form 10-K are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

Critical accounting policies and estimates are those that we consider critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Business Combinations

We account for business acquisitions using the purchase method of accounting, in accordance with which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. Goodwill represents the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.

Significant judgment is used in determining fair values of assets acquired and liabilities assumed, as well as intangible assets and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows attributable to the acquired intangible assets and appropriate discount rates used in computing present values. Particularly for the acquisitions of Solo and Trellis, management applied significant judgement in estimating the fair value of the acquired developed technology intangible asset, which involved significant estimates and assumptions with respect to forecasted revenue growth rates, the revenue attributable to the acquired intangible asset over its estimated economic life and the discount rate. These judgments may materially impact the estimates used in allocating the purchase price consideration to the fair value of assets acquired and liabilities assumed, as well as our current and future operating results. Actual results may vary from these estimates that may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to the fair value of assets acquired and liabilities assumed made after the end of the measurement period are recorded within our operating results.

Capitalized Software Development Costs

We capitalize software development costs incurred to develop functionality for our commercial software platforms and government regulatory software platform, as well as certain upgrades and enhancements that are expected to result in enhanced functionality. These costs include personnel and related expenses for employees, costs of third-party contractors and other services directly associated with the development projects. We capitalize certain software development costs for new offerings as well as upgrades to our existing software platforms. We amortize these development costs over the estimated useful life of two to five years on a straight-line basis. We believe there are two key estimates within the capitalized software balance, which are the determination of the amounts to be capitalized and the determination of the useful life of the software.

We determine the amount of software development costs to be capitalized based on the amount of time spent by our developers on projects in the application stage of development. Costs associated with building or significantly enhancing our commercial software platform and our government regulatory platform are capitalized, while costs associated with planning new developments and maintaining our software platforms are expensed as incurred. There is judgment involved in estimating the time allocated to a particular project in the application stage as well as the determination of whether the project is an enhancement to the existing software or maintenance thereof. A significant change in the time spent on each project or the determination of the nature of projects involving existing software platforms could have a material impact on the amount capitalized and related amortization expense in subsequent periods.

We determined that a two to five year life is appropriate for our capitalized software based on our best estimate of the useful life of the software after considering factors such as continuous developments in the technology, obsolescence and anticipated life of the service offering before significant upgrades. Based on our prior experience, software will generally remain in use for a minimum of two to five years before being significantly replaced or modified to keep up with evolving client needs. While we do not anticipate any significant changes to this two to five year estimate, a change in this estimate could produce a material impact on our financial statements. For example, if we received information that indicated the useful life of all software was one year rather than two to five, our capitalized software balance would materially decrease, and our expense would materially increase.

Senior Secured Convertible Notes

We determined at the issuance of or Convertible Notes to elect the fair value option. At issuance, the carrying value of the Convertible Notes was recorded at estimated fair value calculated using probability weighted valuations of various settlement scenarios. The valuations of the various settlement outcomes were calculated using Monte Carlo simulation models and discounted cash flow models. We remeasure the Convertible Notes to estimated fair value each reporting period using valuation techniques similar to those applied at issuance. The change in the fair value resulting from changes in instrument specific credit risk is recognized as other comprehensive income with the remainder of the change recognized in current earnings. We believe key estimates used in accounting for the Convertible Notes are the fair value at the reporting period end as well as the determination of the portion of the change resulting from instrument specific credit risk, including assumptions regarding the probability of various outcomes and the volatility of Akerna’s common stock. A significant change in the probability weighting or the volatility could have a material impact to the carrying value of the Convertible Notes as well as the amount of change recognized during the period in earnings.

Recent Accounting Pronouncements

Please refer to Note 2 – “Summary of Significant Accounting Policies” to the consolidated financial statements included elsewhere in this prospectus for our discussion about new accounting pronouncements adopted and those pending.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name	Age	Position
Jessica Billingsley	43	Chairman of the Board and Chief Executive Officer(3)
Scott Sozio	40	Director(3)
Matthew R. Kane	40	Director(1)
Tahira Rehmatullah	38	Director(1)
Mark Iwanowski	65	Director(3)
John Fowle	42	Chief Financial Officer and Secretary
Nina Simosko	52	Chief Commercial Officer
Ray Thompson	50	Chief Operating Officer
David McCullough	44	Chief Technology Officer

(1)	Class I director.

(2)	Class II director.

(3)	Class III director.

Jessica Billingsley has served as Chief Executive Officer and director since the consummation of our merger on June 17, 2019, and Chairman of the Board since July 2019. Ms. Billingsley co-founded MJF, our wholly-owned subsidiary, in 2010 and served as President of MJF from 2010 to April 2018 and Chief Executive Officer since May 2018. An early investor in one of Colorado’s first legal medical cannabis businesses, Ms. Billingsley created the category of cannabis seed-to-sale technology after seeing the need first-hand. Prior to MJF, Ms. Billingsley was the founder and chief executive officer of Zoco, a technology services firm with clients across the United States. Ms. Billingsley has 20 years of technology and systems experience with rapidly scaling businesses and founded her first business at the age of 22. Ms. Billingsley has served on the board of the National Cannabis Industry Association from 2012 to 2019 and has served on the board of the Cannabis Trade Federation since 2019. Ms. Billingsley was named one of Fortune’s 10 most promising women entrepreneurs in 2015 and named one of Inc. Magazine’s 100 Female Founders in 2018. Ms. Billingsley holds a dual degree from the University of Georgia in Computer Science and Communications. Ms. Billingsley was selected to serve on our Board based on her extensive experience with technology and systems companies, broad experience in the telecommunications industry, and her background as an entrepreneur.

Scott Sozio has served as a director since October 2018, prior to the consummation of our merger on June 17, 2019. From October 2018 until the consummation of the merger on June 17, 2019, Mr. Sozio served as President and Secretary of Akerna. From September 2017 and until the merger in June 2019, Mr. Sozio served as the chief executive officer and a director of MTech Acquisition Corp. Since July 2019, Mr. Sozio has served as Head of Corporate Development., Mr. Sozio is the co-founder of Hypur Ventures and since June 2016, has served as its managing director. Since April 2015, Mr. Sozio has served as a director of Hypur Inc., a financial technology firm focused on banking compliance. Since September 2016, Mr. Sozio has served as a director of Simplifya Holdings, LLC, a cannabis compliance technology business, both portfolio companies of Hypur Ventures. Since February 2013, Mr. Sozio has served as a partner in Van Dyke Holdings, where he is responsible for its private investment portfolio. Prior to joining Van Dyke Holdings, Mr. Sozio was a vice president of Bay Harbour Management L.C., a distressed-debt focused hedge fund. He joined Bay Harbour in 2004 after working in the Financial Restructuring Advisory Group at CIBC World Markets. Mr. Sozio is the former Chairman of Island One, Inc., a timeshare company based in Florida (from 2011 to 2012), and acquired by Diamond Resorts as part of Diamond’s initial public offering, and a former director of Great Destinations, Inc., a timeshare sales business based in California (from 2013 to 2016), and acquired by Interval International in 2016. Mr. Sozio holds a B.A. in Architecture from Columbia University. Mr. Sozio was selected to serve on our Board based on his extensive experience in finance and investment management and his broad experience with working with cannabis companies.

Matthew R. Kane has served as a director since the consummation of our merger on June 17, 2019. Since December 2015, Mr. Kane has served as a director or MJF. In 2002, Mr. Kane co-founded and served as co-chief executive officer of Green Shades Software, Inc., a human resources, payroll and tax reporting software company, until 2019 where he has since served as a board member. Additionally, Mr. Kane has served as chief executive officer of Welltality, a health care technology start-up, from 2014 to 2018, where he has since served as a board member. He received his bachelor’s degree in Computer Information Systems from Jacksonville University in 2001, an MBA from the Warrington College of Business at the University of Florida in 2006, and a Masters in Information and Data Service at the University of California, Berkeley in 2020. He previously served for 11 years on the board of Jacksonville University from 2007 to May 2018 and was reappointed in 2019. Mr. Kane was selected to serve on our Board based on his extensive experience in in the software technology applications industry.

Tahira Rehmatullah has served as a director since consummation of our merger on June 17, 2019. Since October 2018, prior to the merger and until consummation of the merger in June 2019, Ms. Rehmatullah served as Vice President and Treasurer. Since 2016, Ms. Rehmatullah has been president of T3 Ventures, a strategy and management consulting firm. From September 2017 to June 2019, Ms. Rehmatullah was the chief financial officer of MTech Acquisitions Inc. From 2016 to 2019, Ms. Rehmatullah was a managing director of Hypur Ventures, where she was responsible for portfolio company management as well as investment sourcing and execution. From June 2017 to June 2018, Ms. Rehmatullah served as a director of Dope Media, a cannabis media company and portfolio company of Hypur Ventures. Prior to joining Hypur Ventures, from 2014 to 2016 Ms. Rehmatullah served as the general manager of Marley Natural, a cannabis brand based on the life and legacy of Bob Marley, where she was responsible for the brand launch as well as managing its day-to-day operations. From 2014 to 2016, Ms. Rehmatullah served as an investment manager at Privateer Holdings, a private equity firm with investments in the legal cannabis industry. Prior to her activities in the cannabis industry, from 2011 to 2012, Ms. Rehmatullah was a portfolio manager at City First Enterprises where she was responsible for underwriting, structuring and managing deals for their community development and investment portfolio. From 2007 to 2011, Ms. Rehmatullah was an associate at Perry Capital where she led research initiatives for the asset-backed securities team. Her career began in Ernst & Young’s Financial Services Advisory practice in 2005. Ms. Rehmatullah holds an M.B.A. from the Yale School of Management and a B.S. in Finance and minor in Life Sciences from The Ohio State University. Ms. Rehmatullah was selected to serve on our Board based on her extensive experience in finance and investment management and her broad experience working with cannabis companies

Mark D. Iwanowski has served as a director since the consummation of the merger on June 17, 2019. Since May 2019, Mr. Iwanowski has served as a director of MJF. Mr. Iwanowski is the founder of Global Visions-Silicon Valley, Inc., a global consulting group focused on venture, mergers and acquisitions, and turnarounds, and has served as its president and chief executive officer since August 2011. Mr. Iwanowski advises and invests in a variety of early stage companies and is an experienced veteran in the international technology sector. Recent projects including overseeing the selection, mentoring and seed funding of approximately 20 start-up companies in the Republic of Georgia. Mr. Iwanowski also serves on the Virgin Galactic advisory board, which recently made it first successful commercial flight into space. Mr. Iwanowski was a managing director with Trident Capital from April 2005 to November 2011. During this time, Mr. Iwanowski also served as chairman of Neohapsis (KSR INC) a cyber-security firm that was then acquired by Cisco from 2006 to 2010. From 2002 to 2005, Mr. Iwanowski was senior vice president - Global IT and chief information officer for Oracle Corporation (NYSE: ORCL). Prior to Oracle, Mr. Iwanowski co-managed an outsourcing business at Science Applications International Corp (NASDAQ: SAIC) and served as its chief operating officer - Telecom and IT Outsourcing Business Unit from 1997 to 2002. Mr. Iwanowski served as a principal at Quantum Magnetics, an airport explosive detection system company, as a general manager and vice president from 1995 to 1997. Mr. Iwanowski also held executive positions with Raytheon (NASDAQ:RTN) as the vice president of Business Development from 1993 to 1995, and was a principal at Applied Remote Technology, an underwater robotics company that was acquired by Raytheon (NASDAQ:RTN), serving as its executive vice president - business development from 1991 to 1993. Mr. Iwanowski played professional football from 1978 to 1980 with the New York Jets, Oakland Raiders and Kansas City Chiefs. Mr. Iwanowski received an MBA from National University in 1989, an MS in Engineering from California Institute of Technology in 1979, and a BS in Engineering from the University of Pennsylvania in 1977. Mr. Iwanowski was selected to serve on our Board based on his extensive experience in business operation and public companies.

John Fowle has served as Chief Financial Officer since December 17, 2019. From May 2019 through December 2019, Mr. Fowle served as Chief Financial Officer of Rev360, an optometry software and business services company. During that time, Mr. Fowle oversaw the company’s financial operations and risk management functions and supported the company’s strategic divestiture of the software business unit. From July 2015 through May 2019, Mr. Fowle served as Vice President, Corporate Controller and Officer of Welltok, Inc., an emerging-growth, data-driven, enterprise SaaS company that delivers the healthcare industry’s leading consumer activation platform. From May 2013 through July 2015, Mr. Fowle served as Corporate Controller of Clarient Diagnostic Services, Inc., a NeoGenomics Company, a specialty molecular biology laboratory focused on cancer diagnostics, testing and research. Prior to that, Mr. Fowle held a variety of increasingly responsible senior financial management positions in GE Healthcare, Panasonic Avionics and Freedom Communications. Mr. Fowle holds a Bachelor of Science degree in Business Administration from the University of Southern California, a Master of Business Administration from the University of California, Irvine, and is a Certified Public Accountant.

Nina Simosko has served as Chief Commercial Officer since September 23, 2019. From Feb 2015 through 2018, Ms. Simosko served as president, chief executive officer, and chief product officer of NTT Innovation Institute Inc., a Silicon Valley-based innovation center for NTT Group, one of the world’s largest information and communications technology companies. From Feb 2013 through July 2015, Ms. Simosko was responsible at Nike, Inc. for leading the creation and execution of the Nike technology strategy, planning and operations world-wide. Additionally, from February 2013 through February 2015, Ms. Simosko served on the advisory board of Appcelerator. From August 2012 through August 2014, Ms. Simosko served on the advisory board of Taulia, Inc. and from October 2012 through October 2014 served on the advisory board of K2Partnering Solutions. From June 2004 through May 2012, Ms. Simosko was the senior vice president of the Global Premier Customer Network of the SAP America, Inc. (“SAP”). At SAP, she led both the PCN Center of Excellence and SAP’s Global Executive Advisory Board. During her tenure, she was a part of SAP’s Global Ecosystem & Partner Group which was charged with continuing to build and enable an open ecosystem of software, service and technology partners together with SAP’s communities of innovation. Additionally, she served as the global chief operating officer for the worldwide Customer Education organization, responsible for driving more than half a billion euros in global education software and services revenue, as well as the senior vice president of the SAP’s Education Sales. From July 2008 through June 2011, Ms. Simosko served as a director of Reading Partners. From May 2000 through June 2004, Ms. Simosko served as the executive director of Siebel University and Worldwide Maintenance Renewal Sales, where she was responsible for $100M in annual revenues. From April 1998 through April 2000, Ms. Simosko served as the senior sales and marketing director of Oracle Corporation’s, Oracle Education (Americas Division), where she managed a P&L for a $13M annual budget. Ms. Simosko currently serves on the advisory board of: since January 2018, Silicon Valley in Your Pocket; since January 2015, AppOrchid; since September 2014, Reflection; since May, DeepSense.ai; and since June, 2019 Scanta, Inc. Ms. Simosko holds a Bachelor of Arts degree from Montclair State University where she graduated cum laude.

Ray Thompson has served as Chief Operating Officer of MJF since November 2018. From November 2016 to January 2018, Mr. Thompson worked as the head of customer and sales Operations for Gloo, a people development SaaS company. During that time, Mr. Thompson reported to the executive team to develop and execute on market strategies, product offerings, financial projections, and talent management. From October 2008 to October 2016, Mr. Thompson served as corporate senior vice president of VisionLink, a multiagency humanitarian software platform, managing across all aspects of the business providing enterprise SaaS solutions to federal and state governments and international humanitarian organizations. From 1996 to 2008, Mr. Thompson served in various executive sales and marketing roles across multiple technologies companies. Mr. Thompson holds a Masters in Business Administration from the University of Denver.

David McCullough has served as Chief Technology Officer of Akerna since July 1, 2020. Mr. McCullough has been with Akerna and MJF since 2015, previously serving as Akerna’s executive vice president of product & engineering. Before joining MJF, Mr. McCullough was the Chief Technology Officer of StudentPublishing.com, during that time, he actively managed the technical aspects of Student Publishing’s sale to and system integration with lulu.com. Mr. McCullough has over 16 years of software engineering experience, including extensive government systems experience. Mr. McCullough has previously served as a profession at New Mexico State University where he taught courses in data communications and networking. Mr. McCullough holds a master’s degree in Computer Science. MCSE, CCNP, A+. N+.

Board Qualifications

Our Board has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, we expect to generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Our officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these officers or directors have senior leadership experience at various companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business investments and combinations.

We, along with our officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

Our board of directors are divided into three classes: Class I; Class II; and Class III. The directors in Class I have a term expiring at the 2022 annual meeting of stockholders, the directors in Class II have a term expiring at the 2020 annual meeting of stockholders, and the directors in Class III have a term expiring at the 2021 annual meeting of stockholders. The Class I directors are Matthew R. Kane and Tahira Rehmatullah, there are currently no Class II directors, and the Class III directors are Jessica Billingsley, Scott Sozio, and Mark Iwanowski.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Amended and Restated Bylaws as it deems appropriate.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including Directors, pursuant to which the officer was selected to serve as an officer.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees.

Other Directorships

None of the Directors of Akerna are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating Committee and Compensation Committee must also be independent directors.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

As a result, the Board has affirmatively determined that each of Matthew R. Kane, Tahira Rehmatullah, Mark Iwanowski, and Ashesh Shah are independent in accordance with the Nasdaq listing rules. The Board has also affirmatively determined that all members of our Audit Committee, Nominating Committee and Compensation Committee are independent directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

On October 10, 2018 (as amended on April 17, 2019), Akerna entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), MJ Freeway, LLC (“MJF”), MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub”), MTech Sponsor LLC (“MTech Sponsor”), a Florida limited liability company, in the capacity as the representative for the equity holders of Akerna (other than the sellers) thereunder, and MJF and Jessica Billingsley, in the capacity as the representative for the sellers thereunder. The Merger Agreement provided for two mergers: (1) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity; and (2) the merger of Company Merger Sub with and into MJF, with MJF continuing as the surviving entity.

Prior to the above mergers, none of MTech Holdings’ executive officers or directors received any cash (or non-cash) compensation for services rendered to Akerna.

The following table sets forth all information concerning the compensation earned, for the fiscal years ended June 30, 2020 and 2019 for services rendered to us by persons who served as our named executive officers at the end of 2019. Individuals we refer to as our “named executive officers” include our chief executive officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended June 30, 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(i)		(j)
Jessica Billingsley	2020	250,000		54,750	(1)	153,474	(2)	21,780	(3)	480,004
Chief Executive Officer	2019	8,904	(4)	309,659	(5)	—		—		318,563
Nina Simosko(6)	2020	154,545		—		999,996	(7)	—		1,154,541
Chief Commercial Officer
John Fowle(8)	2020	106,250		—		799,997	(9)	—		906,247
Chief Financial Officer

(1)	Pursuant to Ms. Billingsley’s employment agreement with Akerna, she is eligible for an annual bonus that is determined by the board of directors on the basis of fulfillment of the objective performance criteria established in its discretion. For the 2020 fiscal year, the annual bonus was determined based Akerna’s relative performance against budgeted targets, as further described below. The board of directors evaluated the achievement of these targets and Ms. Billingsley’s 2020 annual bonus amount was $54,750.
(2)	During 2020, Ms. Billingsley was awarded 10,000 restricted stock units with a grant date fair value of $57,900. These awards vest 25% annually on July 1 with the final vesting occurring on July 1, 2023. Ms. Billingsley was awarded share-based compensation that was conditioned upon the price of a share of Akerna common stock achieving a specified total return as of June 30, 2020. This award had a grant date fair value of $12,465. The total return target was not achieved, as such no shares will be issued pursuant to this award. Ms. Billingsley was also awarded a share based annual bonus award of 19,694 shares of common stock. This award had a grant date fair value of $83,109.

(3)	In addition to cash and stock awards, Ms. Billingsley may redeem loyalty awards generated by corporate purchases made on certain credit cards for her personal use. During 2020, Ms. Billingsley redeemed $21,780 in loyalty awards for her personal use.
(4)	Ms. Billingsley became Chief Executive Officer of Akerna on June 17, 2019. Ms. Billingsley will be paid an annual salary of $250,000, pursuant to an employment agreement with Akerna, and was paid $8,904, as a pro rata portion of her salary for year ended June 30, 2019.
(5)	Within ten days consummation of the Merger Agreement, Akerna paid Ms. Billingsley a single lump sum of $95,000. Additionally, as a result of reaching a certain target, Ms. Billingsley’s received a bonus of $214,659.
(6)	Ms. Simosko became Chief Revenue Officer of Akerna on September 23, 2019, her title was subsequently changed to Chief Commercial Officer without any change in duties or compensation.
(7)	During 2020, Ms. Simosko was awarded 125,156 restricted stock units with a grant date fair value of $999,996, these awards vest 25% annually on the grant date anniversary in each of the subsequent four years.
(8)	Mr. Fowle became Chief Financial Officer of Akerna on December 17, 2019.
(9)	During 2020, Mr. Fowle was awarded 72,727 restricted stock units with a grant date fair value of $799,997, these awards vest 25% annually on the grant date anniversary in each of the subsequent four years.

Employment Agreements

Jessica Billingsley

In connection with the consummation of the mergers on June 17, 2019, Ms. Billingsley and Akerna entered into an employment agreement, dated June 17, 2019 (the “Billingsley Employment Agreement”). Under the terms of the Billingsley Employment Agreement, Ms. Billingsley serves at the Chief Executive Officer of Akerna at will, and must devote substantially all of her working time, skill and attention to her position and to the business and interests of Akerna (except for customary exclusions).

Akerna pays Ms. Billingsley an annual base salary in the amount of $250,000. The base salary is subject to (1) review at least annually by the board of directors of Akerna for increase, but not decrease, and (2) automatic increase by an amount equal to $50,000 from its then current level on the date upon which Akerna’s aggregate, gross consolidated trailing twelve month (TTM) revenue equals the product of (x) two multiplied by (y) Akerna’s TTM revenue as of the Closing. Within ten days of the consummation of the Merger Agreement, Akerna paid Ms. Billingsley a completion award in a single lump sum of $95,000.

Ms. Billingsley will be eligible for an annual bonus (the “Annual Bonus”) with respect to each fiscal year ending during her employment. Her target annual cash bonus shall be in the amount of one hundred percent (100%) of her base salary (the “Target Bonus”) with the opportunity to earn greater than the Target Bonus upon achievement of above target performance. The amount of the Annual Bonus shall be determined by the board of directors of Akerna on the basis of fulfillment of the objective performance criteria established in its reasonable discretion. The performance criteria for any particular fiscal year shall be set no later than ninety days after the commencement of the relevant fiscal year. For the 2020 and 2019 fiscal years, the Annual Bonus was determined based upon the following four (4) budget components, each of which scales linearly between achieving 75% to 100%, and greater than 100% with respect to the Platform Recurring Revenue (as defined in Billingsley Employment Agreement) and Government Recurring Revenue (as defined in Billingsley Employment Agreement) budget components respectively, of the applicable fiscal year’s budget for each such component (with 50% of the Target Bonus payable upon achievement of 75% of budget, 100% of the Target Bonus payable upon achievement of budget (and, with respect to the Platform Recurring Revenue and Government Recurring Revenue budget components, with 200% of each weighted portion of the Target Bonus payable upon achievement of 125% of the corresponding component of budget, with linear interpolation between points)). During fiscal year ended June 30, 2019, due to achieving a target Ms. Billingsley received a bonus of $214,659. During the fiscal year ended June 30, 2020, due to achieving targets Ms. Billingsley received a bonus of $54,750 and she received a discretionary share bonus of $90,000 worth of the Company’s shares of common stock based on the 10-day volume weighted average price as of the date of the award, which resulted in the issuance of 19,694 shares of common stock with a grant date fair value of $83,109.

Ms. Billingsley is entitled to participate in annual equity awards and employee benefits. She is indemnified by Akerna to for any and all expenses (including advancement and payment of attorneys’ fees) and losses arising out of or relating to any of her actual or alleged acts, omissions, negligence or active or passive wrongdoing, including, the advancement of expenses she incurs. The foregoing indemnification is in addition to the indemnification provided to her by Akerna pursuant to her Indemnification Agreement.

In the event of Ms. Billingsley’s termination for cause or without good reason, Akerna will be obligated to pay any accrued but unpaid base salary and any annual bonus earned and awarded for the fiscal year prior to that in which the termination occurs. In the event of Ms. Billingsley’s termination without cause or with good reason, Akerna will be obligated to pay any accrued but unpaid base salary, any annual bonus earned and awarded for the fiscal year prior to that in which the termination occurs, a cash severance payment equal to her base salary, pro-rated annual bonus for the fiscal year in which the termination occurs through the date of termination, and twelve months of health benefits.

The Billingsley Employment Agreement also contains noncompetition and non-solicitation provisions that apply through her employment and for a term of one year thereafter, and which are in addition to the noncompetition and non-solicitation provisions prescribed under a certain Non-Competition Agreement between Ms. Billingsley and Akerna. The Billingsley Employment Agreement also contains a non-disparagement provision that apply through her employment and for a term of two years thereafter.

John Fowle

On December 17, 2019, Mr. Fowle entered into a letter agreement with Akerna. Mr. Fowle serves as the Chief Financial Officer of Akerna at will. Akerna pays Mr. Fowle an annual base salary of $200,000. At the Board’s discretion, Mr. Fowle may be eligible for a bonus. Mr. Fowle received a grant of approximately $800,000 of restricted stock units, which will vest as to 25% on the first anniversary of the grant date, as to the next 25% on the second anniversary of the grant date, as to the next 25% on the third anniversary of the grant date and as to the remaining 25% on the fourth anniversary of the grant date. Mr. Fowle is entitled to participate in employee benefits.

Akerna entered into an Employee Covenant Agreement with Mr. Fowle, which obligates Mr. Fowle from disclosing any confidential information, including without limitation, trade secrets. The agreement also prohibits Mr. Fowle during the term of his employment and for a period of two years after his employment from soliciting any customer, client, employee, supplier or vendor of Akerna, and rendering any services or giving advice to any competitor or affiliate of a competitor. The agreement also requires Mr. Fowle to return all Akerna property and disclose all work product to Akerna.

Nina Simosko

On September 23, 2019, Ms. Simosko entered into a letter agreement with Akerna. Ms. Simosko serves as the Chief Commercial Officer of Akerna at will. Akerna pays Ms. Simosko an annual base salary of $200,000. At the Board’s discretion, Ms. Simosko may be eligible for a bonus. Ms. Simosko will receive an approximate grant of $1,000,000 of restricted stock units, which will vest as to 25% on the first anniversary of the grant date, as to the next 25% on the second anniversary of the grant date, as to the next 25% on the third anniversary of the grant date and as to the remaining 25% on the fourth anniversary of the grant date. Upon a change of control transaction, Ms. Simosko’s unvested restricted stock units or any other equity interests that she may be granted, will immediately vest. If Ms. Simosko’s employment is terminated by Akerna without cause or by her with good reason, she is entitled to her base salary through the date of termination and the immediate vesting of 33% of the restricted stock units that are unvested on the date of termination. Ms. Simosko is entitled to reimbursement of reasonable expense incurred with her relocation to Denver, Colorado, in amount not to exceed $5,000. Ms. Simosko is entitled to participate in employee benefits.

Akerna entered into an Employee Covenant Agreement with Ms. Simosko, which obligates Ms. Simosko from disclosing any confidential information, including without limitation, trade secrets. The agreement also prohibits Ms. Simosko during the term of her employment and for a period of two years after her employment from soliciting any customer, client, employee, supplier or vendor of Akerna, and rendering any services or giving advice to any competitor or affiliate of a competitor. The agreement also requires Ms. Simosko to return all Akerna property and disclose all work product to Akerna.

Outstanding Equity Awards at Fiscal Year-End

A summary of the number and the value of the outstanding equity awards as of June 30, 2020 held by the named executive officers is set out in the table below.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(g)	(h)	(i)		(j)
Jessica Billingsley	—	—	10,000	(2)	88,000
Chief Executive Officer	—	—	19,694	(3)	83,109

Nina Simosko	—	—	125,156	(4)	1,101,373
Chief Commercial Officer

John Fowle	—	—	72,727	(5)	639,998
Chief Financial Officer

(1)	Each RSU represents a contingent right to receive one share of common stock of the Company.

(2)	Represents 10,000 RSUs, which vest as follows: 2,500 units shall vest on July 1, 2020, 2,500 units shall vest on July 1, 2021, 2,500 units shall vest on July 1 2022, and 2,500 units shall vest on July 1, 2023.

(3)	Represents 19,694 shares awarded at the discretion of the board of directors for performance for fiscal year 2020, with a fair market value of $83,109. Does not include 26,023 RSUs granted during 2020, the vesting of which was contingent upon Akerna achieving a specified total shareholder return, measured at the end of the fiscal year. This target was not achieved and as such the RSUs will not vest.

(4)	Represents 125,156 RSUs, which vest as follows; 31,289 units shall vest on October 7, 2020, 31,289 units shall vest on October 7, 2021, 31,289 units shall of October 7, 2022, and 31,289 units shall on October 7, 2023; however, there is immediate vesting in the event of a Change in Control (as defined in the award) and there is immediate vesting of 33% of the restricted stock units that are unvested on the date that she is terminated without cause or by her with good reason.

(5)	Represents 72,727 RSUs, which vest as follows; 18,181 shares shall vest on December 17, 2020, 18,182 shares shall vest on December 17, 2021, 18,182 shares shall vest on December 17, 2022 and 18,182 shares shall vest on December 17, 2023.

Options

There were no options granted in the fiscal year ended June 30, 2020.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interest.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in our company’s best interest.

Director Compensation

The following table sets forth the compensation granted to our directors who are not also executive officers during the fiscal year ended June 30, 2020. Compensation to directors that are also executive officers is detailed above and is not included on this table.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option award(1) ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Matthew Kane	20,250	15,196	—	—	—	—	35,446
Mark Iwanowski	20,575	15,936	—	—	—	—	36,511
Tahira Rehmatullah	21,750	16,325	—	—	—	—	38,075
Scott Sozio(1)	234,271	11,132	—	—	—	—	245,403

(1)	Mr. Sozio receives compensation pursuant to his role as Head of Corporate Development and is not compensated as an independent director.

Narrative Disclosure to Director Compensation Table

Compensation granted to our directors who are not also executive officers in fiscal year 2020 included an annual fee of $30,000 and additional fees for service on committees of the board of directors, paid in a mix of cash and stock awards. Stock awards were granted on October 7, 2019 and January 28, 2020 and vest 25% at the end of each fiscal quarter. Directors did not receive meeting fees in 2020.

Compensation Policies and Practices and Risk Management

The Compensation Committee has reviewed the design and operation of Akerna’s compensation policies and practices for all employees, including executives, as they relate to risk management practices and risk-taking incentives. The Compensation Committee believes that Akerna’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from Akerna’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Akerna.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Akerna. None of Akerna’s executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of Akerna’s directors or on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

The following table sets forth information concerning beneficial ownership of Akerna’s capital stock outstanding as of the date of this prospectus, by: (1) each stockholder known to be the beneficial owner of more than five percent of any class of Akerna’s voting stock then outstanding; (2) each of Akerna’s directors and nominees to serve as director; (3) each of Akerna’s named executive officers; and (4) Akerna’s current directors and executive officers as a group.

As of January 7, 2021 there were 20,128,995 shares of common stock issued and outstanding. Each share entitles the holder thereof to one vote.

The information regarding beneficial ownership of shares of common stock has been presented in accordance with the rules of the SEC. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (1) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (2) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from Akerna within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Akerna Shares of Common Stock	Percentage(2)
DIRECTORS AND OFFICERS
Jessica Billingsley(3)	1,177,996	5.9%
Matthew Kane(4)	263,254	1.3%
Scott Sozio(5)	273,672	1.4%
Tahira Rehmatullah(6)	51,307	*
Mark Iwanowski	3,988	*
David McCullough(7)	50,089	*
Ray Thompson(8)	42,145	*
Nina Simosko(9)	—	*
John Fowle(10)	—	*
All directors and officers as a group (nine persons)	1,862,451	9.4%

5% STOCKHOLDERS
Ashesh Shah(11)	1,218,005	6.1%
John X. Prentice(12)	1,000,657	5.0%

*	Less than one percent.

(1)	Unless otherwise noted, the address of each of the persons listed above is 1630 Welton Street, Denver, Colorado 80202.

(2)	The percentage is based on 20,128,995 shares of common stock issued and outstanding as of January 7, 2021.
(3)	Represents 1,155,802 shares held by Jessica Billingsley Living Trust and 22,194 vested restricted stock units held by Ms. Billingsley. Ms. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust. Does not reflect 27,500 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 7,500 units shall vest on July 1, 2021, 7,500 units shall vest on July 1 2022, 7,500 units shall vest on July 1, 2023, and 5,000 units shall vest on July 1, 2024.

(4)	Includes 263,254 shares held by Seam Capital, LLC. Mr. Kane is a manager of Seam Capital, LLC, and as such, Mr. Kane has sole and dispositive power of the shares held by Seam Capital, LLC. Does not reflect 1,854 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest on December 31, 2020.
(5)	Represents 241,362 shares and warrants to acquire 32,310 common shares held by Mr. Sozio. Does not reflect 102,166 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 25,541 units shall vest on July 1, 2021, 25,541 units shall vest on July 1, 2022, 25,541 units shall vest on July 1, 2023 and 25,543 units shall vest on July 1, 2024.
(6)	Represents 46,180 shares and warrants to acquire 5,127 common shares held by Ms. Rehmatullah. Does not reflect 1,992 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest on December 31, 2020.
(7)	Does not reflect 26,000 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 7,000 units shall vest on July 1, 2021, 7,000 units shall vest on July 1, 2022, 7,000 units shall on July 1, 2023 and 5,000 units shall vest on July 1, 2024.
(8)	Of the 42,145 shares issued to Mr. Thompson: 20,037 are subject to the terms of a restricted stock agreement and vest as follows: 6,679 shares shall vest on January 1, 2021, 6,679 shares shall vest on January 1, 2022 and 6,679 shares shall vest on January 1, 2023. Does not include 66,287 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows: 12,929 units shall vest on January 1, 2021, 7,500 units shall vest on July 1, 2021, 12,929 units shall vest on January 1, 2022, 7,500 units shall vest on July 1, 2022, 12,929 units shall vest on January 1, 2023, 7,500 units shall vest on July 1, 2023 and 5,000 units shall vest on July 1, 2024.
(9)	Does not reflect 125,156 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 31,289 units shall vest on October 7, 2020, 31,289 units shall vest on October 7, 2021, 31,289 units shall of October 7, 2022, and 31,289 units shall on October 7, 2023; however, there is immediate vesting in the event of a Change in Control (as defined in the award) and there is immediate vesting of 33% of the restricted stock units that are unvested on the date that Ms. Simosko is terminated without cause or by Ms. Simosko with good reason.
(10)	Does not reflect 72,727 restricted stock units issued pursuant to Akerna’s Incentive Plan, which vest as follows; 18,181 shares shall vest on December 17, 2020, 18,182 shares shall vest on December 17, 2021, 18,182 shares shall vest on December 17, 2022 and 18,182 shares shall vest on December 17, 2023.
(11)	Includes 676,186 shares held by ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) and 97,639 shares held by Heath Hill Syndicate SPV 2, LLC. Of these shares, 76,294 are subject to the terms of an escrow agreement. Ashesh C. Shah and Palle Pedersen are the managing members of ACS Pedersen LLC and as such, Messrs. Shah and Pedersen have shared voting and dispositive power over the shares held by ACS Pedersen LLC. The address for Mr. Shah is 12 Heath Hill, Chestnut Hill, MA 02445.
(12)	Includes 998,037 Exchangeable Shares issued by Akerna’s wholly owned subsidiary, Akerna Canada Ample Exchange, Inc. The Exchangeable Shares may be exchanged on a one-for-one basis into shares of Akerna common stock. These shares are subject to the terms of an escrow agreement that may result in an increase or decrease in the number of Exchangeable Shares ultimately issued to Mr. Prentice. Also, includes options to acquire 2,620 shares of Akerna common stock issued pursuant to Akerna’s Incentive Plan. The address for Mr. Prentice is 14A Bingham Ave., Toronto, ON M4E 3P9.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in Akerna’s control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Employment of Scott Sozio

In July 2019, we hired Mr. Scott Sozio, at will, to serve as our Head of Corporate Development. Mr. Sozio receives an annual base salary of $150,000, which is to be credited against certain variable bonus compensation to be paid in a combination of cash and equity pursuant to the Incentive Plan once every twelve-month period. The terms of such bonus payment include the payment of 1% of the transaction value of acquisition transactions completed by Akerna, payable one-half as cash compensation and one-half in restricted stock units of Akerna.

In April 2020, Mr. Sozio was granted 1,230 restricted stock units of the Akerna under our 2019 Equity Incentive Plan in relation to the closing of our acquisition of Trellis, which vested immediately. In August of 2020, Mr. Sozio’s compensation was restructured and he was granted 92,166 restricted stock units, which vest one quarter each year beginning on July 1, 2021. In September 2020, Mr. Sozio was granted 10,000 restricted stock units as part of our annual employee grants, which vest one quarter each year beginning on July 1, 2021 and 38,527 restricted stock units in connection with the closing of our acquisition of Ample, which vested immediately.

TechMagic

During the fiscal year ended June 30, 2020, we have been invoiced through our wholly-owned subsidiary Solo by TechMagic USA LLC, a Massachusetts limited liability, in an amount of approximately $657,000. When we acquired Solo in January 2020, there was an open balance payable to TechMagic of approximately $265,000. Subsequently, during the remainder of our fiscal year ended June 30, 2020, we received invoices totaling an aggregate additional amount of approximately $392,000. After our year ended June 30, 2020, through to the date hereof, we have received invoices totaling an aggregate amount of approximately $375,000. Currently, there are outstanding invoices totaling approximately $767,000. The invoices set forth services that TechMagic USA LLC purports to have provided to Solo regarding development of mobile software applications for MJF and Solo between March and November 2020. Mr. Ashesh Shah, formerly the president of Solo and currently the beneficial holder of 6.2% of our issued and outstanding shares of common stock is, to our knowledge, the founder and one of the principal managers of TechMagic USA LLC. The invoices state that the services were rendered pursuant to the terms of an agreement regarding the development of mobile software products for Solo, entered into between Solo and TechMagic at a time when Mr. Shah was a principal at both entities. On December 4, 2020, TechMagic filed suit against Solo in Massachusetts Superior Court seeking recovery of up to approximately $1.07 million. See “Legal Proceedings” above for more information regarding the lawsuit.

Indemnification

Akerna’s amended and restated certificate of incorporation contains provisions limiting the liability of directors, and its amended and restated bylaws provides that it will indemnify the directors and executive officers to the fullest extent permitted under Delaware law. Akerna’s amended and restated certificate of incorporation and bylaws also provides the board of directors with discretion to indemnify the other officers, employees, and agents when determined appropriate by the board of directors. In addition, Akerna entered into an indemnification agreement with each of its directors and executive officers, which requires it to indemnify them.

Related Person Transactions Policy and Procedure

Akerna’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Akerna or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Akerna’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Ours audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of the Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating Committee and Compensation Committee must also be independent directors.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of Akerna or our subsidiaries and has not received certain payments from, or engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

As a result, the Board has affirmatively determined that each of Matthew R. Kane, Tahira Rehmatullah, and Mark Iwanowski are independent in accordance with the Nasdaq listing rules. The Board has also affirmatively determined that all members of our Audit Committee, Nominating Committee and Compensation Committee are independent directors.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”), or opinion of counsel, regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders and non-U.S. holders who hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held for investment). This discussion does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum income tax and the additional tax on net investment income, nor does it address any aspect of state, local or non-U.S. taxes, or U.S. federal taxes other than income taxes, such as federal estate and gift taxes. Except as provided below, this summary does not address tax reporting requirements. This discussion does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax considerations that may be applicable to particular holders, such as:

●	insurance companies;

●	tax-exempt organizations;

●	banks or other financial institutions;

●	brokers or dealers in securities or foreign currency;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts, regulated investment companies or mutual funds;

●	pension plans;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons that own (directly, indirectly or constructively) more than 5% of the total voting power or total value of our common stock;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	certain former citizens or long-term residents of the United States;

●	persons that have a “functional currency” other than the U.S. dollar;

●	persons that acquire our common stock as compensation for services;

●	owners that hold our stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	holders subject to special accounting rules;

●	S corporations; and

●	partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

If any entity taxable as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership or other pass-through entity that holds our common stock should consult his, her or its own tax advisor regarding the applicable tax consequences.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of the purchase, ownership and disposition of our common stock.

U.S. Holders

Distributions on Common Stock

If we pay distributions of cash or property with respect to our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain on Sale, Exchange or Other Taxable Disposition

Upon the sale or other taxable disposition of common shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in such common shares sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held by the U.S. holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. holder that is an individual, estate, or trust. Deductions for capital losses are subject to significant limitations.

Non-U.S. Holders

Distributions on Common Stock

If we pay distributions of cash or property with respect to our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Non-U.S. Holders —Gain on Sale, Exchange or Other Taxable Disposition.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, common stock or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless choose to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Distributions that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States are generally not subject to the 30% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI stating that the distributions are not subject to withholding because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and the distribution is effectively connected with the conduct of that trade or business, the distribution will generally have the consequences described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty generally may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition

Subject to the discussions below in “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to a U.S. holder, and, if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

●	our common stock constitutes “U.S. real property interests” by reason of our being or having been a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a domestic corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its U.S. and worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we become a U.S. real property holding corporation, as long as our common stock is regularly traded on an established securities market under the rules set forth in the Treasury Regulations, common stock held by a non-U.S. holder will be treated as U.S. real property interests only if such non-U.S. holder actually (directly or indirectly) or constructively holds more than five percent of the total voting power or total value of such regularly traded common stock at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock.

Information Reporting and Backup Withholding

Distributions on, and the payment of the proceeds of a disposition of, our common stock generally will be subject to information reporting if made within the United States or through certain U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which a holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding may also apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a separate reporting regime and potentially a 30% withholding tax on certain payments, including payments of dividends on our common shares. Withholding under FATCA generally applies to payments made to or through a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. These rules generally require (i) in the case of a foreign financial institution, that the financial institution agree to identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned entities, and, in certain instances, to withhold on payments to account holders that fail to provide the required information, and (ii) in the case of a non-financial foreign entity, that the entity either identify and provide information in respect of its substantial U.S. owners or certify that it has no such U.S. owners.

FATCA withholding also potentially applies to payments of gross proceeds from the sale or other disposition of our common shares. Proposed regulations, however, would eliminate FATCA withholding on such payments, and the U.S. Treasury Department has indicated that taxpayers may rely on this aspect of the proposed regulations until final regulations are issued.

Non-U.S. Holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the Non-U.S. Holder satisfies the holder’s own FATCA obligations.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. You are encouraged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in our common shares, including the applicability of any intergovernmental agreements.

PLAN OF DISTRIBUTION

The common stock offered under this Prospectus will be issued in exchange for Exchangeable Shares. No broker, dealer or underwriter has been engaged in connection with soliciting the exchange and no commission or other compensation will be paid to any person in connection with the solicitation of the exchange. Exchangeco issued the Exchangeable Shares to shareholders of Ample, on July 7, 2020. The shareholders of Ample received the Exchangeable Shares in connection with the arrangement by and between Ample, Exchangeco and Akerna under a plan of arrangement in accordance with Section 182 of the Business Corporations Act (Ontario). The Ontario Superior Court of Justice issued a final order approving the plan of arrangement on June 30, 2020. The Exchangeable Shares were issued pursuant to Section 3(a)(10) of the Securities Act, based on the final order of the Ontario Superior Court of Justice.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We have purchased and do maintain insurance, which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of Akerna as of June 30, 2020 and 2019 and for each of the two years in the period ended June 30, 2020 included elsewhere in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Solo as of December 31, 2019 and 2018 and for years then ended included elsewhere in this prospectus, have been audited by Marcum LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ample as of December 31, 2019 and 2018 and for years then ended included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which report includes an explanatory paragraph as to the ability of Ample to continue as a going concern as described in Note 1 to the financial statements, and are included in reliance on such report given upon such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Akerna by Dorsey & Whitney LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

AKERNA CORP.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,
	2020	2020
Assets
Current assets:
Cash	$14,257,858	$24,155,828
Restricted cash	500,000	500,000
Accounts receivable, net	2,799,225	1,861,534
Prepaid expenses and other current assets	1,475,613	1,215,341
Total current assets	19,032,696	27,732,703

Non-current assets:
Fixed assets, net	1,395,690	131,095
Investment, net	244,774	246,308
Capitalized software, net	3,389,646	2,629,304
Intangible assets, net	10,730,021	7,493,975
Goodwill	46,500,030	20,254,309
Other non-current assets	41,925	41,925

Total Assets	$81,334,782	$58,529,619

Liabilities and Equity

Current liabilities
Accounts payable and accrued liabilities	$5,998,001	$4,861,928
Contingent consideration payable	817,000	389,000
Deferred revenue	1,170,625	368,685
Current portion of long-term debt	10,146,001	6,135,364
Total current liabilities	18,131,627	11,754,977

Long-term debt, less current portion	5,481,599	10,200,236

Total liabilities	23,613,226	21,955,213

Commitments and contingencies (Note 6)

Equity:
Preferred stock, par value $0.0001; 4,999,999 shares authorized, none are issued and outstanding at September 30, 2020 and 5,000,000 shares authorized and none are issued and outstanding at June 30, 2020	—	—
Special voting preferred stock, par value $0.0001; 1 share authorized, issued and outstanding as of September 30, 2020, with $1.00 preference in liquidation and none authorized, issued and outstanding as of June 30, 2020; exchangeable shares, no par value, 2,667,349 shares issued and outstanding as of September 30, 2020, and none as of June 30, 2020 (See Note 3)	20,405,219	—
Common stock, par value $0.0001; 75,000,000 shares authorized, 14,685,932 issued and outstanding at September 30, 2020, and 13,258,707 shares issued and outstanding at June 30, 2020	1,464	1,321
Additional paid-in capital	83,164,840	72,906,924
Accumulated other comprehensive (loss) income	(7,000)	63,000
Accumulated deficit	(45,842,967)	(41,101,091)
Total stockholders’ equity	$57,721,556	$31,870,154
Noncontrolling interests in consolidated subsidiary	—	4,704,252
Total equity	57,721,556	36,574,406
Total liabilities and equity	$81,334,782	$58,529,619

 The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended
	September 30,
	2020	2019
Revenues
Software	$3,154,442	$2,254,480
Consulting	331,080	831,363
Other	228,482	107,047
Total revenues	3,714,004	3,192,890
Cost of revenues	1,739,937	1,379,701

Gross profit	1,974,067	1,813,189

Operating expenses
Product development	1,758,826	610,902
Sales and marketing	2,097,502	1,841,514
General and administrative	2,470,187	1,742,301
Depreciation and amortization	1,171,022	17,899
Total operating expenses	7,497,537	4,212,616

Loss from operations	(5,523,470)	(2,399,427)

Other income (expense)
Interest (expense), net	(3,687)	73,382
Change in fair value of Convertible Notes	778,000	—
Other	—	(287)
Total other income (expense)	774,313	73,095

Net loss before income tax expense	(4,749,157)	(2,326,332)

Equity in losses of investee	(1,534)	—

Net loss	(4,750,691)	(2,326,332)

Net loss attributable to noncontrolling interest in consolidated subsidiary	8,815	—

Net loss attributable to Akerna shareholders	$(4,741,876)	$(2,326,332)

Basic and diluted weighted average common stock outstanding	14,058,412	10,879,112
Basic and diluted net loss per common share	$(0.34)	$(0.21)

The accompanying notes are an integral part of these condensed consolidated financial statements

Condensed Consolidated Statements of Comprehensive Loss

For the Three Months Ended September 30, 2020 and 2019

(unaudited)

	2020	2019
Net loss	$(4,750,691)	$(2,326,332)
Other comprehensive (loss) income:
Unrealized loss on Convertible Notes	(70,000)	—
Comprehensive loss	(4,820,691)	(2,326,332)
Comprehensive loss attributable to the noncontrolling interest	8,815	—
Comprehensive loss attributable to Akerna shareholders	$(4,811,876)	$(2,326,332)

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Changes in Equity (unaudited)

For the Three Months Ended September 30, 2020

	Special Voting Preferred	Common		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Akerna Shareholders’	Noncontrolling Interests in Consolidated	Total
	Stock	Shares	Amount	Capital	Income	Deficit	Equity	Subsidiary	Equity

Balance – July 1, 2020	$—	13,203,806	$1,321	$72,906,924	$63,000	$(41,101,091)	$31,870,154	$4,704,252	$36,574,406
Special voting preferred stock issued in business combination	25,203,490	—	—	—	—	—	25,203,490	—	25,203,490
Conversion of Exchangeable Shares to common stock	(4,798,271)	627,225	63	4,798,208	—	—	—	—	—
Acquisition of noncontrolling interest	—	800,000	80	4,695,357	—	—	4,695,437	(4,695,437)	—
Amortization of stock-based compensation	—	—	—	764,351	—	—	764,351	—	764,351
Restricted stock unit vesting	—	3,025	—	—	—	—	—	—	—
Change in fair value of convertible notes	—	—	—	—	(70,000)	—	(70,000)	—	(70,000)
Net loss	—	—	—	—	—	(4,741,876)	(4,741,876)	(8,815)	(4,750,691)
Balance – September 30, 2020	$20,405,219	14,634,056	$1,464	$83,164,840	$(7,000)	$(45,842,967)	$57,721,556	$—	$57,721,556

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Changes in Equity (unaudited)

For the Three Months Ended September 30, 2019

	Special Voting Preferred	Common		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Akerna Shareholders’	Noncontrolling Interests in Consolidated	Total
	Stock	Shares	Amount	Capital	Income	Deficit	Equity	Subsidiary	Equity

Balance – July 1, 2019	$—	10,589,746	$1,059	$47,325,421	$—	$(25,566,746)	$21,759,734	$—	$21,759,734
Amortization of stock-based compensation	—	—	—	161,165	—	—	161,165	—	161,165
Cash received in connection with exercise of warrants	—	368,910	37	4,242,417	—	—	4,242,454	—	4,242,454
Net loss	—	—	—	—	—	(2,326,332)	(2,326,332)	—	(2,326,332)
Balance – September 30, 2019	$—	10,958,656	$1,096	$51,729,003	$—	$(27,893,078)	$23,837,021	$—	$23,837,021

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(4,750,691)	$(2,326,332)
Adjustment to reconcile net loss to net cash used in operating activities:
Equity in losses of investment	1,534	—
Bad debt	12,450	252,809
Stock-based compensation expense	681,419	161,165
Depreciation and amortization	1,171,022	17,899
Foreign currency loss	4,901	—
Change in fair value of convertible notes	(778,000)	—
Change in fair value of contingent consideration	(389,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(9,298)	(1,508,217)
Prepaid expenses and other current assets	(74,023)	(292,272)
Accounts payable and accrued liabilities	(296,802)	274,566
Deferred revenue	245,329	278,208
Net cash used in operating activities	(4,181,159)	(3,142,174)

Cash flows from investing activities
Developed software additions	(624,863)	(519,739)
Furniture, fixtures, and equipment additions	(12,203)	—
Cash paid for business combination, net of cash acquired	(5,067,740)	—
Net cash used in investing activities	(5,704,806)	(519,739)

Cash flows from financing activities
Cash paid for deferred stock offering costs	(12,668)	—
Cash received in connection with exercise of warrants	—	4,242,454
Net cash (used in) provided by financing activities	(12,668)	4,242,454
Effect of exchange rate changes on cash and restricted cash	663	—

Net change in cash and restricted cash	(9,897,970)	580,541

Cash and restricted cash - beginning of period	24,655,828	22,367,289

Cash and restricted cash - end of period	$14,757,858	$22,947,830

Cash paid for interest	—	1,974

Supplemental Disclosure of non-cash investing and financing activity:
Capitalized software included in accrued expense	807,218	—
Acquisition of noncontrolling interest	4,695,437	—
Special voting preferred stock issued in business combination	25,203,490	—
Conversion of exchangeable shares to common stock	4,798,271	—

The accompanying notes are an integral part of these condensed consolidated financial statements

AKERNA CORP.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 - Description of Business, Liquidity and Capital Resources

Description of Business

Akerna Corp., herein referred to as we, our or Akerna, through our wholly owned subsidiaries MJ Freeway, LLC, or MJF, Trellis Solutions, Inc., or Trellis, Ample Organics, Inc, or Ample, and solo sciences, inc, or Solo, provides enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary, broad and growing suite of solutions are adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. We develop products intended to assist states in monitoring licensed businesses’ compliance with state regulations and to help state-licensed businesses operate in compliance with such laws. We provide our commercial software platforms, MJ Platform®, Ample and Trellis® to state- or federally-licensed businesses, and our regulatory software platform, Leaf Data Systems®, to state government regulatory agencies. Through Solo, we provide an innovative, next-generation solution for state and national governments to securely track product and waste throughout the supply chain with solo*TAG™. The integration of MJ Platform® and solo*CODE™ results in technology for consumers and brands that brings a consumer-facing mark designed to highlight authenticity and signify transparency.

We consult with clients on a wide range of areas to help them successfully maintain compliance with state laws and regulations. We provide project-focused consulting services to clients who are initiating our expanding their cannabis business operations or are interested in data consulting engagements with respect to the legal cannabis industry. Our consulting engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets who are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations.

Fiscal Year-End

On September 25, 2020, our Board of Directors adopted resolutions to change our fiscal year-end from June 30 to December 31, effective for the year ending December 31, 2020. We will cover the transition period from July 1, 2020 to December 31, 2020 by filing an Annual Report on Form 10-K for the transition year ending December 31, 2020.

Liquidity and Capital Resources

Since our inception, we have incurred recurring operating losses, used cash in operations, and relied on capital raising transactions to continue ongoing operations. During the three months ended September 30, 2020, we incurred a loss from operations of $5.5 million and used cash in operations of $4.2 million.  As of September 30, 2020, we had cash of $14.3 million, excluding restricted cash, and working capital of $0.9 million.

During the quarter ended September 30, 2020, the Company incurred a number of one-time, non-recurring expenses of approximately $1.1 million. These expenses include business combination expenses, restructuring and other non-recurring charges.  Additionally, on October 30, 2020, we closed on the public offering of 5 million shares of common stock with proceeds of approximately $11.0 million net of offering costs, which will be used for general corporate purposes. During the three months ended September 30, 2020 we implemented a number of cost reduction initiatives reducing costs and identifying costs savings that we expect to result in annual savings of an additional $3.0 million to $4.0 million.  As a result, we expect that our current working capital is sufficient to fund our operations and commitments for a period of at least twelve months from the date these financial statements are issued.

In the event the Company requires additional liquidity, the Company can further reduce or defer expenses. More specifically, the Company could implement certain discretionary cost reduction initiatives relating to our spend on employee travel and entertainment, consulting costs and marketing expenses, negotiate deferred salary arrangements, furlough employees or reduce headcount or negotiate extensions of payments of rent and utilities.  The Company also believes it has access to capital through future debt or equity offerings and could be successful in renegotiating the maturity dates or conversion option relating to its current outstanding notes payable, although no assurance can be provided that we would be successful in these efforts.  Further, the potential continues to exist that our $2 million PPP loan could be forgiven. Management will continue to evaluate our liquidity and capital resources.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Certain footnotes and other financial information normally required by accounting principles generally accepted in the United States of America, or GAAP, have been condensed or omitted in accordance with such rules and regulations. In management’s opinion, these condensed consolidated financial statements have been prepared on the same basis as our annual consolidated financial statements and notes thereto and include all adjustments, consisting of normal recurring items, considered necessary for the fair presentation. The operating results for the three months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year transition period comprised of six months ending December 31,2020.

The condensed consolidated balance sheet for the year ended June 30, 2020, has been derived from our audited financial statements at that date but does not include all disclosures and financial information required by GAAP for complete financial statements. The information included in this quarterly report on Form 10-Q should be read in conjunction with our consolidated financial statements and notes thereto for the year ended June 30, 2020, which were included in our annual report on Form 10-K filed on September 29, 2020.

Principles of Consolidation

Our accompanying condensed consolidated financial statements include the accounts of Akerna, our wholly owned subsidiaries and those entities in which we otherwise have a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation.

We evaluate our ownership interests, contractual rights and other interests in entities to determine if the entities are variable interest entities, or VIEs, when we have a variable interest in those entities. Generally, a VIE is a legal entity in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. These evaluations can be complex and involve judgment and the use of estimates and assumptions based on available historical information.

If we determine that we hold a variable interest in a VIE and we are the primary beneficiary of the VIE, we must consolidate the VIE in our financial statements. In determining whether we are the primary beneficiary of a VIE, we consider qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of our investment; the obligation or likelihood for us or other investors to provide financial support; and the similarity with and significance to our business activities and the business activities of the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIE’s operations and general market conditions. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and reassess our status on an ongoing basis.

Segment Reporting

Our chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance and information for different revenue streams is not evaluated separately. As such, the Company has one operating segment, and the decision-making group is the senior executive management team. In the following table, revenue is disaggregated by primary geographical markets and revenue source.

	For the Three Months Ended
	2020	2019
Primary geographical markets:
United States	$2,285,211	$3,054,670
Canada	1,270,109	28,385
Other	158,684	109,835
Total	$3,714,004	$3,192,890

	As of September 30, 2020	As of June 30, 2020
Long-lived assets:
United States	$10,170,265	$10,254,374
Canada	5,345,092	-
Total	$15,515,357	$10,254,374

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. Actual results could differ materially from those estimates.

Accounts Receivable, Net

We maintain an allowance for doubtful accounts equal to the estimated uncollectible amounts based on our historical collection experience and review of the current status of trade accounts receivable. The allowance for doubtful accounts was $0.2 million as September 30, 2020 and $0.2 million as of June 30, 2020.

Concentrations of Credit Risk

We grant credit in the normal course of business to customers in the United States. We periodically perform credit analysis and monitor the financial condition of our customers to reduce credit risk.

During the three months ended September 30, 2020, and 2019, one government client accounted for 17% and 24% of total revenues, respectively. As of September 30, 2020, two government clients accounted for a total of 38% and 20% of net accounts receivable and one government client had outstanding receivables as of September 30, 2019, which accounted for 63% of net accounts receivable.

Goodwill Impairment Assessment

We evaluate and test the recoverability of our goodwill for impairment at least annually during October of each year or more often if circumstances indicate that goodwill may not be recoverable. To date, we have not recorded any impairment of our goodwill.

Foreign Currency Translation

We have Canadian operations with Canadian Dollar as the functional currency. Foreign exchange gains and losses and translation adjustments, which result from the process of remeasuring foreign currency transactions into the appropriate functional currency, were immaterial during the quarter ended September 30, 2020.

Supplemental Information Regarding Noncash Investing and Financing Activities

During the three months ended September 30, 2020, we acquired 100% of the outstanding equity interest in Ample Organics, Inc., or Ample, in exchange for Akerna common stock valued at $25.2 million, please refer to Note 3 for additional information about the transaction and a schedule of the assets acquired and liabilities assumed in conjunction with this transaction

Stock-Based Compensation

We measured stock-based compensation based on the fair value of the share-based awards on the date of grant and recognize the related costs on a straight-line basis over the requisite service period, which is generally the vesting period. During the three months ended September 30, 2020, we granted 451,925 shares of Restricted Stock Units at an aggregate grant date fair value of approximately $2.2 million, vesting equally over four years.

Reclassifications and Revisions

Certain prior year financial statement amounts have been reclassified for consistency with the current year presentation. Additionally, certain prior year financial statement amounts have been revised to correct misstatements in the prior year, please refer to Note 9 for additional information regarding the corrections.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, or the FASB, has issued guidance to simplify the remeasurement of goodwill when impairment is identified. Under existing guidance we would have to perform procedures to determine the fair value of our assets and liabilities as of the testing date in a manner similar to the procedures necessary to allocate purchase price to acquired assets and liabilities in a business combination. Under the new guidance, the goodwill impairment charge is equal to the excess of the carrying value of the reporting unit to which goodwill is assigned and the fair value of that reporting unit. We have elected to adopt the guidance early effective July 1, 2020 and will utilize this approach if necessary when we perform our annual goodwill impairment test.

The FASB has issued guidance related to the accounting for share-based compensation to nonemployees, which eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. Under the new guidance, nonemployee share-based payment transactions are measured at the grant-date fair value and are no longer remeasured at the then-current fair values at each reporting date until the share options have vested. The amended guidance is effective for our fiscal year end transition financial statements for the six months ending December 31, 2020 and for interim periods beginning on January 1, 2021. We have completed our implementation procedures and concluded that there will be no material impact to our results of operations or financial condition as a result of this new standard.

The FASB has issued guidance to revise accounting for revenue from contracts with customers, which supersedes the revenue recognition requirements and industry-specific guidance currently in effect for us. The new revenue standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The new revenue standard is effective for our fiscal 2021 annual reporting period and for interim periods thereafter. The new revenue standard allows for either full retrospective or modified retrospective adoption. We will adopt the new standard using the modified retrospective approach and anticipate that the timing of recognition of incremental costs of obtaining contracts will be the most significant change to our results of operations upon adoption. As a result of our announced change in fiscal year end to December 31, 2020, as further discussed in Note 1, we will adopt the new standard in our transition period financial statements for the six months ending December 31, 2020. We are in the process of finalizing our implementation of this standard and expect to record a cumulative catch up adjustment to defer certain direct contract costs that have previously been recognized as expense as incurred, Additionally, we expect to adjust the recognition pattern for certain implementation fees earned in connection with government contracts.

The FASB has issued new guidance related to the accounting for leases. The new standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. Following our change in fiscal year effective on December 31, 2020, the new standard is effective for us beginning with our fiscal year ending December 31, 2022 and in interim periods thereafter. We have limited assets subject to operating lease and therefore expect the adoption of the new standard to result in the recognition of right of use assets and lease liabilities for any office or vehicle leases in effect at that date, we do not expect a significant impact to our results of operations.

The FASB has issued guidance to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. Following our change in fiscal year-end effective December 31, 2020, the new guidance is effective for us beginning on January 1, 2023. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

The FASB has issued guidance regarding whether internal-use software development costs should be capitalized or charged to expense. Depending upon on the nature of the costs and the project stage in which they are incurred. Capitalized development costs are subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. Following our change in fiscal year end effective December 31, 2020, the guidance is applicable for us for the year ending December 31, 2021 and in interim periods thereafter, with early adoption permitted, including adoption in an interim period. We are evaluating the impact of adoption of the new standard on our financial statements.

The FASB has issued guidance clarifying the interactions between various standards governing investments in equity securities. The new guidance addresses accounting for the transition into and out of the equity method and measurement of certain purchased options and forward contracts to acquire investments. The standard is effective for us for annual and interim periods beginning on January 1, 2022, with early adoption permitted. Adoption of the standard requires changes to be made prospectively. We do not anticipate a significant impact to our financial statements as a result of this new guidance.

Note 3 – Significant Transactions

Business Combinations

On July 7, 2020, we completed the acquisition of Ample Organics (“Ample”), Ample provides a seed-to-sale platform to clients in Canada, which offers tracking, reporting, and compliance tools to cannabis cultivators, processors, sellers, and clinics. We acquired 100% of the stock of Ample Organics by issuing 3.3 million exchangeable shares of one of our wholly-owned subsidiaries. The exchangeable shares may be exchanged, at the option of the holder, for shares of Akerna common stock on a one-for-one basis, therefore the exchangeable shares issued were valued at $7.65 per share, the closing price of an equivalent share of Akerna common stock, for an aggregate value of $25.2 million. The exchangeable shares are economically equivalent to shares of Akerna common stock. In addition to the stock consideration, we paid $5.7 million in cash, which was used to settle all of Ample’s then outstanding debt and transaction costs. The agreement provides for contingent consideration of up to CAD$10,000,000, payable in exchangeable shares, payable if Ample’s Recurring Revenue recognized during the 12 months after the acquisition date is CAD$9,000,000 or more. The contingent consideration amount is reduced by an amount equal to the product of CAD$6.67 multiplied by the difference between CAD$9,000,000 and the amount of Recurring Revenue realized during the 12 months following the acquisition. The contingent consideration was recorded as the estimated fair value of $0.8 million as of the acquisition date and will be adjusted to the estimated fair value in each subsequent reporting period until settlement. The preliminary fair value of consideration transferred consisted of the following (in thousands):

Preliminary Fair Value
Common shares issued	$25,203
Cash	5,724
Contingent consideration	817
Total preliminary fair value of consideration transferred	$31,744

We incurred $1.0 million of transaction costs directly related to the acquisition that is reflected in selling, general and administrative expenses in our condensed consolidated statements of operations.

The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Preliminary Fair Value
Cash	$445
Accounts receivable	917
Prepaid expenses	149
Intangible assets and goodwill	30,433
Furniture, fixtures and equipment	1,327
Accounts payable and accrued expenses	(978)
Deferred revenue	(549)
Net assets acquired	$31,744

The excess of purchase consideration over the preliminary fair value of assets acquired and liabilities assumed was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities, for which there is no basis for U.S. income tax purposes. The fair values assigned to identifiable assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and will change as additional information is received. We expect to finalize the valuation as soon as practicable, but no later than one year from the acquisition date.

The amounts of Ample’s revenue and net loss included in our condensed consolidated statement of operations from the acquisition date of July 7, 2020, to September 30, 2020 were $1.2 million and $0.4 million, respectively.

Pro Forma Financial Information

The following unaudited pro forma financial information summarizes the combined results of operations for Akerna, Trellis, Solo, and Ample as though the companies were combined as of the beginning of our fiscal 2019 (in thousands):

	Three Months Ended September 30,
	2020	2019
Revenues	$3,790	$4,130
Net loss	$(4,686)	$(4,185)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of Solo, Trellis, and Ample to reflect the business combination accounting effects resulting from this acquisition, including the amortization expense from acquired intangible assets as though the acquisition occurred as of the beginning of the Company’s fiscal year 2019. As noted above, the allocation is preliminary and changes to the value of the contingent consideration and finalization of our valuation could result in changes to the amount of amortization expense from acquired intangible assets included in the pro forma financial information presented above. The Akerna historical condensed consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination and factually supportable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the Company’s fiscal 2019.

Special Voting Preferred Stock and Exchangeable Shares

In connection with the Ample acquisition, we entered into agreements with our wholly-owned subsidiary and the Ample shareholder representative that resulted in the issuance of a single share of our special voting preferred stock, for the purpose of ensuring that each Exchangeable Share is substantially the economic and voting equivalent of a share of Akerna common stock, and, following the registration of the Akerna shares issuable upon exchange of the Exchangeable Shares under the Securities Act of 1933, ensuring that each Exchangeable Share is exchangeable on a one-for-one basis for a share of Akerna common stock, subject to certain limitations. As a result of these agreements and the issuance of the special voting preferred stock, each holder of Exchangeable Shares effectively has the ability to cast votes along with holders of Akerna common stock. Additionally, these agreements grant exchange rights to the holders of exchangeable shares upon the event of our liquidation, dissolution or winding up.

The special voting preferred stock has a par value of $0.0001 per share and a preference in liquidation of $1.00. The special voting preferred stock entitles the holder to an aggregate number of votes equal to the number of the exchangeable shares issued and outstanding from time to time and which we do not own. The holder of the special voting preferred stock and the holders of shares of Akerna common stock will both together as a single class on all matters submitted to a vote of our shareholders. At such time as the special voting preferred stock has not votes attached to it, the share shall be automatically cancelled. The exchangeable shares do not have a par value.

On September 1, 2020, several Ample shareholders exchanged a total of 627,225 exchangeable shares with a value of $4,798,271 for the same number of shares of Akerna common stock. The exchange was accounted for as an equity transaction and we did not recognize a gain or loss on this transaction. As of September 30, 2020, there were a total of 2,667,349 Exchangeable Shares issued and outstanding.

Note 4 - Fair Value

Contingent Consideration

Solo

In connection with our acquisition of Solo, the Solo selling shareholders received the potential to earn the contingent consideration, which was to be calculated as the lesser of (i) $0.01 per solo*TAGTM and solo*CODETM sold or (ii) 7% of net revenue. The fees were to be paid annually until the earlier of (1) our shares trading above $12 per share for any consecutive 20 trading days in a 30-day period; (b) upon our no longer owning a majority stake in Solo; or (c) upon expiration of the patents related to solo*TAGTM and solo*CODETM, which is December 1, 2029.

We recorded the fair value of the liability in the condensed consolidated balance sheets under the caption “current contingent consideration” and recognized changes to the fair value of the liability against earnings or loss each reporting period until settlement. The fair value of the contingent consideration on the date of the acquisition of Solo was $389,000. In connection with our exercise of the option to acquire the remaining interest in Solo, the selling shareholders agreed to retrospectively and prospectively relieve the contingent consideration obligation. Therefore the settled value of the contingent consideration was $0. We have recorded a gain on settlement of the contingent consideration liability during the three months ended September 30, 2020 in general and administrative expenses in our condensed consolidated statement of operations.

Ample

In addition to the stock and cash consideration, the agreement provides for contingent consideration of up to CAD$10,000,000, payable in exchangeable shares, payable if Ample’s Recurring Revenue recognized during the 12 months after the acquisition date is CAD$9,000,000 or more. The contingent consideration amount is reduced by an amount equal to the product of CAD$6.67 multiplied by the difference between CAD$9,000,000and the amount of Recurring Revenue realized during the twelve months following the acquisition.

We record the fair value of the liability in the condensed consolidated balance sheets as contingent consideration payable and recognize changes to the liability against earnings or loss in general and administrative expenses in the condensed consolidated statements of operations. The fair value of the contingent consideration on the date of the acquisition of Ample was $817,000. The carrying amount at fair value of the aggregate liability for the contingent consideration recorded on the condensed consolidated balance sheet as of September 30, 2020, is $817,000.

Fair Value Option Election – Convertible Notes

We issued Convertible Notes with a principal amount of $17.0 million at a purchase price of $15.0 million on June 9, 2020. We have elected to account for the Convertible Notes using the fair value option. Under the fair value option, the financial liability is initially measured at its issue-date estimated fair value and subsequently remeasured at its estimated fair value on a recurring basis at each reporting period date. The change in estimated fair value resulting from changes in instrument-specific credit risk is recorded in other comprehensive income as a component of equity. The remaining estimated fair value adjustment is presented as a single line item within other income (expense) in our condensed consolidated statement of operations under the caption, change in fair value of convertible notes.

For the Convertible Notes, which are measured at fair value categorized within Level 3 of the fair value hierarchy, the following is a reconciliation of the fair values from June 30, 2020, to September 30, 2020:

Fair value balance as of June 30, 2020	$14,131,000
Change in fair value reported in the statements of operations	(778,000)
Change in fair value reported in other comprehensive income	70,000
Fair value balance as of September 30, 2020	$13,423,000

The estimated fair value of the Convertible Notes as of June 30, 2020, and September 30, 2020, was computed using a Monte Carlo simulation, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined by GAAP.  The unobservable inputs utilized for measuring the fair value of the Convertible Notes reflect our assumptions about the assumptions that market participants would use in valuing the Convertible Notes as of the issuance date and subsequent reporting period.

We estimated the fair value by using the following key inputs to the Monte Carlo Simulation Model:

Fair Value Assumptions - Convertible Notes	September 30, 2020	June 30, 2020
Face value principal payable	$17,000,000	$17,000,000
Original conversion price	$11.50	$11.50
Value of Common Stock	$3.64	$8.80
Expected term (years)	2.67	2.90
Volatility	68%	45%
Market yield	28.0%	23.9%
Risk free rate	0.1% to 0.2%	0.2%

Note 5 - Loss Per Share

During the three months ended September 30, 2020, we used the two-class method to compute net loss per share because we issued securities other than common stock that is economically equivalent to a common share in that the class of stock has the right to participate in dividends should a dividend be declared payable to holders of Akerna common stock. These participating securities were the Exchangeable Shares issued by our wholly owned subsidiary in exchange for interest in Ample. The two-class method requires earnings for the period to be allocated between common stock and participating securities based on their respective rights to receive distributed and undistributed earnings. Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current period earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the period’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the Exchangeable Shares have no obligation to fund losses.

Diluted net loss per common share is calculated under the two-class method by giving effect to all potentially dilutive common stock, including warrants, restricted stock awards, restricted stock units, and shares of common stock issuable upon conversion of our Convertible Notes. We analyzed the potential dilutive effect of any outstanding convertible securities under the “if-converted” method, in which it is assumed that the outstanding Exchangeable Shares and Convertible Notes are converted to shares of common stock at the beginning of the period or date of issuance, if later. We report the more dilutive of the approaches (two-class or “if-converted) as the diluted net loss per share during the period. The dilutive effect of unvested restricted stock awards and restricted stock units is reflected in diluted loss per share by application of the treasury stock method and is excluded when the effect would be anti-dilutive.

The weighted-average number of shares outstanding used in the computation of diluted earnings per share does not include the effect of potential outstanding common shares that would have been anti-dilutive for the period. There were no potentially outstanding shares as of September 30, 2019. The table below details potentially outstanding shares on a fully diluted basis as of September 30, 2020 that were not included in the calculation of diluted earnings per share:

	Three Months Ended September 30,
	2020	2019
Shares issuable upon exchange of Exchangeable Shares	2,667,349	—
Shares of common stock issuable in upon conversion of Convertible Notes	1,542,632	—
Warrants	5,813,804	5,814,205
Unvested restricted stock units	824,143	—
Unvested restricted stock awards	64,296	215,063
Total	10,912,224	6,029,268

Note 6 - Commitments and Contingencies

Operating Leases

We lease office facilities and vehicles under non-cancelable operating leases. Rent expense for the three months ended September 30, 2020 and 2019, was $273,000 and $36,000, respectively. Future minimum lease payments under these leases for the remainder of the fiscal year transition period ending December 31, 2020 and each of the five years ending on December 31 thereafter are as follows:

Three months ending December 31, 2020	$226,687
2021	918,847
2022	439,633
2023	421,418
2024	426,495
2025	464,575
Thereafter	983,731
Total	$3,881,386

Litigation

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of September 30, 2020, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Note 7 – Equity Method Investment and Related Party Transactions

Investment in and License Agreement with Zol Solutions, Inc.

We hold an investment in 203,000 shares of preferred stock of Zol Solutions, Inc., or ZolTrain. In connection with the investment, we received the right to appoint one of three members of ZolTrain’s board of directors and the Akerna board member may only be removed from the ZolTrain board by us and we retain the right to fill the vacancy. The ZolTrain preferred stock is convertible into shares of common stock of ZolTrain at a conversion rate of $1.232 per share at our option and contains certain anti-dilution protection in the event of certain future issuances of securities by ZolTrain. We are entitled to vote the number of common shares in which the ZolTrain preferred stock is convertible into at any meeting of the ZolTrain stockholders. The investment also provides us with rights of first refusal with respect to newly issued securities of ZolTrain as well as issued and outstanding securities of ZolTrain that are offered to third parties.

We have determined that ZolTrain is a VIE for accounting purposes. However, we are not required to consolidate ZolTrain in our financial statements because we are not ZolTrain’s primary beneficiary. As of September 30, 2020, our maximum exposure to loss was equal to the carrying value of our initial investment of $250,000. We have concluded that the ZolTrain Preferred is in substance common stock because the liquidation preference provided is not substantive, as such, the equity method of accounting is applicable to in substance common stock. As a result of our representation on the board of directors, we determined that we can exert significant influence over the day to day operations of ZolTrain therefore; we account for this investment using the equity method of accounting, which requires we recognize our share of the ZolTrain operations in our results of operations. For the three months ended September 30, 2020 we have recognized equity in loss of investee of $1,535, which represents our share of ZolTrain’s losses since our investment.

Subsequent to our investment, we entered into a nonexclusive license/reseller agreement with ZolTrain, effective October 24, 2019, to provide ZolTrain’s online cannabis training platform as a co-branded integration option into our MJ Platform and Leaf Data Systems, which is a related party transaction. ZolTrain will share subscription-based revenue generated from our customers with us. The amount of the share of the revenue for each of us and ZolTrain will depend on both (a) the number of training modules accessed by a customer and (b) which party created the accessed content. In addition to the revenue sharing arrangement, the license/reseller agreement provides us with the right to receive additional consideration from ZolTrain in the form of an equity earnout if certain revenue milestones are achieved during 2020, 2021, and 2022. Our ability to recognize revenue from the additional earnout consideration in the future will mainly depend on whether it becomes probable that such revenue milestones will be achieved. For the three months ended September 30, 2020 we have not recognized any revenue from this agreement.

Employment of Scott Sozio

In July 2019, we hired Mr. Scott Sozio, at will, to serve as our Head of Corporate Development. Mr. Sozio receives an annual base salary of $150,000, which is to be credited against certain variable bonus compensation to be paid in a combination of cash and equity pursuant to the Incentive Plan once every twelve-month period. The terms of such bonus payment include the payment of 1% of the transaction value of acquisition transactions completed by Akerna, payable one-half as cash compensation and one-half in restricted stock units of Akerna.

In April 2020, Mr. Sozio was granted 1,230 restricted stock units of the Akerna under our 2019 Equity Incentive Plan in relation to the closing of our acquisition of Trellis, which vested immediately. In August of 2020, Mr. Sozio’s compensation was restructured and he was granted 92,166 restricted stock units, which vest one quarter each year beginning on July 1, 2021. In September 2020, Mr. Sozio was granted 10,000 restricted stock units as part of our annual employee grants, which vest one quarter each year beginning on July 1, 2021 and 38,527 restricted stock units in connection with the closing of our acquisition of Ample, which vested immediately. Additionally, Mr. Sozio received a cash bonus of $225,000 in connection with the Ample acquisition.

TechMagic Software Development Services

During the three months ended September 30, 2020, our wholly-owned subsidiary Solo was invoiced by TechMagic USA LLC, a Massachusetts limited liability, or TechMagic, for an amount of $291,000. When we acquired Solo in January 2020, we recognized a preacquisition liability of payable to TechMagic of $265,000. Following our acquisition and for the remainder of our fiscal year ended June 30, 2020, we received invoices totaling an aggregate additional amount of $392,000. The invoices set forth services that TechMagic purports to have provided to Solo regarding development of mobile software applications for MJF and Solo between March and September 2020. Mr. Ashesh Shah, our Chief Technology Officer from the date of the Solo acquisition through June 30, 2020, formerly the president of Solo and as of September 30, 2020, a minority holder of common stock, to our knowledge, the founder and one of the principal managers of TechMagic. The invoices state that the services were rendered pursuant to the terms of an agreement regarding the development of mobile software products for Solo, entered into between Solo and TechMagic at a time when Mr. Shah was a principal at both entities. As of September 30, 2020, a $553,000 payable to TechMagic was included in accounts payable and accrued liabilities on our condensed consolidated balance sheet.

Note 8 - Subsequent Events

Issuance of Common Stock

On October 30, 2020, we issued 5,000,000 shares of Akerna common stock in a public offering for net proceeds after offering costs of approximately $11.0 million dollars.

MagicTech Lawsuit

On December 4, 2020, TechMagic USA LLC filed suit against our wholly-owned subsidiary, Solo, in Massachusetts Superior Court, Department Business Litigation, seeking recovery of up to approximately $1.07 million for unpaid invoices pursuant to a Master Services Agreement dated February 5, 2018 by and between TechMagic and Solo.

Convertible Debt Waivers

On December 23, 2020, we entered into waivers with all the holders of the outstanding senior secured convertible notes, pursuant to which we and the holders, separately and not jointly, agreed to waive certain terms and conditions of the convertible notes as follows:

●	The holders irrevocably waived the last sentence of Section 8(a) of the notes requiring that all installment amounts payable under the notes prior to April 1, 2021 be paid in cash pursuant to installment redemptions. We may now elect, in its sole discretion, to pay installment amounts under the notes prior to April 1, 2021, by issuing shares of common stock pursuant to installment conversions or by paying cash pursuant to installment redemptions, in each case in accordance with the existing terms of the notes.

●

We irrevocably waived the prohibition on acceleration of installment amounts in Section 8(e) of the notes solely in relation to the installment amount for January 4, 2021, to permit the holders to accelerate the January 4, 2021 installment amount, in whole or in part, to one or more acceleration dates from December 24, 2020 through to and including January 4, 2021, as elected by each holder pursuant to Section 8(e) of the notes.

●	We and the holders agreed that we may irrevocably waive the installment scheduled principal amount for any installment date by setting forth in the installment notice for that installment date an installment amount greater than the installment scheduled principal amount due and payable on the next installment date. Each holder may then consent to all or a portion of such increased installment amount for such installment date by written confirmation no later than 4:00 p.m. New York time on the trading day immediately prior to such installment date. Any increased amount for an installment amount above the installment scheduled principal amount for such installment date will reduce the principal amount under the notes.

●	In relation to the January 4, 2021 installment amount, we delivered installment notices to the holders increasing the installment amount for January 4, 2021, in the aggregate, by $2,062,500.

Lease Settlement

On January 7, 2021, we issued 101,705 shares of common stock to a private party in exchange for the termination of a long-term lease agreement.

Note 9 – Revisions of Previously Issued Financial Statements

During the course of preparing the annual report on Form 10-K for the year ended June 30, 2020, we determined that costs incurred during the application development phase of certain new software applications and enhancements were not properly capitalized, which resulted in the overstatement of operating expenses and net loss, and an understatement of amortization expense for each of the quarters during the year ended June 30, 2020. We assessed the materiality of these errors on prior periods’ financial statements and concluded that the errors were not material to any prior annual or interim periods, but the cumulative adjustments necessary to correct the errors would be material if we recorded the corrections the period in which the errors were identified. In accordance with GAAP, we are revising the prior periods’ financial statements when they are next issued. See Item. 4 of Part I, Controls, and Procedures.

The tables below disclose the effects on the financial statements included in this Quarterly Report on Form 10-Q and the financial statements yet to be reissued:

	Three Months Ended September 30, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	$1,397,361	$(17,660)	$1,379,701
Gross profit	1,795,529	17,660	1,813,189
Product development	1,130,880	(519,978)	610,902
Selling, general and administrative	3,583,815	17,899	3,601,714
Net loss	(2,846,071)	519,739	(2,326,332)
Net loss per share	(0.26)	—	(0.21)

	Three Months Ended December 31, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	$1,638,840	$(23,601)	$1,615,239
Gross profit	1,667,363	23,601	1,690,964
Product development	1,261,509	(638,008)	623,501
Selling, general and administrative	4,796,404	86,768	4,883,172
Net loss	(4,338,536)	574,841	(3,763,695)
Net loss per share	(0.40)	—	(0.34)

	Six Months Ended December 31, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	$3,036,201	$(41,261)	$2,994,940
Gross profit	3,462,892	41,261	3,504,153
Product development	2,392,389	(1,157,986)	1,234,403
Selling, general and administrative	8,380,219	104,667	8,484,886
Net loss	(7,184,607)	1,094,580	(6,090,027)
Net loss per share	(0.66)	—	(0.56)

	Three Months Ended March 31, 2020
	As reported	Adjustment	As revised
Condensed Consolidated Statement of Operations
Cost of revenue	$1,420,909	$(24,690)	$1,396,219
Gross profit	1,649,637	24,690	1,674,327
Product development	1,632,353	(757,566)	874,787
Selling, general and administrative	5,500,837	177,405	5,678,242
Net loss	(5,348,980)	604,851	(4,744,129)
Net loss per share	(0.43)	—	(0.38)

	Nine Months Ended March 31, 2020
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	$4,457,110	$(65,951)	$4,391,159
Gross profit	5,112,529	65,951	5,178,480
Product development	4,024,742	(1,915,552)	2,109,190
Selling, general and administrative	13,881,056	282,072	14,163,128
Net loss	(12,533,587)	1,699,431	(10,834,156)
Net loss per share	(1.11)	—	(0.96)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Akerna Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Akerna Corp. (the “Company”) as of June 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2018.

New York, NY

September 28, 2020

AKERNA CORP.

Consolidated Balance Sheets

As of June 30, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash	$24,155,828	$21,867,289
Restricted cash	500,000	500,000
Accounts receivable, net	1,861,534	1,257,274
Prepaid expenses and other current assets	1,215,341	577,674
Total current assets	27,732,703	24,202,237

Non-current assets:
Fixed assets, net	131,095	—
Investment, net	246,308	—
Capitalized software, net	2,629,304	—
Intangible assets, net	7,493,975	—
Goodwill	20,254,309	—
Other non-current assets	41,925	—

Total Assets	$58,529,619	$24,202,237

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$4,861,928	$1,818,116
Contingent consideration payable	389,000	—
Deferred revenue	368,685	624,387
Current portion of long-term debt	6,135,364	—
Total current liabilities	11,754,977	2,442,503

Long-term debt, less current portion	10,200,236	—

Total liabilities	21,955,213	2,442,503

Commitments and contingencies (Note 12)

Equity:
Preferred stock, par value $0.0001; 5,000,000 shares authorized, none are issued and outstanding at June 30, 2020 and 2019	—	—
Common stock, par value $0.0001; 75,000,000 shares authorized, 13,258,707 issued and outstanding at June 30, 2020, and 10,589,746 shares authorized, issued and outstanding at June 30, 2019	1,321	1,059
Additional paid-in capital	72,906,924	47,325,421
Accumulated other comprehensive income	63,000	—
Accumulated deficit	(41,101,091)	(25,566,746)
Total stockholders’ equity	31,870,154	21,759,734
Noncontrolling interests in consolidated subsidiary	4,704,252	—
Total equity	36,574,406	21,759,734
Total liabilities and equity	$58,529,619	$24,202,237

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Operations

For the Years Ended June 30, 2020 and 2019

	2020	2019
Revenues
Software	$9,976,580	$8,256,492
Consulting	2,379,947	2,307,129
Other	216,749	259,496
Total revenues	12,573,276	10,823,117

Cost of revenues	6,209,724	4,633,844

Gross profit	6,363,552	6,189,273

Operating expenses
Product development	3,206,310	5,565,097
Sales and marketing	7,792,480	7,498,114
General and administrative	11,320,715	5,638,408
Depreciation and amortization	1,315,898	—
Total operating expenses	23,635,403	18,701,619

Loss from operations	(17,271,851)	(12,512,346)

Other income (expense)
Interest income (expense) net	156,678	91,239
Change in fair value of Convertible Notes	766,000	—
Other	(254)	17,892
Total other income (expense)	922,424	109,131

Net loss before income tax expense	(16,349,427)	(12,403,215)

Income tax expense	(30,985)	—
Equity in losses of investee	(3,692)	—

Net loss	(16,384,104)	(12,403,215)

Net loss attributable to noncontrolling interest in consolidated subsidiary	849,759	—

Net Loss attributable to Akerna shareholders	$(15,534,345)	$(12,403,215)

Basic and diluted weighted average common shares outstanding	11,860,212	6,045,382
Basic and diluted net loss per common share	$(1.31)	$(2.05)

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Comprehensive Income

For the Years Ended June 30, 2020 and 2019

	2020	2019
Net loss	$(16,384,104)	$(12,403,215)
Other comprehensive (loss) income:
Unrealized gains on Convertible Notes	63,000	—
Comprehensive loss	(16,321,104)	(12,403,215)
Comprehensive loss attributable to the noncontrolling interest	849,759	—
Comprehensive loss attributable to Akerna shareholders	$(15,471,345)	$(12,403,215)

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Changes in Equity

For the Years Ended June 30, 2020 and 2019

	Common		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s	Noncontrolling Interest in Consolidated	Total
	Shares	Amount	Capital	Loss	Deficit	Equity	Subsidiary	Equity

Balance as of July 1, 2018	4,922,650	$492	$14,563,102	$—	$(13,163,531)	$1,400,063	$—	$1,400,063
Issuance of common stock	1,099,376	110	9,999,890	—	—	10,000,000	—	10,000,000
Issuance of common stock in connection with reverse merger	3,880,282	388	18,878,387	—	—	18,878,775	—	18,878,775
Issuance of common stock for compensation in connection with reverse merger	498,073	50	3,393,231	—	—	3,393,281	—	3,393,281
Stock-based compensation amortization	—	—	490,830	—	—	490,830	—	490,830
Common stock issued upon cashless exercise of options	189,365	19	(19)	—	—	—	—	—
Net loss	—	—	—	—	(12,403,215)	(12,403,215)	—	(12,403,215)
Balance as of June 30, 2019	10,589,746	1,059	47,325,421	—	(25,566,746)	21,759,734	—	21,759,734
Common stock issued upon warrant exercise	369,311	37	4,247,028	—	—	4,247,065	—	4,247,065
Common stock issued in business combinations	2,299,650	230	20,081,236	—	—	20,081,466	—	20,081,466
Noncontrolling interest in acquired subsidiary	—	—	—	—	—	—	5,554,011	5,554,011
Stock-based compensation amortization	—	—	1,253,234	—	—	1,253,234	—	1,253,234
Forfeitures of restricted shares	(54,901)	(5)	5	—	—	—	—	—
Change in fair value of Convertible Notes	—	—	—	63,000	—	63,000	—	63,000
Net loss	—	—	—	—	(15,534,345)	(15,534,345)	(849,759)	(16,384,104)
Balance as of June 30, 2020	13,203,806	$1,321	$72,906,924	$63,000	$(41,101,091)	$31,870,154	$4,704,252	$36,574,406

See notes to consolidated financial statements.

AKERNA CORP.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(16,384,104)	$(12,403,215)
Adjustment to reconcile net loss to net cash used in operating activities
Bad debt expense	1,094,507	345,941
Stock-based compensation expense	1,166,130	3,884,111
Depreciation and amortization	1,315,898	—
Equity in losses of investee	3,692	—
Debt issuance costs classified as financing	1,177,390	—
Change in fair value of convertible notes	(766,000)	—
Change in fair value of contingent consideration	(998,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,621,262)	(1,572,889)
Prepaid expenses and other current assets	(592,807)	(351,144)
Other assets	(58,925)	—
Accounts payable and accrued liabilities	1,602,751	893,845
Deferred revenue	(286,922)	154,756
Net cash used in operating activities	(14,347,652)	(9,048,595)

Cash flows from investing activities
Developed software additions	(3,102,728)	—
Furniture, fixtures, and equipment additions	(156,636)	—
Cash paid for business combinations, net of cash acquired	(88,720)	—
Investment in equity method investee	(250,000)	—
Cash received in connection with the reverse merger	—	18,843,483
Net cash provided by investing activities	(3,598,084)	18,843,483

Cash flows from financing activities
Proceeds from the issuance of long term debt	17,164,600	—
Cash paid for debt issuance costs	(1,177,390)	—
Proceeds from the exercise of warrants	4,247,065	—
Proceeds from the issuance of common stock	—	10,000,000
Net cash provided by financing activities	20,234,275	10,000,000

Net increase in cash and restricted cash	2,288,539	19,794,888

Cash and restricted cash - beginning of period	22,367,289	2,572,401

Cash and restricted cash - end of period	$24,655,828	$22,367,289

Cash paid for taxes	$—	$—
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activity:
Cashless exercise of options	$—	$19
Stock-based compensation capitalized as software development	$87,104	$—
Assets acquired and liabilities assumed in business combinations and reverse merger:
Accounts receivable	$77,505	$—
Prepaid expenses and other current assets	27,860	35,292
Fixed assets	2,410	—
Intangible assets	8,010,000	—
Goodwill	20,254,309	—
Accounts payable and accrued liabilities	1,441,062	—
Deferred revenue	31,220	—
Contingent consideration	1,387,000	—

See notes to consolidated financial statements.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 1 - Description of Business, Liquidity, and Capital Resources

Description of Business

Akerna Corp., herein referred to as we, us, our or Akerna, through our wholly-owned subsidiaries MJ Freeway, LLC, or MJF, Trellis Solutions, Inc., or Trellis, and solo sciences, inc., or Solo provides enterprise software solutions that enable regulatory compliance and inventory management. Our proprietary, broad and growing suite of solutions are adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. We develop products intended to assist states in monitoring licensed businesses’ compliance with state regulations and to help state-licensed businesses operate in compliance with such law. We provide our commercial software platform, MJ Platform®, and Trellis®, to state-licensed businesses, and our regulatory software platform, Leaf Data Systems®, to state government regulatory agencies. Through our controlled subsidiary, solo sciences inc., we provide an innovative, next-generation solution for state and national governments to securely track product and waste throughout the supply chain with solo*TAG™. The integration of MJ Platform® and solo*CODE™ results in technology for consumers and brands that brings a consumer-facing mark designed to highlight the authenticity and signify transparency.

We consult with clients on a wide range of areas to help them successfully maintain compliance with state laws and regulations. We provide project-focused consulting services to clients who are initiating or expanding their cannabis business operations or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness, and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations.

Liquidity and Capital Resources

Since our inception, we have incurred recurring operating losses, used cash in operations, and relied on capital raising transactions to continue ongoing operations. Although we have continuing negative cash flow from operations, the cash outflow since the Mergers is partially attributable to approximately $4.1 million in costs incurred in connection with specific transactions, including the Mergers, acquisitions completed or expected to close within the next twelve months and the issuance of debt. We implemented a cost reduction initiative and achieved a reduction in cash used in operations in excess of $1.0 million between the third and fourth quarters of fiscal year 2020. Subsequent to year end we implemented phase two of that initiative, the cost-cutting measures included reduction in headcount, as our business has matured we have been able to streamline our operations, we also determined to forego certain costs, which have not historically yielded sufficient returns. On June 8, 2020, we authorized a new series of senior secured convertible notes with net proceeds of $13.8 million after debt issuance costs. We anticipate our current cash balances will be sufficient to meet the working capital requirements for the next twelve months.

From time to time, we may pursue various strategic business opportunities. These opportunities may include investment in or ownership of additional technology companies through direct investments, acquisitions, joint ventures, and other arrangements. We can provide no assurance that we will successfully identify such opportunities or that, if we identify and pursue any of these opportunities, any of them will be consummated. Consequently, we may raise additional equity or debt capital or enter into arrangements to secure the necessary financing to fund the completion of such strategic business opportunities, although no assurance can be provided that we will be successful in completing a future capital raise. The sale of additional equity could result in additional dilution to our existing stockholders, and financing arrangements may not be available to us, or may not be available in sufficient amounts or on acceptable terms. Our future operating performance will be subject to future economic conditions and to financial, business, and other factors, many of which are beyond our control.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes reflect the historical results of MJF prior to the mergers completed in June 2019, or the Mergers, with MTech Acquisition Corp., or MTech, and other related entities, which resulted in the combined company and do not include the historical results of MTech prior to the completion of the Mergers. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, or GAAP, and our reporting currency is the United States Dollar.

Principles of Consolidation

Our accompanying consolidated financial statements include the accounts of Akerna, our wholly-owned subsidiaries, and those entities in which we otherwise have a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation.

We evaluate our ownership interests, contractual rights, and other interests in entities to determine if the entities are variable interest entities or VIEs when we have a variable interest in those entities. Generally, a VIE is a legal entity in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. These evaluations can be complex and involve judgment and the use of estimates and assumptions based on available historical information.

If we determine that we hold a variable interest in a VIE and we are the primary beneficiary of the VIE, we must consolidate the VIE in our financial statements. In determining whether we are the primary beneficiary of a VIE, we consider qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of our investment; the obligation or likelihood for us or other investors to provide financial support; and the similarity with and significance to our business activities and the business activities of the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIE’s operations and general market conditions. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and reassess our status on an ongoing basis.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and accompanying notes thereto. We base our estimates on assumptions that we believe to be reasonable under the circumstances, the results of which form a basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. Actual results could differ from those estimates under different assumptions or conditions; however, we believe that our estimates are reasonable.

Cash and Cash Equivalents

We consider liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of June 30, 2020 and 2019. We continually monitor our positions with, and the credit quality of, the financial institutions with which we invest. As of the balance sheet date, and periodically throughout the year, we have maintained balances in various operating accounts in excess of federally insured limits. As of June 30, 2020, approximately $23.5 million of our cash balances were uninsured. We have not experienced any losses on such accounts.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Restricted Cash

Restricted cash consists of funds that are contractually or legally restricted as to usage or withdrawal and is presented separately from cash and cash equivalents on our consolidated balance sheets. Our restricted cash serves as collateral for a letter of credit.

Accounts Receivable, Net

We maintain an allowance for doubtful accounts equal to the estimated uncollectible amounts based on our historical collection experience and review of the current status of trade accounts receivable. Receivables are written-off and charged against the recorded allowance when we have exhausted collection efforts without success. The allowance for doubtful accounts was $0.2 million as of June 30, 2020, and 2019. The allowance for doubtful accounts consists of the following activity for the years ended June 30, 2020 and 2019:

	2020	2019
Allowance for doubtful accounts, beginning balance	$190,088	$39,571
Additions:
Bad debt expense	1,094,507	345,941
Deductions:
Write-off uncollectable accounts	(1,076,173)	(195,424)
Allowance for doubtful accounts, ending balance	$208,422	$190,088

Concentrations of Credit Risk

We grant credit in the normal course of business to customers in the United States. We periodically perform credit analysis and monitor the financial condition of our customers to reduce credit risk.

During the year ended June 30, 2020 and 2019, one government client accounted for 25% and 30% of total revenues, respectively. As of June 30, 2020, and 2019 two government clients accounted for a total of 36% and 18%, and 34% and 24% of net accounts receivable, respectively.

Equity Method Investments

We make strategic investments in privately held equity securities of companies that provide technology solutions that are complementary to ours. When we can exert significant influence over, but do not control, the investee’s operations, through voting rights or representation on the investee’s board of directors, we account for the investment using the equity method of accounting. We record our share in the investee’s earnings and losses in the consolidated statement of operations. We assess our investment for other-than-temporary impairment when events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable and recognize an impairment loss to adjust the investment to its then-current fair value.

Intangible Assets Acquired through Business Combinations

Intangible assets are amortized over their estimated useful lives. We evaluate the estimated remaining useful life of our intangible assets when events or changes in circumstances indicate an adjustment to the remaining amortization may be needed. We similarly evaluate the recoverability of these assets upon events or changes in circumstances indicate a potential impairment. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value. There were no impairments of intangible assets during the year ended June 30, 2020, or 2019.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Goodwill Impairment Assessment

We evaluate and test the recoverability of our goodwill for impairment at least annually during October of each year or more often if circumstances indicate that goodwill may not be recoverable.

Software Development Costs

Costs incurred during the application development stage of a newly developed application and costs we incur to enhance our existing platforms that meet certain criteria are subject to capitalization and subsequent amortization. Product development stage costs were approximately $3.2 million during the year ended June 30, 2020. Product development costs are primarily comprised of personnel costs such as payroll and benefits, vendor costs, and other costs directly attributable to the project. We capitalize costs only during the development phase. Any costs in connection to planning, design, and maintenance subsequent to release are expensed as incurred. We amortize software development costs over the expected useful life of the specific application, generally 2-5 years. We evaluate capitalized software development costs for impairment when there is an indication that the unamortized cost may not be recoverable.

Fair Value of Financial Instruments

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, we are required to classify certain assets and liabilities based on the fair value hierarchy, which groups fair value-measured assets and liabilities based upon the following levels of inputs:

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2 – Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

●	Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of financial instruments such as accounts receivable accounts payable and accrued liabilities approximate fair value based on their short maturities. Please refer to Note 11 - Fair Value Measurements for additional information regarding the fair value of financial instruments that we measure at fair value, including senior secured convertible notes and contingent consideration.

Fair Value Option

The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. We have elected to apply the fair value option to certain convertible notes due to the complexity of the various conversion and settlement options available to both the Note Holders and Akerna.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

The convertible notes accounted for under the fair value option election are each a debt host financial instrument containing embedded features that would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements in accordance with GAAP. Notwithstanding, When the fair value option election is applied to financial liabilities, bifurcation of an embedded derivative is no required, and the financial liability is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis as of each reporting period date.

The portion of the change in fair value attributed to a change in the instrument-specific credit risk is recognized as a component of other comprehensive income and the remaining amount of the fair value adjustment is recognized as other income (expense) in our consolidated statement of operations. The estimated fair value adjustment is presented in a respective single line item within other income (expense) in the accompanying consolidated statement of operations because the change in fair value of the convertible notes was not attributable to instrument-specific credit risk.

Revenue Recognition

We derive our revenues primarily from the following sources: software revenues, which are primarily comprised of subscription fees from government and commercial customers accessing our enterprise cloud computing services and from customers paying for additional support beyond the standard support that is included in the basic subscription fees; and consulting services provided to operators interested in integrating our platform into their respective operations, such services include: assessing compliance requirements, monitoring systems and readiness; assisting with the application process; and evaluating the operator’s inspection readiness and business plan.

We commence revenue recognition when there is persuasive evidence of an arrangement, the service has been or is being provided to the customer, the collection of the fees is reasonably assured, and the amount of fees to be paid by the customer is fixed or determinable.

Software Revenue

Software revenue primarily consists of subscription revenue that is recognized ratably over the term of the contract, beginning when access to the applicable software is provided to the customer. We typically invoice customers at the beginning of the term, in multi-year, annual, quarterly, or monthly installments. When a collection of fees occurs in advance of service delivery, revenue recognition is deferred until such services commence. Revenue for implementation fees is recognized ratably over the expected term of the contract, including expected renewals.

We include service level commitments to customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits if those levels are not met. In addition, customer contracts often include: specific obligations that require us to maintain the availability of the customer’s data through the service and that customer content is secured against unauthorized access or loss, and indemnity provisions whereby we indemnify customers from third-party claims asserted against them that result from our failure to maintain the availability of their content or securing the same from unauthorized access or loss. To date, we have not incurred any material costs as a result of such commitments. Any such credits or payments made to customers under these arrangements are recorded as a reduction of revenue.

Consulting Services Revenue

Consulting services revenue consists of contracts with fixed terms and fee structures based upon the volume and activity or fixed-price contracts for consulting and strategic services. When these services are not combined with subscription revenues as a single unit of account, as discussed below, these revenues are recognized as services are rendered and accepted by the customer.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Other Revenues

We sell solo*TAG™ s and solo*CODE™s to customers by the roll of printed labels or as a digital code that allows customers to print directly their packing. When customers active a solo*TAG™ or solo*CODE™, we receive an activation fee, which is recognized upon activation by the customer. From time to time, we may purchase equipment for resale to customers. Such equipment is generally drop-shipped to our customers. We recognize revenue as these products are delivered.

Cost of Revenue

Cost of revenue consists primarily of costs related to providing subscription and other services to our customers, including employee compensation and related expenses for data center operations, customer support and professional services personnel, payments to outside technology service providers, security services, and other tools.

Deferred Revenue

Deferred revenue consists of payments received in advance of revenue recognition from subscription services. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, contract duration, and invoice frequency. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue, which is a current liability on the accompanying consolidated balance sheets.

Reclassifications

Certain prior year financial statement amounts have been reclassified for consistency with the current year presentation.

Income Taxes

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. We provide for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. We recognize interest and penalties related to income tax matters in selling, general and administrative expenses in the consolidated statement of operations.

We recognize deferred tax assets to the extent that its assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, we will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Stock-Based Compensation

We measured stock-based compensation based on the fair value of the share-based awards on the date of grant and recognize the related costs on a straight-line basis over the requisite service period, which is generally the vesting period.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Segments

Our chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance and information for different revenue streams is not evaluated separately. As such, we have a single operating segment.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board, or the FASB, has issued guidance to revise accounting for revenue from contracts with customers, which supersedes the revenue recognition requirements and industry-specific guidance currently in effect for us. The new revenue standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The new revenue standard is effective for our fiscal 2021 annual reporting period and for interim periods thereafter. The new revenue standard allows for either full retrospective or modified retrospective adoption. We will adopt the new standard using the modified retrospective approach and anticipate that the timing of recognition of incremental costs of obtaining contracts will be the most significant change to our results of operations upon adoption.

The FASB has issued new guidance related to the accounting for leases. The new standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for us in our fiscal year beginning in 2022. We are evaluating the impact of the adoption of the new standard on our consolidated financial statements and do not anticipate a significant impact on our results of operations.

The FASB has issued guidance to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The new guidance is effective for us in our fiscal year beginning in 2023. We are evaluating the impact of the adoption of the new standard on our consolidated financial statements.

The FASB has issued guidance related to the accounting for share-based compensation to nonemployees, which eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. Under the new guidance, nonemployee share-based payment transactions are measured at the grant-date fair value and are no longer remeasured at the then-current fair values at each reporting date until the share options have vested. The amended guidance is effective for our annual financial statements for the fiscal year beginning on July 1, 2020, and for interim periods beginning in the subsequent fiscal year. We do not anticipate the adoption of this guidance to have a significant effect on our results of operations.

The FASB has issued guidance regarding when internal-use software development costs should be capitalized or charged to expense. Depending upon the nature of the costs and the project stage in which they are incurred. Capitalized development costs are subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for us in our fiscal year beginning in 2023 with early adoption permitted, including adoption in an interim period. We are evaluating the impact of the adoption of the new standard on our financial statements.

The FASB has issued guidance clarifying the interactions between various standards governing investments in equity securities. The new guidance addresses accounting for the transition into and out of the equity method and measurement of certain purchased options and forward contracts to acquire investments. The standard is effective for us for annual and interim periods in our fiscal year beginning in 2022, with early adoption permitted. Adoption of the standard requires changes to be made prospectively. We are evaluating the impact of adoption of the new standard on our consolidated financial statements.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 3 – Significant Transactions

Business Combinations

Trellis Solutions, Inc.

On April 8, 2020, we acquired Trellis, a cannabis cultivation management and compliance software company in an all-stock transaction. Our estimated acquisition date fair value of the consideration transferred for Trellis was as follows (in thousands):

Common shares issued	$2,531
Contingent consideration	998
Total estimated fair value of consideration	$3,529

We incurred $0.1 million of transaction costs directly related to the acquisition that is reflected in general and administrative expenses in our consolidated statement of operations.

We issued 349,650 shares of our common stock valued at $7.24 per share, the closing price of a share of our common stock on the date of acquisition in exchange for 100% of the outstanding stock of Trellis. We have also agreed to pay additional consideration calculated as annualized revenue derived from previously identified customers for the month of September 2020 multiplied by five. The contingent consideration is payable in shares based on the 20-day VWAP. As of June 30, 2020, we estimated the fair value of the contingent consideration to be $0 and recorded a gain of $1.0 million on the change in the fair value of contingent consideration included in general and administrative expenses in the consolidated statement of operations.

Our purchase price allocation is preliminary as additional information may come to our attention regarding the acquisition date value of assets acquired and liabilities assumed that could require measurement period adjustments to this allocation. The following table summarizes our preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Cash	$21
Accounts receivable, net	77
Other assets	6
Acquired technology	210
Acquired trade name	80
Customer relationships	220
Goodwill	3,229
Accounts payable and accrued expenses	(283)
Deferred revenue	(31)
Net assets acquired	$3,529

The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the assembled workforce and expanded market opportunities, for which there is no basis for U.S. income tax purposes. The amounts of Trellis’s revenue and net loss included in our consolidated statement of operations from the acquisition date of April 10, 2020 to June 30, 2020 were $216,000 and $17,000, respectively.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

solo sciences, inc.

On January 15, 2020, we closed on a stock purchase agreement with substantially all of the shareholders of Solo pursuant to which we acquired all right, title, and interest in 80.4% of the issued and outstanding capital stock of Solo, calculated on a fully diluted basis. As a result of our initial investment, Solo became a controlled subsidiary and we commenced consolidation of Solo on January 15, 2020. The estimated acquisition date fair value of the consideration transferred for Solo was $17.9 million. During the fourth quarter of fiscal 2020, we completed the preliminary valuation of the contingent consideration and recorded a measurement period adjustment to reflect this liability on our balance sheet. The estimated fair value of consideration recorded consisted of the following (in thousands):

Common shares issued	$17,550
Contingent consideration	389
Total estimated fair value of consideration	$17,939

We incurred $0.3 million of transaction costs directly related to the acquisition, which is reflected in general and administrative expenses in our consolidated statement of operations.

We exchanged 1,950,000 shares of our common stock, valued at $9.00 per share, the closing price of a share of our common stock on the date of acquisition. In addition to the stock consideration, we agreed to pay contingent consideration in the form of fees payable to the legacy Solo shareholders equal to the lesser of (i) $0.01 per solo*TAG™ and solo*CODE™ sold or (ii) 7% of net revenue. The fees were to be paid annually until the earlier of: (1) our shares trading above $12 per share for any consecutive 20 trading days in a 30-day period; (b) upon our no longer owning a majority stake in Solo; or (c) upon expiration of the patents related to solo*TAG™ and solo*CODE™, which is December 1, 2029. This fee represents contingent consideration and was recorded at fair value as of the date of acquisition. Contingent consideration is adjusted to fair value each period with changes in fair value being recognized in earnings at each reporting period.

We also acquired an option to acquire the noncontrolling interests in Solo during the 12 months following the close for either cash or shares. Beginning with the expiration of our option, the noncontrolling interests in Solo have a 3-month option to acquire between 40% and 55% of Solo back from us for cash. On July 31, 2020, we entered into an amendment to the stock purchase agreement to exercise our option to acquire the noncontrolling interests in Solo, for 800,000 shares of our common stock, this transaction will be recorded as an equity transaction, with no effect to the value of the assets acquired or liabilities assumed. In connection with this amendment, the selling shareholders agreed to cancel the contingent consideration in the future and waived a right to any amount that would have been earned prior to the amendment. Because the amendment occurred subsequent to our fiscal year-end, the liability remains recorded as of June 30, 2020, the liability will be written off upon the during our next fiscal quarter.

During the fourth quarter 2020, we obtained additional information regarding the valuation of the assets acquired and liabilities assumed. We have recorded a measurement period adjustment to allocate the acquisition price to intangible assets, goodwill, accrued liabilities, and the fair value of noncontrolling interests. As we finalize this valuation, we may have additional adjustments to the allocated values. The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Cash	$101
Prepaid expenses and other assets	22
Furniture, fixtures, and equipment	2
Acquired technology	7,160
Acquired trade name	340
Goodwill	17,025
Accounts payable and accrued liabilities	(1,158)
Fair value of noncontrolling interests	(5,554)
Net assets acquired	$17,938

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to expanded market opportunities, for which there is no basis for U.S. income tax purposes. The amounts of Solo’s revenue and net loss included in our condensed consolidated statement of operations from the acquisition date of January 15, 2020 to June 30, 2020 were $23,000 and $1,471,000, respectively.

Pro Forma Financial Information

The following unaudited pro forma financial information summarizes the combined results of operations for Akerna, Trellis, and Solo, as though the companies were combined as of the beginning of our fiscal 2019:

	June 30,
	2020	2019
Revenues	$13,584	$12,220
Net loss	(20,589)	(15,884)

The pro forma financial information for the periods presented above has been calculated after adjusting the results of Solo and Trellis to reflect the business combination accounting effects resulting from these acquisitions, including the amortization expense from acquired intangible assets as though the acquisitions occurred as of the beginning of our fiscal year 2020. As noted above, the allocation is preliminary and finalization of our valuation could result in changes to the amount of amortization expense from acquired intangible assets included in the pro forma financial information presented above. The Akerna historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combinations and factually supportable. The pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of our 2019 fiscal year.

Ample Organics

On July 7, 2020, we completed the acquisition of Ample Organics (“Ample”), Ample provides a seed-to-sale platform to clients in Canada, which offers tracking, reporting, and compliance tools to cannabis cultivators, processors, sellers, and clinics. We acquired 100% of the stock of Ample Organics for 3.3 million exchangeable shares of one of our wholly-owned subsidiaries. The exchangeable shares may be exchanged, at the option of the holder, for shares of Akerna common stock on a one-for-one basis, therefore the exchangeable shares issued were valued at $7.65 per share, the closing price of an equivalent share of Akerna common stock, $30.7 million was the aggregate value of the exchangeable shares. In addition to the stock consideration, we paid $5.5 million in cash, which was used to settle all of Ample’s then outstanding debt. In addition to the stock and cash consideration, the agreement provides for contingent consideration of up to CAD$10,000,000, payable in exchangeable shares, payable if Ample’s Recurring Revenue recognized during the 12 months after the acquisition date is CAD$9,000,000 or more. The contingent consideration amount is reduced by an amount equal to the product of CAD$6.67 multiplied by the difference between CAD$9,000,000 and the amount of Recurring Revenue realized during the 12 months following the acquisition. The contingent consideration will be recorded as the estimated fair value on the acquisition date and adjusted to estimated fair value in each subsequent reporting period until settlement.

Due to the short period of time since the acquisition date and limitations on access to Ample information prior to the acquisition date, our initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the transaction, including the information required for contingencies, intangible assets, and goodwill. This information is expected to be reflected in our interim financial statements included in our quarterly report on Form 10-Q for the three months ending September 30, 2020.

Reverse Merger

On June 17, 2019, MTech and MJF consummated the Mergers contemplated by the Merger Agreement dated October 10, 2018, as amended. In connection with the closing of the Mergers, we changed our name from MTech Acquisition Holdings Inc. to Akerna Corp. The Merger Consideration was paid through the issuance of 6,520,099 shares of our common stock (the “Consideration Shares”) to the former holders of MJF common units, preferred units, and profit interest units at a price equal to $10.16 per share. We allocated 283,010 fully vested shares of Akerna common stock and 215,063 shares of unvested restricted stock were allocated to the former holders of MJF profit interest units, which were accounted for as share-based compensation.

As disclosed above, (a) 283,110 fully vested shares of common stock were allocated to the former holders of MJF profit interest units, resulting in the recognition of approximately $3.4 million on June 17, 2019 and approximately $2.1 million of compensation expense related to unvested restricted shares such profit interest units be recognized over the remaining vesting period of 3 years.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 4 - Balance Sheet Disclosures

Prepaid expenses and other current assets as of June 30, 2020 and 2019 consisted of the following:

	2020	2019
Software and technology	$571,695	$237,930
Professional services, dues, and subscriptions	473,731	169,804
Insurance	105,814	159,940
Rental deposit	38,303	10,000
Other	25,798	—
Total Prepaid Expenses and Other Current Assets	$1,215,341	$577,674

Accounts payable and accrued liabilities as of June 30, 2020 and 2019 consisted of the following:

	2020	2019
Accounts payable	$1,443,895	$1,317,566
Professional fees	2,273,659	49,205
Sales taxes	59,825	36,358
Compensation	260,042	354,724
Contractors	782,366	19,557
Other	42,141	40,706
Total accounts payable and accrued liabilities	$4,861,928	$1,818,116

The accrued compensation includes accrued executive bonuses of $128,000 and $215,000 as of June 30, 2020, and 2019, respectively.

Note 5 - Goodwill and Intangible Assets, Net

Goodwill

The following table reflects the changes in the carrying amount of goodwill during the year ended June 30, 2020:

Balance as of June 30, 2019	$—
Additions due to acquisitions	20,254,309
Balance as of June 30, 2020	$20,254,309

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Finite-lived Intangible Assets, Net

Intangible assets as of June 30, 2020 consist of the following:

	Weighted average remaining amortization period (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Acquired developed technology	4.42	$7,370,000	$(679,696)	$6,690,304
Acquired trade names	7.40	420,000	(23,248)	396,752
Customer relationships	1.75	220,000	(24,475)	195,525
Other intangible assets, not yet placed into service	N/A	211,394	—	211,394
Intangible assets		$8,221,394	$(727,419)	$7,493,975

Capitalized software - In-service	1.86	2,852,044	(560,528)	2,291,516
Capitalized software - Work in Progress	N/A	337,788	—	337,788
Total Capitalized Software		3,189,832	(560,528)	2,629,304
Total finite-lived intangible assets		$11,411,226	$(1,287,947)	$10,123,279

We record amortization expense associated with acquired developed technology, acquired trade names, and customer relationships. The amortization expense of all finite-lived intangible assets, which includes capitalized software was $1.3 million for the year ended June 30, 2020.

As of June 30, 2020, expected amortization expense relating to capitalized software and purchased intangible assets for each of the next five years and thereafter is as follows:

	Acquired Intangible Assets	Capitalized Software
2021	$1,711,444	$1,325,851
2022	1,663,607	806,012
2023	1,490,511	63,838
2024	1,469,778	63,838
2025	813,444	31,977
Thereafter	133,797	—
Total	$7,282,581	$2,291,516

Note 6 – Equity Method Investment and Related Party Transaction

Investment in and License Agreement with Zol Solutions, Inc.

On October 7, 2019, we participated in an offering of preferred stock of Zol Solutions, Inc. (“ZolTrain”) along with other investors in which we purchased 203,000 shares of Series Seed Preferred Stock (the “ZolTrain Preferred”) for a purchase price of $250,000, which represents a noncontrolling interest in ZolTrain.

The ZolTrain Preferred is convertible into shares of common stock of ZolTrain at a conversion rate of $1.232 per share at the option of the holder and contains certain anti-dilution protection in the event of certain future issuances of securities by ZolTrain. We are entitled to vote the number of common shares in which the ZolTrain Preferred is convertible into at any meeting of the ZolTrain stockholders.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

The ZolTrain Preferred also provides us with rights of first refusal with respect to newly issued securities of ZolTrain as well as issued and outstanding securities of ZolTrain that are offered to third parties. In connection with the agreement, Nina Simosko, our Chief Commercial Officer, was appointed as one of three members of ZolTrain’s board of directors. Ms. Simosko may only be removed from the ZolTrain board by us and we retain the right to fill the vacancy.

We have determined that ZolTrain is a VIE for accounting purposes. However, we are not required to consolidate ZolTrain in our financial statements because we are not ZolTrain’s primary beneficiary. As of June 30, 2020, our maximum exposure to loss was equal to the carrying value of our initial investment of $250,000. We have concluded that the ZolTrain Preferred is in-substance common stock because the liquidation preference provided is not substantive, the equity method of accounting is applicable to in-substance common stock. As a result of our representation on the board of directors, we determined that we can exert significant influence over the day to day operations of ZolTrain therefore; we account for this investment using the equity method of accounting, which requires we recognize our share of the ZolTrain operations in our results of operations. For the year ended June 30, 2020 we have recognized equity in loss of investee of $3,692, which represents our share of ZolTrain’s losses since our investment.

Subsequent to our investment, we entered into a nonexclusive license/reseller agreement with ZolTrain, effective October 24, 2019, to provide ZolTrain’s online cannabis training platform as a co-branded integration option into our MJ Platform and Leaf Data Systems, which is a related party transaction. ZolTrain will share subscription-based revenue generated from our customers with us. The amount of the share of the revenue for each of us and ZolTrain will depend on both (a) the number of training modules accessed by a customer and (b) which party created the accessed content. In addition to the revenue sharing arrangement, the license/reseller agreement provides us with the right to receive additional consideration from ZolTrain in the form of an equity earnout if certain revenue milestones are achieved during 2020, 2021, and 2022. Our ability to recognize revenue from the additional earnout consideration in the future will mainly depend on whether it becomes probable that such revenue milestones will be achieved. For the year ended June 30, 2020 we have not recognized any revenue from this agreement.

Note 7 - Long Term Debt

Long-term debt consisted of the following at June 30, 2020, we had no long-term debt as of June 30, 2019:

Convertible Notes (at fair value)	$14,131,000
PPP loan	2,204,600
Subtotal	16,335,600
Less: current maturities	(6,135,364)
Total long-term debt, less current portion	$10,200,236

Senior Secured Convertible Notes

On June 8, 2020, we entered into a Securities Purchase Agreement, or SPA, with two institutional investors, or the Note Holders, to sell a new series of senior secured convertible notes, or the Convertible Notes, of Akerna in a private placement to the Note Holders, in the aggregate principal amount of $17.0 million having an aggregate original issue discount of 12%, and ranking senior to all outstanding and future indebtedness of Akerna. The Convertible Notes were sold on June 9, 2020, with an original issue discount pursuant to which the Note Holders paid $880 per each $1,000 in principal amount of the Convertible Notes. The Convertible Notes do not bear interest except upon the occurrence of an event of default, in which event the applicable rate will be 15.00% per annum.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

The Convertible Notes mature on June 1, 2023, are payable in installments beginning on October 1, 2020, and may not be prepaid. The Convertible Notes are convertible at any time, at the election of the Holders and subject to certain limitations, into shares of common stock at a rate equal to the amount of principal, interest, if any, and unpaid late charges, if any, divided by a conversion price of $11.50. Under the terms of the Convertible Notes, the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders thereof, into shares of common stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $11.50.

In connection with the occurrence of an event of default, the Holders of the Convertible Notes will be entitled to convert all or any portion of the Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, or (ii) 80% of the lower of (x) the volume-weighted average price, or VWAP, of the common stock as of the trading day immediately preceding the applicable date of determination, or (y) the quotient of (A) the sum of the VWAP of the common stock for each of the two trading days with the lowest VWAP of the common stock during the ten (10) consecutive trading day period ending and including the trading day immediately prior to the applicable date of determination, divided by (B) two, but not less than $1.92.

We have elected to use the fair value option to account for the Convertible Notes. The fair value of the Convertible Notes on issuance was recorded as $15.0 million. During the year ended June 30, 2020, the fair value of the Convertible Notes decreased by $0.8 million. Of the adjustment, a decrease of $0.1 million resulted from instrument-specific credit risk and was recognized as other comprehensive income and accumulated in equity and a decrease of $0.8 million was recognized as current period other expense in our consolidated statement of operations. As of June 30, 2020, the fair value of the Convertible Notes on our consolidated balance sheet was $14.1 million.

Paycheck Protection Program Loan

In April 2020, we were granted a loan, or the PPP Loan, from a lender in the aggregate amount of $2.2 million pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act. The PPP Loan is evidenced by a promissory note dated April 21, 2020, the Note. The PPP Loan bears interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred from the date of the Note, has an initial term of two years from the date of the Note, and is unsecured and guaranteed by the Small Business Administration. We may prepay up to 20% of the PPP Loan amount at any time prior to maturity with no prepayment penalties. We must pay all accrued interest if we prepay greater than 20% of the PPP Loan amount and the PPP Loan has been sold on the secondary market. The Note provides for customary events of default. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP Loan may be forgiven in accordance with the terms of the CARES Act. The principal amount of the PPP Loan not forgiven and accrued interest is to be repaid in 18 equal monthly installments beginning seven months from the date of the disbursement of the PPP Loan. We applied for the PPP Loan and received the proceeds from the PPP Loan prior to the issuance of the recent guidance from the United States Treasury Department and U.S. Small Business Administration on April 23, 2020. We are currently evaluating the impact this guidance has on Akerna and the PPP Loan.

We are accounting for the PPP Loan as a liability and accrue interest expense using the effective interest method.

The aggregate scheduled maturities of outstanding long-term debt obligations in subsequent years are as follows:

Fiscal Year ending June 30,
2021	$6,844,620
2022	12,359,980
Aggregate maturities	19,204,600
Original issue discount on Convertible Notes	(2,040,000)
Unrealized change in fair value of Convertible Notes	(829,000)
Long term debt outstanding as of June 30, 2020	$16,335,600

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 8 - Stockholders’ Equity

Common and Preferred Stock

Upon the closing of the Merger, our certificate of incorporation was amended and restated to have one single class of common stock and 75,000,000 authorized shares of common stock, par value $0.0001 per share.

We also entered into a series of securities purchase agreements with certain investors (the “PIPE Investors”), whereby we issued 901,074 shares of Class A common stock (the “Private Placement Shares”) for an aggregate purchase price of $9.2 million (the “Private Placement”), which closed simultaneously with the consummation of the Mergers. Upon the closing of the Mergers, the Private Placement Shares were automatically converted into shares of Akerna common stock on a one-for-one basis.

The proceeds received from the Mergers totaled approximately $18 million, which is net of $4.4 million of underwriting discounts and commissions and other expenses related to the Mergers.

We also have 5,000,000 authorized shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution, or winding up of the Corporation, in the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Warrants

In connection with MTech’s initial public offering, we sold 5,750,000 units at a purchase price of $10.00 per unit, inclusive of 750,000 units sold to the underwriters on February 8, 2018, upon the underwriters’ election to fully exercise their over-allotment option. Each unit consisted of one share of MTech’s common stock and one warrant (“Public Warrant”). Each Public Warrant entitled the holder to purchase one share of MTech’s common stock at an exercise price of $11.50. Upon the Mergers, the Public Warrants were converted to those of Akerna at the exchange ratio of one-for-one.

A summary of the status of common stock warrants as of June 30, 2020 and the changes during the two years then ended, is presented in the following table:

	Shares Issuable Under Warrants	Weighted-average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Outstanding as of July 1, 2018	5,993,750	$11.50	—	$—
Issued	189,365	11.50	—	—
Exercised	—	—	—	—
Expired/canceled	—	—	—	—
Outstanding at June 30, 2019	6,183,115	$11.50	4.97	$2,473,000
Issued	—	—	—	—
Exercised	(369,311)	—	—	—
Expired/canceled	—	—	—	—
Outstanding at June 30, 2020	5,813,804	$11.50	3.97	$—

There was no aggregate intrinsic value for the warrants outstanding as of June 30, 2020.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 9 - Stock-Based Compensation

Restricted Shares and Restricted Stock Units

On June 17, 2019, our stockholders considered and approved the 2019 Long Term Incentive Plan, or the Equity Incentive Plan, and reserved 1,040,038 shares of common stock for issuance thereunder. The Equity Incentive Plan was previously approved, subject to stockholder approval, by the board of directors of Akerna on January 23, 2019.  The Equity Incentive Plan became effective immediately upon the Closing of the Mergers. On June 26, 2020, the stockholders approved an amendment to the Equity Incentive Plan and increased the shares authorized for issuance thereunder by 525,000 to 1,565,038.

We grant restricted stock units, or RSUs, that are subject to time-based vesting and require continuous employment, typically over a period of four years from the grant date or the first day of the service period.

Prior to the Mergers, MJF had Profit Interest Incentive Plan in place whereby it could grant Profits Interest Units, or PIUs, to employees or consultants and other independent advisors of the Company. PIUs granted under the Profits Interest Plan would generally vest once a year over four years commencing on the date granted or based on specified performance targets. MJF had the right, but not the obligation, to repurchase vested PIUs from holders upon their termination of employment. Unvested PIUs were to be forfeited upon termination of employment. If the holder was terminated for cause, as defined, all vested and unvested units would be forfeited. PIUs repurchased or canceled or forfeited by the award recipient were available for reissuance. Upon completion of the Mergers, the non-vested PIUs were exchanged for and became subject to restricted stock agreements, or Restricted Shares, with varying vesting terms that reflect the vesting conditions applicable to the individual PIUs at the time of the merger.

We determined the PIUs represented a profit-sharing compensation arrangement that had value only upon a defined liquidating event. Accordingly, no value was accrued for the PIUs prior to the Mergers on June 17, 2019, which met the definition of a liquidating event. As a result, we recorded a one-time charge of approximately $3.4 million, which represented the charge associated with issuing fully vested shares of common stock in exchange for the PIUs.

A summary of our unvested Restricted Shares and Restricted Stock Units (“RSUs”) activity for the year ended June 30, 2020 is presented in the table below:

	Restricted Shares	Restricted Stock Units	Total	Weighted Average Grant Date Fair Value
Unvested as of June 30, 2019	215,063	—	215,063	$11.99
Granted	—	571,229	571,229	7.24
Vested	(88,659)	(26,965)	(115,624)	7.25
Forfeited	(54,091)	(78,470)	(132,561)	10.83
Unvested as of June 30, 2020	72,313	465,794	538,107	$6.56

For the year ended June 30, 2020, we recognized stock-based compensation expense related to the ratable amortization of the unvested Restricted Shares and RSUs of $1.3 million. stock-based compensation expense is included in operating expenses and cost of sales on our consolidated statements of operations consistent with the allocation of other compensation arrangements. During the year ended June 30, 2020, we capitalized $0.1 million in stock-based compensation costs as software development cost. The $3.9 million of unrecognized costs as of June 30, 2020 related to Restricted Shares and RSUs will be ratably recognized over an estimated weighted average remaining vesting period of 3.1 years.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 10 - Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to Akerna stockholders by the weighted-average number of shares of common stock outstanding. Diluted net loss per common share is calculated by giving effect to all potentially dilutive common stock, including warrants, restricted stock awards, restricted stock units, and shares issuable upon conversion of debt. The dilutive effect of outstanding awards is reflected in diluted earnings per share by application of the treasury stock method and excludes potential common stock when the effect would be anti-dilutive.

The weighted-average number of shares outstanding used in the computation of diluted earnings per share does not include the effect of potential outstanding common shares that would have been anti-dilutive for the period. The table below details potentially outstanding shares on a fully diluted basis as of June 30, 2020 and 2019 that were not included in the calculation of diluted earnings per share and the weighted average amounts of potentially outstanding shares that would have been dilutive had we reported net income for the years ended June 30, 2020 and 2019.

	Fully Diluted		Weighted Average for the Year Ended
	2020	2019	2020	2019
Warrants	5,813,804	6,183,115	5,833,971	6,001,013
Restricted Stock Units	325,121	—	37,709	—
Restricted Stock Awards	75,654	215,063	7,656	2,351
Shares of common stock issuable in upon conversion of Convertible Notes	1,936,845	—	111,130	—
Total	8,151,424	6,398,178	5,990,466	6,003,364

Note 11 - Fair Value

Contingent Consideration

Solo

In connection with our acquisition of Solo, the Solo selling shareholders have the potential to earn the contingent consideration, which is calculated as the lesser of (i) $0.01 per solo*TAGTM and solo*CODETM sold or (ii) 7% of net revenue. The fees were to be paid annually until the earlier of: (1) our shares trading above $12 per share for any consecutive 20 trading days in a 30-day period; (b) upon our no longer owning a majority stake in Solo; or (c) upon expiration of the patents related to solo*TAGTM and solo*CODETM, which is December 1, 2029.

We record the fair value of the liability in the consolidated balance sheets under the caption “current contingent consideration” and recognize changes to the liability against earnings or loss in general and administrative expenses in the consolidated statements of operations. The fair value of the contingent consideration on the date of the acquisition of Solo was $389,000. The carrying amount at fair value of the aggregate liability for the contingent consideration recorded on the consolidated balance sheet at June 30, 2020 is $389,000. As such we have not recorded a change in the fair value of the contingent consideration during the year ended June 30, 2020. As discussed in Note 3, subsequent to year end, we reached an agreement with the Solo selling shareholders to eliminate any future obligation with respect to the contingent consideration and waive any contingent consideration that would have been due prior to amending the agreement.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

We utilized a Monte Carlo simulation model, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in GAAP. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect our assumptions about the assumptions that market participants would use in valuing the contingent consideration as of the acquisition date and subsequent reporting period.

Trellis

In connection with our acquisition of Trellis, the Trellis selling shareholders have the potential to earn contingent consideration, which is calculated as five times the annualized revenue of certain customers generated in September 2020. The fair value of the contingent consideration on the date of acquisition of Trellis was $998,000. The carrying amount at the fair value of the liability for the contingent consideration recorded on our consolidated balance sheet as of June 30, 2020 was $0. We have recorded the change in the fair value of the contingent consideration during the year ended June 30, 2020 in general and administrative expenses in our consolidated statement of operations.

We valued the contingent consideration using a probability-weighted discounted cash flow model, which incorporates inputs that are not observable in the market and thus represents a Level 3 measurement as defined in GAAP. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the contingent consideration as of the valuation date, as well as our knowledge of specific transactions that effect the calculation.

Fair Value Option Election – Convertible Notes

We issued Convertible Notes with a principal amount of $17.0 million at a purchase price of $15.0 million on June 9, 2020. We have elected to account for the Convertible Notes using the fair value option. Under the fair value option, the financial liability is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The change in estimated fair value resulting from changes in instrument specific credit risk is recorded in other comprehensive income as a component of equity. The remaining estimated fair value adjustment is presented as a single line item within other income (expense) in our consolidated statement of operations under the caption, change in fair value of convertible notes.

For the Convertible Notes, which are measured at fair value categorized within Level 3 of the fair value hierarchy, the following is a reconciliation of the fair values from June 9, 2020 (date of issuance) to June 30, 2020:

Beginning fair value balance on issue date - June 9, 2020	$14,960,000
Change in fair value reported in the statements of operations	(766,000)
Change in fair value reported in other comprehensive income	(63,000)
Ending fair value balance - June 30, 2020	$14,131,000

The estimated fair value of the Convertible Notes as of their June 9, 2020 issue date and as of June 30, 2020, was computed using a Monte Carlo simulation, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined by GAAP.  The unobservable inputs utilized for measuring the fair value of the Convertible Notes reflects our assumptions about the assumptions that market participants would use in valuing the Convertible Notes as of the issuance date and subsequent reporting period.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

We determined the fair value by using the following key inputs to the Monte Carlo Simulation Model:

Fair Value Assumptions - Convertible Notes	June 30, 2020	June 9, 2020
Face value principal payable	$17,000,000	$17,000,000
Original conversion price	$11.50	$11.50
Value of Common Stock	$8.80	$10.28
Expected term (years)	2.9	3.0
Volatility	45.0%	45.0%
Market yield (range)	23.9%	23.3% to 23.4%
Risk free rate	0.2%	0.2%

Note 12 - Commitments and Contingencies

Operating Leases

We lease facilities and vehicles under non-cancelable operating leases. Rent expense for the years ended June 30, 2020 and 2019 was $299,629 and $151,458, respectively. Future minimum lease payments under these leases are $526,185 for the year ending June 30, 2021 and $305,214 for the year ending June 30, 2022.

Letter-of-Credit

As of June 30, 2020, and 2019, we had a standby letter-of-credit with a bank in the amount of $500,000. The standby letter of credit is collateralized by $500,000 of cash, which is classified as restricted cash on our consolidated balance sheets. The beneficiary of the letter-of-credit is an insurance company.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible losses can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees, and other directly related costs expected to be incurred. As of June 30, 2020 and 2019, respectively, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Employee Benefit Plan

We have a 401(k) Plan (the “Plan”) to provide retirement benefits for its employees. Employees may contribute up to a portion of their annual compensation to the Plan, limited to a maximum annual amount as updated annually by the IRS. We do not offer a match of employee contributions nor any discretionary contributions.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 13 - Income Taxes

We are the sole owner of MJF as of June 17, 2019, which is a disregarded entity for federal income taxes. Prior to June 17, 2019 MJF was treated as a partnership for U.S income tax purposes. Accordingly, prior to the business combination, our taxable income and losses were reported on the income tax returns of MJF’s members. Therefore, no income tax is provided prior to June 17, 2019.

On March 27, 2020 the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, was enacted in response to the COVID-19 pandemic. It was determined the CARES Act did not materially impact our tax provision as of June 30, 2020.

The accounting for the business combinations of Solo and Trellis reflected in the accompanying financial statements is preliminary and is based upon estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date). The measurement period remains open pending the completion of valuation procedures related to the acquired assets and assumed liabilities, intangible assets and income taxes.

The following table sets forth the expense or (benefit) for income taxes:

	June 30,
	2020	2019
Income tax expense
Current income taxes
U.S. federal	$30,985	$—
U.S. state	—	—

Total current income taxes	$30,985	$—

June 30,
	2020	2019
Deferred income taxes
U.S. federal	$—	$—
U.S. state	—	—

Total deferred income tax benefit	$—	$—

The following table sets forth reconciliations of the income tax expense at the statutory federal income tax rate to actual expense based on income or loss before income taxes:

	June 30,
	2020	2019
Income tax expense attributable to:
Federal	$(3,255,706)	$(2,509,246)
State, net of federal benefit	(862,690)	(13,452)
Foreign tax rate less than federal rate	(2,645)	—
Permanent differences	312,525	—
Restricted stock awards	—	816,505
Changes in valuation allowance	3,884,440	85,455
Provision to return adjustment	(45,134)	—
Losses from flow-through entity not subject to tax	—	1,640,066
Other adjustments	195	(19,328)

Effective income tax expense	$30,985	$—

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

	June 30,
	2020	2019
Noncurrent deferred tax assets:
Employee compensation	$378,003	$—
Debt issuance costs	323,183	—
Revenue recognition	156,022	22,226
Federal and state net operating loss	4,082,297	63,229
Foreign net operating loss	258,083	—

Total deferred tax assets	$5,197,588	$85,455

Noncurrent deferred tax liabilities:
Fixed assets	(653,819)	—
Intangibles	(1,808,960)	—

Deferred tax liabilities	$(2,462,779)	$—

Valuation allowance	(2,734,809)	(85,455)

Deferred taxes after valuation allowance	$—	$—

During the year ended June 30, 2020, valuation allowances on deferred tax assets that are not anticipated to be realized increased by $2,649,354.

Our deferred tax valuation allowances are primarily the result of uncertainties regarding the future realization of recorded tax benefits on tax losses. The measurement of deferred tax assets is reduced by a valuation allowance if based upon available evidence, it is more likely than not that the deferred tax assets will not be realized. We have evaluated the realizability of our deferred tax assets in each jurisdiction by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results, and the availability of prudent and feasible tax planning strategies. Based on this analysis, we have determined that the valuation allowances recorded as of June 30, 2020 and 2019 are appropriate.

We have deferred tax assets related to U.S. federal tax and state tax carryforwards for net operating losses, which will not expire in the amount of $15,286,374. The U.S. federal net operating loss carryforwards do not expire and the U.S. state net operating loss carryforwards expire at various dates beginning in 2039. We have deferred tax assets related to foreign net operating loss carryforward, which begin to expire in 2028, in the amount of $973,900.

We are not currently under examination for any of the major jurisdictions where we conduct business as of June 30, 2020, however, all of our tax years remain subject to examination. Our management does not believe there are significant uncertain tax positions in 2020 and as a result we do not expect any cash payments in the next 12 months, however, an uncertain tax position related to potential penalties in the amount of $50,000 has been recorded in connection with one of the business combinations during the year ended June 30, 2020. There are no interest related to uncertain tax positions in 2020.

AKERNA CORP.

Notes to Consolidated Financial Statements

June 30, 2020

Note 14 – Revisions of Financial Statements for the Fiscal Quarters during Fiscal Year 2020

During the course of preparing the annual report on Form 10-K for the year ended June 30, 2020, we determined that costs incurred during the application development phase of certain new software applications and enhancements were not properly capitalized, which resulted in the overstatement of operating expenses and net loss, and an understatement of amortization expense for each of the quarters during the year ended June 30, 2020. We assessed the materiality of these errors on prior periods’ financial statements and concluded that the errors were not material to any prior annual or interim periods, but the cumulative adjustments necessary to correct the errors would be material if we recorded the corrections the period in which the errors were identified. In accordance with GAAP, we are revising the prior periods’ financial statements when they are next issued. See Item. 4 of Part I, Controls, and Procedures.

	Three Months Ended September 30, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	$1,397,361	$(17,660)	$1,379,701
Gross profit	1,795,529	17,660	1,813,189
Product development	1,130,880	(519,978)	610,902
Selling, general and administrative	3,583,815	17,899	3,601,714
Net loss	(2,846,071)	519,739	(2,326,332)
Net loss per share	(0.26)		(0.21)

	Three Months Ended December 31, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	1,638,840	(23,601)	1,615,239
Gross profit	1,667,363	23,601	1,690,964
Product development	1,261,509	(638,008)	623,501
Selling, general and administrative	4,796,404	86,768	4,883,172
Net loss	(4,338,536)	574,841	(3,763,695)
Net loss per share	(0.40)		(0.34)

	Six Months Ended December 31, 2019
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	3,036,201	(41,261)	2,994,940
Gross profit	3,462,892	41,261	3,504,153
Product development	2,392,389	(1,157,986)	1,234,403
Selling, general and administrative	8,380,219	104,667	8,484,886
Net loss	(7,184,607)	1,094,580	(6,090,027)
Net loss per share	(0.66)		(0.56)

	Three Months Ended March 31, 2020
	As reported	Adjustment	As revised
Condensed Consolidated Statement of Operations
Cost of revenue	1,420,909	(24,690)	1,396,219
Gross profit	1,649,637	24,690	1,674,327
Product development	1,632,353	(757,566)	874,787
Selling, general and administrative	5,500,837	177,405	5,678,242
Net loss	(5,348,980)	604,851	(4,744,129)
Net loss per share	(0.43)		(0.38)

	Nine Months Ended March 31, 2020
	As reported	Adjustment	As revised
Condensed Consolidated Statements of Operations
Cost of revenue	4,457,110	(65,951)	4,391,159
Gross profit	5,112,529	65,951	5,178,480
Product development	4,024,742	(1,915,552)	2,109,190
Selling, general and administrative	13,881,056	282,072	14,163,128
Net loss	(12,533,587)	1,699,431	(10,834,156)
Net loss per share	(1.11)		(0.96)

Ample Organics Inc.

Condensed Consolidated Interim Statements of Financial Position

[Expressed in Canadian Dollars]

[See Going Concern Uncertainty – Note 1]

[Unaudited]

As at

	June 30,	December 31,
	2020	2019
	$	$

Assets
Current
Cash	512,956	986,874
Trade and other receivables [note 3]	933,387	1,549,710
Inventories	23,106	39,437
Prepaid expenses	255,955	329,791
Total current assets	1,725,404	2,905,812
Property and equipment, net [note 4]	1,809,370	1,983,865
Right of use assets, net [note 5]	2,483,231	2,657,120
Other financial assets	7,910	—
Goodwill and other intangible assets [note 6]	5,690,901	5,856,821
	11,716,816	13,403,618

Liabilities
Current
Trade and other payables [note 7]	2,254,708	1,423,359
Due to Akerna	211,552	—
Deferred revenue	397,266	495,797
Lease liabilities [note 8]	539,180	544,226
Short-term debt [note 9]	6,020,278	4,746,189
Total current liabilities	9,422,984	7,209,571
Lease liabilities [note 8]	2,957,382	3,113,228
Preferred share liabilities [note 10]	13,758,104	13,636,522
Deferred tax liability	304,399	348,368
Total liabilities	26,442,869	24,307,689

Shareholders’ deficiency
Share capital [note 11]	14,345,721	14,345,721
Warrants [note 11]	823,778	823,778
Contributed surplus	919,854	642,407
Deficit	(30,815,406)	(26,715,977)
Total shareholders’ deficiency	(14,726,053)	(10,904,071)
	11,716,816	13,403,618

Contingencies [Note 14]

Subsequent Events [Note 15]

The accompanying notes are an integral part of these condensed consolidated interim financial statements

Ample Organics Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

[Expressed in Canadian Dollars]

[Unaudited]

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	$	$	$	$

Revenue [note 12]	1,803,495	1,797,565	3,678,221	3,513,548
Cost of sales	592,229	1,225,665	1,300,695	2,311,301
Gross profit	1,211,266	571,900	2,377,526	1,202,247

General and administrative expenses [note 13]	2,011,882	860,106	2,750,847	1,730,098
Sales and marketing [note 13]	275,376	608,727	651,237	1,187,057
Research and development [note 13]	729,129	1,460,619	1,579,209	3,741,593
Share-based compensation [note 11]	142,580	171,488	277,447	292,308
Depreciation and amortization [notes 4,5,6]	253,034	247,740	513,615	493,837
Finance costs	439,728	134,810	748,569	246,408
Loss on fair value of preferred share liabilities [note 10]	—	1,816,139	—	3,632,278
Loss before income taxes	(2,640,463)	(4,727,729)	(4,143,398)	(10,121,332)
Deferred income tax recovery	21,985	21,984	43,969	47,351
Net loss and comprehensive loss for the year	(2,618,478)	(4,705,745)	(4,099,429)	(10,073,981)

The accompanying notes are an integral part of these condensed consolidated interim financial statements

Ample Organics Inc.

Consolidated statements of cash flows

[Expressed in Canadian dollars]

Six months ended June 30,

	2020	2019
	$	$

Operating activities
Net loss for the year	(4,099,429)	(10,073,981)
Add items not involving cash
Depreciation and amortization [notes 4,5,6]	513,615	493,837
Share-based compensation [note 11]	277,447	292,308
Loss on fair value of preferred share liabilities [note 10]	—	3,632,278
Finance costs	570,361	121,370
Deferred income tax recovery	(43,969)	(47,351)
Loss on sale of fixed assets	—	161
	(2,781,975)	(5,581,378)
Net changes in non-cash working capital balances related to operations
Trade and other receivables	616,323	(505,957)
Inventories	16,331	85,661
Prepaid expenses	73,836	(4,337)
Trade and other payables	831,122	332,541
Deferred revenue	(98,531)	125,698
Cash used in operating activities	(1,342,894)	(5,547,772)

Investing activities
Disposal of property and equipment [note 4]	690	1,075
Purchase of property and equipment [note 4]	—	(146,093)
Cash provided by (used in) investing activities	690	(145,018)

Financing activities
Proceeds from issuance of shares and warrants, net of costs [note 11]	—	7,114,196
Proceeds from related party	211,552	—
Repayment of short-term debt [note 9]	—	(3,601,786)
Proceeds from issuance of short-term debt, net of costs [note 9]	929,473	2,000,000
Payments for lease obligations	(272,739)	(272,412)
Cash provided by financing activities	868,286	5,239,998

Net decrease in cash during the period	(473,918)	(452,792)
Cash, beginning of the period	986,874	1,062,209
Cash, end of the period	512,956	609,417

The accompanying notes are an integral part of these condensed consolidated interim financial statements

Ample Organics Inc.

Condensed consolidated interim statements of changes in shareholders’ deficiency

[Expressed in Canadian dollars]

[unaudited]

					Contributed
	Common Shares		Warrants		Surplus	Deficit	Total
	#	$	#	$	$	$	$
Balance, December 31, 2018	33,271,650	8,055,303	—	—	260,790	(8,350,359)	(34,266)
Impact of IFRS 16 adoption	—	—	—	—	—	(344,834)	(344,834)
Issuance of shares, net of costs [note 11]	4,175,972	6,290,418	2,217,161	823,778	—	—	7,114,196
Share-based compensation [note 11]	—	—	—	—	292,308	—	292,308
Net loss and comprehensive loss for the year	—	—	—	—	—	(10,073,981)	(10,073,981)
Balance, June 30, 2019	37,447,622	14,345,721	2,217,161	823,778	553,098	(18,769,174)	(3,046,577)

Balance, December 31, 2019	37,447,622	14,345,721	2,217,161	823,778	642,407	(26,715,977)	(10,904,071)
Share-based compensation [note 11]	—	—	—	—	277,447	—	277,447
Net loss and comprehensive loss for the year	—	—	—	—	—	(4,099,429)	(4,099,429)
Balance, June 30, 2020	37,447,622	14,345,721	2,217,161	823,778	919,854	(30,815,406)	(14,726,053)

The accompanying notes are an integral part of these condensed consolidated interim financial statements

Ample Organics Inc.

Notes to the interim condensed consolidated financial statements

[Expressed in Canadian dollars, except share amounts]

[unaudited]

June 30, 2020 and 2019

1. Nature of business and going concern uncertainty

Nature of business

Ample Organics Inc. [the “Company” or “Ample Organics”] is Canada’s leading cannabis software company. The software is built for compliance with the Access to Cannabis for Medical Purposes Regulations [“ACMPR”], which tracks everything from seed to sale of cannabis and beyond. Ample Organics’ platform allows customers to run their licensed facilities from end-to-end while meeting the record keeping and traceability requirements of ACMPR.

The Company was incorporated on August 1, 2014. The Company’s head office is located at 629 Eastern Ave, Building B, Toronto, Ontario M4M 1E3.

Going concern uncertainty

The preparation of these unaudited interim condensed consolidated financial statements requires management to make judgments regarding the Company’s ability to continue as a going concern. The Company has incurred a total comprehensive loss of $4,099,429 for the six-month period ended June 30, 2020, an accumulated deficit of $30,815,406 and, as of June 30, 2020, the Company’s current liabilities exceeded current assets by $7,697,580. These events or conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern and therefore, that it may be unable to realize its assets or discharge its liabilities in the normal course of business. The Company believes it will be able to complete a transaction that will provide the consolidated entity with sufficient funding to meet its expenditure commitments and support its planned level of spending, and therefore it is appropriate to prepare the unaudited interim condensed consolidated financial statements on a going concern basis. Refer to note 15 for subsequent event related to the transaction.

2. Basis of presentation

These unaudited interim condensed consolidated financial statements [“financial statements”] were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2019. These financial statements have been prepared in compliance with IAS 34 – Interim Financial Reporting. Accordingly, certain disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board have been omitted or condensed. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2019.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on October 7, 2020.

COVID-19

During the six-month period ended June 30, 2020, the outbreak of the recent novel coronavirus [“COVID-19”] has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused disruption to certain businesses globally; as a result, there could be a possibility of recession in the near future. While the impact of COVID-19 on the Company has been minimal to date, there is uncertainty around its duration and future business conditions. If the outbreak were to cause disruption to the Company’s supply chain or its service capabilities in the future, it would have a negative impact on revenue, which could be material. In addition, any material negative impact on revenue would impact profitability, as well as liquidity and capital resources.

Use of estimates and judgments

The preparation of these unaudited interim condensed consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities and reported amounts of revenues and expenses during the period. These estimates and assumptions are based on historical experience, expectations of the future, and other relevant factors and are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. Actual results may differ from these estimates.

In preparing these unaudited interim condensed consolidated financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of uncertainty are the same as those applied and described in the Company’s audited annual consolidated financial statements for the fiscal year ended December 31, 2019.

3. Trade and other receivables

The Company’s trade and other receivables comprise the following:

	June 30, 2020	December 31, 2019
	$	$

Trade receivable, net of allowance of $75,889 [2019 – $70,953]	933,387	920,707
Investment tax credit receivable	—	629,003
	933,387	1,549,710

4. Property and equipment

	Leasehold improvements	Furniture and equipment	Computer hardware	Total
	$	$	$	$

Cost
As at December 31, 2018	1,315,090	203,919	317,707	1,836,716
Impact of IFRS 16 adoption	383,294	—	—	383,294
Additions	100,167	17,183	31,143	148,493
Disposals	—	—	(2,232)	(2,232)
As at December 31, 2019	1,798,551	221,102	346,618	2,366,271
Disposals	—	—	(1,846)	(1,846)
As at June 30, 2020	1,798,551	221,102	344,772	2,364,425

Accumulated depreciation
As at December 31, 2018	44,334	32,854	86,542	163,730
Depreciation	63,630	42,822	113,220	219,672
Disposals	—	—	(996)	(996)
As at December 31, 2019	107,964	75,676	198,766	382,406
Depreciation	96,685	21,757	56,363	173,806
Disposals	—	—	(1,157)	(1,157)
As at June 30, 2020	203,649	97,433	253,972	555,055

Net book value
As at December 31, 2019	1,690,587	145,426	147,852	1,983,865
As at June 30, 2020	1,594,902	123,669	90,800	1,809,370

For the three- and six-month periods ended June 30, 2020, a depreciation expense of $86,479 and $173,806 [2019 – $46,276 and $140,605] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the property and equipment.

5. Right-of-use assets

The Company has lease contracts for office space, vehicles and equipment with remaining terms up to eight years in length. The following is a summary of the changes in the Company’s right-of-use assets during the year:

$

As at January 1, 2019	3,034,001
Depreciation	(376,881)
As at December 31, 2019	2,657,120
Depreciation	(173,889)
As at June 30, 2020	2,483,231

For the three- and six-month periods ended June 30, 2020, depreciation expense of $83,595 and $173,889 [2019 – $93,780 and $187,311] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the right of use assets.

6. Goodwill and other intangible assets

The Company’s intangible assets comprise customer relationships and technology, both of which are being amortized over their useful lives of five years.

	June 30, 2020	December 31, 2019
	$	$

Goodwill	4,542,224	4,542,224
Intangible assets	1,148,677	1,314,597
	5,690,901	5,856,821

Intangible assets as at June 30, 2020 is as follows:
Cost
As at December 31, 2018		1,659,200
As at June 30, 2020 and December 31, 2019		1,659,200

Accumulated amortization
As at December 31, 2018		12,763
Amortization		331,840
As at December 31, 2019		344,603
Amortization		165,920
As at June 30, 2020		510,523

Net book value
As at December 31, 2019		1,314,597
As at June 30, 2020		1,148,677

For the three- and six-month periods ended June 30, 2020, amortization expense of $82,960 and $165,920 [2019 – $82,960 and $165,920] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the intangible assets.

7. Trade and other payables

The Company’s trade and other payables comprise the following:

	June 30, 2020	December 31, 2019
	$	$

Trade payables	2,199,175	1,316,653
Sales tax payable	55,533	106,706
	2,254,708	1,423,359

8. Lease liabilities

The following is a summary of the changes in the Company’s lease liabilities during the period:

$

As at January 1, 2019	3,964,299
Interest accretion	237,977
Lease repayments	(544,822)
As at December 31, 2019	3,657,454
Interest accretion	111,847
Lease repayments	(272,739)
As at June 30, 2020	3,496,562

Current	539,180
Non-current	2,957,382

For the three- and six-month periods ended June 30, 2020, interest expense of $55,302 and $111,847 [2019 – $60,012 and $121,368] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the lease liability.

For the three- and six-month periods ended June 30, 2020, variable rent payments of $40,156 and $80,312 [2019 – $39,444 and $73,136] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss.

9. Short-term debt

	June 30, 2020	December 31, 2019
	$	$

Short-term debt due in September 2020	2,182,016	2,097,335
Short-term debt due in October 2020	3,838,262	2,648,854
	6,020,278	4,746,189

On February 15, 2019, in order to repay the promissory note for the acquisition of LCA, the Company entered into a $2,000,000 loan bearing interest of 15% per annum, maturing in six months. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of $87,165. Subsequent to initial recognition, the loan was carried at amortized cost. Financing costs of $87,165 related to this loan were recorded in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2019.

On September 25, 2019, the loan was amended to extend the maturity date to September 25, 2020 and the interest rate to 12% per annum. In addition, 600,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [note 10]. On entering into the amended loan, the Company completed an assessment that showed that the present value of the cash flows under the amended loan facility, including the financing costs and cost of warrants issued, differed more than 10% from the present value of the remaining cash flows of the loan. The amendment was treated as an extinguishment of the original loan and the establishment of a new loan at its fair value plus transaction costs of $211,567 directly attributable to its issuance. A loss on extinguishment of $1,001,928 was recorded within finance costs related to the amendment. In December 2019, upon announcement of Akerna Corp. acquiring Ample [the “Akerna Transaction”] [notes 10 and 15], the carrying value of the amended loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

On October 1, 2019, the Company entered into a $2,500,000 loan bearing interest of 12% per annum maturing on October 1, 2020. In addition, 204,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [note 10]. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of $246,368. Subsequent to initial recognition, the loan was carried at amortized cost. In December 2019, upon announcement of the Akerna Transaction [notes 10 and 15], the carrying value of the loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

On March 9, 2020, the Company drew down on a supplemental advance of $1,000,000 from the October loan bearing interest of 14% per annum and maturing on October 1, 2020. In addition, 81,600 Class A-3 Preferred Shares of the Company were issued to the lender [note 10]. The Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of $170,527.

For the three-and six-month periods ended June 30, 2020, interest expense of $384,426 and $636,722 [2019 – $74,800 and $125,040] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss in relation to the short-term debt.

At June 30, 2020, the Company was in breach of the covenants for its short-term debt. No waivers were obtained by the Company for these covenant breaches. Subsequent to June 30, 2020, the short-term debt was settled upon the closing of the Akerna Transaction.

10. Preferred share liabilities

The following is a summary of the changes in the Company’s preferred liabilities:

	June 30, 2020	December 31, 2019
	$	$

Opening balance	13,636,522	5,234,811
Additions	121,582	1,089,073
Change in fair value of preferred share liabilities	—	7,312,638
Ending balance	13,758,104	13,636,522

In June 2018, the Company issued 3,000,000 preferred share units at $1.50 per unit, consisting of 3,000,000 Class A-1 Preferred Shares and 1,500,000 warrants convertible into Class A-2 Preferred Shares at an exercise price of $2.25 per share for gross proceeds of $4,500,000. As the Class A-1 Preferred Shares and Class A-2 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities. The net proceeds were allocated to the preferred shares and warrants based on the relative fair value of each instrument.

In October 2019, the Company issued 804,000 warrants convertible into Class A-3 Preferred Shares at an exercise price of $1.20 to lenders in connection with loans received [note 9]. As the Class A-3 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities.

In March 2020, the Company issued 81,600 warrants convertible into Class A-3 Preferred Shares at an exercise price of $1.20 to lenders in connection with loans received [note 9].

The Company determined that each of the Company’s Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares [collectively the “Class A Preferred Shares”] and warrants that are convertible into Class A Preferred Shares, did not meet the IFRS definition of equity due to the variability of the conversion price. Accordingly, the Class A Preferred Shares and the related warrants are treated as financial liabilities measured at fair value through profit or loss.

In determining the fair values of the warrants issued, the Company used the Black-Scholes pricing model applying the following inputs:

	2020	2019

Risk-free interest rate	0.52%	1.47%
Term [years]	3	3
Estimated volatility	70%	70%
Warrant value	$2.08	$1.40
Share price	$3.00	$2.22
Exercise price	$1.20	$1.20

In December 2019, 1,500,000 warrants convertible into Class A-2 Preferred Shares were converted into 777,637 Class A-2 Preferred Shares and 492,000 warrants convertible into Class A-3 Preferred Shares were converted into 283,721 Class A-3 Preferred Shares.

For the three- and six-month periods year ended June 30, 2020, a $nil and $nil change on fair value of preferred share liabilities [2019 – $1,816,139 loss and $3,632,278 loss] was recorded in the unaudited interim condensed consolidated statement of loss and comprehensive loss.

11. Share capital

[a]	Authorized

The authorized share capital of the Company consists of an unlimited number of common shares and 5,304,000 Class A Preferred Shares, issuable in series, of which 3,000,000 are designated as Class A-1 Preferred Shares, 1,500,000 are designated as Class A-2 Preferred Shares and 885,600 are designated as Class A-3 Preferred Shares.

Class A Preferred Shares are convertible, at the option of the holder, into a number of fully paid and non-assessable common shares as determined by dividing the original issue price of the series of Class A Preferred Shares by the then effective conversion price and adjustments to the conversion price in the event the Company issues additional common shares and amounts less than the original conversion price. The conversion and original issue price is $1.50 for Class A-1 Preferred Shares, $2.25 for Class A-2 Preferred Shares, and $1.20 for Class A-3 Preferred Shares, subject to anti-dilution provisions. Preferred shares automatically convert to common shares upon: [i] an amalgamation, arrangement, consolidation, merger, reorganization or similar transaction of the Company, [ii] the sale, lease, transfer, exclusive license or disposition of substantially all of the Company’s assets, [iii] the closing of a public offering of the Company’s common shares provided the offering price per share is not less than $4.50 and aggregate gross proceeds are greater than $20,000,000, or [iv] the vote of the majority of holders of Class A Preferred Shares to convert.

[b]	Issued and outstanding

On February 22, 2019, the Company issued 2,436,207 common share units at $1.80 per unit, consisting of 2,436,207 common shares and 1,218,100 warrants convertible into common shares at an exercise price of $2.70 until February 22, 2021. In connection with this transaction, the Company issued 27,698 broker warrants convertible into common shares at an exercise price of $1.80 until February 22, 2021 and paid $96,278 in transaction costs.

On April 25, 2019, the Company issued 1,358,052 common share units at $1.80 per unit, consisting of 1,358,052 common shares and 679,024 warrants convertible into common shares at an exercise price of $2.70 until April 25, 2021. In connection with this transaction, the Company issued 81,483 broker warrants convertible into common shares at an exercise price of $1.80 until April 25, 2021 and paid $246,389 in transaction costs.

On May 2, 2019, the Company issued 309,200 common share units at $1.80 per unit, consisting of 309,200 common shares and 154,600 warrants convertible into common shares at an exercise price of $2.70 until May 2, 2021. In connection with this transaction, the Company issued 20,000 advisory warrants convertible into common shares at an exercise price of $1.80 until May 2, 2021 and paid $29,944 in transaction costs.

On May 15, 2019, the Company issued 72,513 common share units at $1.80 per unit, consisting of 72,513 common shares and 36,256 warrants convertible into common shares at an exercise price of $2.70 until May 15, 2021. In connection with this transaction, the Company paid $29,944 in transaction costs.

All of the warrants convertible to common shares for these transactions are convertible into common shares at a 1:1 ratio. The warrants were valued using the Black-Scholes pricing model with the following inputs:

2019

Risk-free interest rate	1.54% – 1.79%
Term [years]	2
Volatility	70%
Dividend yield	Nil
Warrant value	$0.38 – $0.57
Share price	$1.61
Exercise price	$1.80 – $2.70

[c]	Employee stock option plan

The Company has an Employee Stock Option Plan [the “Plan”] that is administered by the Board of Directors of the Company who establishes exercise prices, at not less than market price at the date of grant, and expiry dates, which have been set at ten years from issuance. Options under the Plan remain exercisable in increments with 1/4 being exercisable on each of the first and second anniversary and 2/4 being exercisable on the third anniversary from the date of grant, except as otherwise approved by the Board of Directors. The maximum number of common shares reserved for issuance for options that may be granted under the Plan is 10% of the common shares outstanding, which amounts to 3,744,762 at June 30, 2020 [2019 – 3,744,762].

The following is a summary of the changes in the Company’s stock options:

		Weighted
	Number of	average
	options	exercise price
	#	$
Outstanding as at December 31, 2018	1,070,500	1.50
Granted	888,500	1.80
Forfeited	(915,188)	1.60
Expired	(25,312)	1.50
Outstanding as at December 31, 2019	1,018,500	1.67
Forfeited	(37,500)	1.50
Expired	(31,250)	1.50
Outstanding as at June 30, 2020	949,750	1.68

For the three- and six-month period ended June 30, 2020, the Company recorded $142,580 and $277,447 [2019 – $171,488 and $292,308] in share-based compensation expense related to options, which are measured at the fair value at the date of grant and expensed over the option’s vesting period.

In determining the amount of share-based compensation, the Company used the Black-Scholes option pricing model to establish the fair value of options granted by applying the following assumptions:

2019
Grant date share price	$1.61
Exercise price	$1.80
Expected dividend yield	—
Risk free interest rate	1.49% – 1.76%
Expected life	10 years
Expected volatility	70%

Expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

The following table is a summary of the Company’s share options outstanding as at June 30, 2020:

	Options outstanding		Options exercisable
		Weighted average
	Number	remaining contractual life
Exercise price	outstanding	[years]	Exercise price	Number exercisable
$	#	#	$	#
1.50	376,750	9.55	1.50	94,188
1.80	530,250	8.95	1.80	69,000
1.68	907,000	9.20	1.63	163,188

The following table is a summary of the Company’s share options outstanding as at June 30, 2019:

	Options outstanding		Options exercisable
		Weighted average
	Number	remaining contractual life
Exercise price	outstanding	[years]	Exercise price	Number exercisable
$	#	#	$	#
1.50	927,000	4.36	1.50	—
1.80	324,500	8.29	1.80	—
1.58	1,251,500	5.38	—	—

12. Disaggregated revenue

The Company derives its revenues from two main sources, software-as-a-service application [“SaaS”], and professional services revenue, which includes services such system integration and training, and process-change analysis. Subscription revenue related to the provision of SaaS is recognized ratably over the contract term as the service is delivered. Professional services revenue is recognized as services are rendered. Other revenue relates mainly to sale of hardware.

The following table represents disaggregation of revenue for the three- and six-month periods ended June 30, 2020 and 2019:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	$	$	$	$

Subscription revenues	1,485,218	1,028,497	2,962,889	1,939,536
Professional services	220,624	113,197	419,056	317,162
Other	97,653	655,871	296,276	1,256,850
Total	1,803,495	1,797,565	3,678,221	3,513,548

13. Expenses by nature

Components of general and administrative expenses, sales and marketing and research and development expenses for the three- and six-month periods ended June 30, 2020 and 2019 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	$	$	$	$

Salaries and wages	1,141,591	1,864,046	2,505,711	3,714,465
Professional fees	510,684	951,306	769,726	2,711,772
Acquisition related expenses	1,114,427	—	1,334,762	—
Other	249,685	114,100	371,094	232,511
	3,016,387	2,929,452	4,981,293	6,658,748

14. Contingencies

In the ordinary course of business, from time to time, the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

15. Subsequent events

Akerna’s acquisition of the Company was completed on July 7, 2020. The Company was acquired for $7.5 million [US$ 5.5 million] in cash and approximately 3.3 million shares exchangeable, with an estimated value of $41.9 million [US$30.7 million], into an equivalent number of Akerna common stock. As part of the acquisition, the short-term debt and preferred share liabilities were settled.

Report of independent auditor

To the Board of Directors of Ample Organics Inc.

We have audited the accompanying consolidated financial statements of Ample Organics Inc. [the “Company”], which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes to the financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards [“IFRS”], this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ample Organics Inc. at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 in conformity with IFRS.

The Company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Toronto, Ontario

June 11, 2020

Ample Organics Inc.

Consolidated statements of financial position

[Expressed in Canadian dollars]

As at December 31

	2019 CAD$	2018 CAD$
Assets
Current
Cash	986,874	1,062,209
Trade and other receivables [note 4]	1,549,710	1,630,439
Inventories	39,437	210,507
Prepaid expenses	329,791	385,054
Total current assets	2,905,812	3,288,209
Property and equipment, net [note 5]	1,983,865	1,672,986
Right of use assets, net [note 6]	2,657,120	—
Other financial assets	—	25,000
Goodwill and other intangible assets [note 7]	5,856,821	6,188,661
	13,403,618	11,174,856
Liabilities
Current
Trade and other payables [note 8]	1,423,359	1,200,860
Deferred revenue	495,797	731,977
Lease liabilities [note 9]	544,226	—
Short-term debt [note 10]	4,746,189	3,601,786
Total current liabilities	7,209,571	5,534,623
Lease liabilities [note 9]	3,113,228	—
Preferred share liabilities [note 11]	13,636,522	5,234,811
Deferred tax liability [note 13]	348,368	439,688
Total liabilities	24,307,689	11,209,122
Shareholders’ deficiency
Share capital [note 12]	14,345,721	8,055,303
Warrants [note 12]	823,778	—
Contributed surplus	642,407	260,790
Deficit	(26,715,977)	(8,350,359)
Total shareholders’ deficiency	(10,904,071)	(34,266)
	13,403,618	11,174,856

Commitments and contingencies [note 16]

Subsequent events [note 21]

On behalf of the Board:

/s/ John Prentice	/s/ Cal Miller
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Consolidated statements of loss and comprehensive loss

[Expressed in Canadian dollars]

Years ended December 31

	2019 CAD$	2018 CAD$
Revenue [note 14]	7,420,199	6,436,876
Cost of sales	4,363,863	3,291,566
Gross profit	3,056,336	3,145,310
General and administrative expenses [note 15]	3,520,720	2,283,351
Sales and marketing [note 15]	2,079,045	1,616,103
Research and development [note 15]	4,777,996	4,737,175
Share-based compensation [note 12]	381,617	260,790
Depreciation and amortization [notes 5,6,7]	928,393	162,853
Finance costs [note 10]	2,143,031	5,409
Loss on fair value of preferred share liabilities [note 11]	7,312,638	776,000
Other expense	25,000	—
Loss before income taxes	(18,112,104)	(6,696,371)
Deferred income tax recovery [note 13]	91,320	—
Net loss and comprehensive loss for the year	(18,020,784)	(6,696,371)

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Consolidated statements of changes in shareholders’ deficiency
[Expressed in Canadian dollars]

	Common Shares		Warrants		Contributed Surplus	Deficit	Total
	#	CAD$	#	CAD$	CAD$	CAD$	CAD$
Balance, December 31, 2017	29,969,426	2,975,522	—	—	—	(1,653,988)	1,321,534
Issuance of shares, net of costs [note 12]	3,302,224	5,079,781	—	—	—	—	5,079,781
Share-based compensation [note 12]	—	—	—	—	260,790	—	260,790
Net loss and comprehensive loss for the year	—	—	—	—	—	(6,696,371)	(6,696,371)
Balance, December 31, 2018	33,271,650	8,055,303	—	—	260,790	(8,350,359)	(34,266)
Impact of IFRS 16 adoption [note 3]	—	—	—	—	—	(344,834)	(344,834)
Issuances of shares and warrants, net of costs [note 12]	4,175,972	6,290,418	2,217,161	823,778	—	—	7,114,196
Share-based compensation [note 12]	—	—	—	—	381,617	—	381,617
Net loss and comprehensive loss for the year	—	—	—	—	—	(18,020,784)	(18,020,784)
Balance, December 31, 2019	37,447,622	14,345,721	2,217,161	823,778	642,407	(26,715,977)	(10,904,071)

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Consolidated statements of cash flows
[Expressed in Canadian dollars]

Year ended December 31

	2019 CAD$	2018 CAD$
Operating activities
Net loss for the year	(18,020,784)	(6,696,371)
Add items not involving cash
Depreciation and amortization [notes 5,6,7]	928,393	162,853
Share-based compensation [note 12]	381,617	260,790
Loss on fair value of preferred share liabilities [note 11]	7,312,638	776,000
Finance costs	1,792,435	—
Deferred income tax recovery	(91,320)	—
Impairment of financial asset	25,000	—
Loss on sale of fixed assets	161	1,070
	(7,671,860)	(5,495,658)
Net changes in non-cash working capital balances related to operations
Trade and other receivables	282,899	(1,180,641)
Inventories	171,070	(161,945)
Prepaid expenses	55,263	(157,854)
Trade and other payables	222,497	468,942
Deferred revenue	(236,180)	25,269
Cash used in operating activities	(7,176,311)	(6,501,887)

Investing activities
Acquisition	—	(3,525,627)
Disposal of property and equipment [note 5]	1,075	8,988
Purchase of property and equipment [note 5]	(148,493)	(981,901)
Cash used in investing activities	(147,418)	(4,498,540)

Financing activities
Proceeds from issuance of shares and warrants, net of costs [note 12]	7,114,196	7,303,283
Repayment of short-term debt [note 10]	(5,601,786)	—
Proceeds from issuance of short-term debt, net of costs [note 10]	6,280,806	3,601,786
Payments for lease obligations	(544,822)	—
Cash provided by financing activities	7,248,394	10,905,069

Net decrease in cash during the year	(75,335)	(95,358)
Cash, beginning of the year	1,062,209	1,157,567
Cash, end of the year	986,874	1,062,209

The accompanying notes are an integral part of these consolidated financial statements

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

1. Nature of business and going concern uncertainty

Nature of business

Ample Organics Inc. [the “Company” or “Ample Organics”] is Canada’s leading cannabis software company. The software is built for compliance with the Access to Cannabis for Medical Purposes Regulations [“ACMPR”], which tracks everything from seed to sale of cannabis and beyond. Ample Organics’ platform allows customers to run their licensed facilities from end-to-end while meeting the record keeping and traceability requirements of ACMPR.

The Company was incorporated on August 1, 2014. The Company’s head office is located at 629 Eastern Ave, Building B, Toronto, Ontario M4M 1E3.

Going concern uncertainty

The preparation of these consolidated financial statements requires management to make judgments regarding the Company’s ability to continue as a going concern. Management has determined that as at December 31, 2019, it does not have adequate working capital for the coming year based on current capital resources. The Company has incurred a total comprehensive loss of CAD$18,020,784 for the year ended December31, 2019, an accumulated deficit of CAD$26,715,977 and, as of December 31, 2019, the Company’s current liabilities exceeded current assets by CAD$4,303,759. These events or conditions indicate that a material uncertainty exists that raise substantial doubt about the Company’s ability to continue as a going concern and therefore, that it may be unable to realize its assets or discharge its liabilities in the normal course of business. The Company believes it will be able to complete a transaction that will provide the Company with sufficient funding to meet its expenditure commitments and support its planned level of spending, and therefore it is appropriate to prepare the consolidated financial statements on a going concern basis.

2. Basis of presentation

[a] Statement of compliance

These consolidated financial statements [the “financial statements”] have been prepared by management on a going concern basis in accordance with generally accepted accounting principles in Canada for publicly accountable enterprises, as set out in the CPA Canada Handbook — Accounting, which incorporates International Financial Reporting Standards [“IFRS”] as issued by the International Accounting Standards Board [“IASB”]. The policies set out below have been consistently applied to all periods presented unless otherwise noted.

These financial statements were approved and authorized for issuance by the Board of Directors of the Company on June 11, 2020.

[b] Basis of measurement

These financial statements have been prepared on a historical cost basis. Historical costs are generally based upon the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment [“IFRS 2”] and measurements that have some similarities to fair value, but are not fair value, such as value in use in IAS 36 Impairment of Assets.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

2. Basis of presentation (cont.)

[c] Basis of presentation

These financial statements comprise the accounts of the Company, and its wholly owned legal subsidiary, Last Call Analytics Inc. [“LCA”] and Ample Organics Australia PTY LTD, after the elimination of all intercompany balances and transactions.

Subsidiary

The subsidiary is an entity over which the Company has exposure to variable returns from its involvement and has the ability to use power over the investee to affect its returns. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. The subsidiary is fully consolidated from the date on which control is transferred to the Company until the date on which control ceases. The accounts of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains or losses on transactions are eliminated upon consolidation.

[d] Functional currency and presentation currency

These financial statements are presented in Canadian dollars, which is the Company’s functional currency.

[e] Use of estimates and judgments

The preparation of these financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that reporting period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgments, apart from those involving estimations, that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the financial statements:

[i] Revenue recognition

Multi-element or bundled contracts require an estimate of the relative stand-alone selling prices of separate elements. The Company assesses the criteria for the recognition of revenue related to arrangements that have multiple components. These assessments require judgment by management to determine if there are separately identifiable components as well as how to allocate the total price among the components. Deliverables are accounted for as separately identifiable components. In concluding whether components are separately identifiable, management considers the transaction from the customer’s perspective. Among other factors, management assesses whether the service or product is sold separately by the Company in the normal course of business or whether the customer could purchase the service or product separately.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

2. Basis of presentation (cont.)

[ii] Estimated useful lives, residual values and depreciation of property and equipment

Depreciation of property and equipment are dependent upon estimates of useful lives and residual values, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

[iii] Estimated useful lives and amortization of intangible assets

The Company employs significant estimates to determine the estimated useful lives of intangible assets, considering technology trends, contractual rights, past experience, expected use and review of asset useful lives. The Company reviews amortization methods and useful lives annually or when circumstances change and adjusts its amortization methods and assumptions prospectively.

[iv] Valuation of share-based payments, warrants and Class A-3 Preferred Shares

Management measures the fair value for share-based payments, warrants and Class A-3 Preferred Shares using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate and the rate of forfeiture. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based payments, warrants and Class A-3 preferred shares.

3. Significant accounting policies

[a] Cash

Cash includes cash deposits in financial institutions.

[b] Foreign currency translation

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the foreign exchange rate applicable at that period-end date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Expenses are translated at the exchange rates that approximate those in effect on the date of the transaction. Realized and unrealized exchange gains and losses are recognized in the consolidated statements of loss and comprehensive loss.

[c] Business combinations

Business combinations are accounted for using the acquisition method. In applying the acquisition method, the Company separately measures at their acquisition-date fair values, the identifiable assets acquired, the liabilities assumed, and goodwill acquired and any non-controlling interest in the acquired entity. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Company. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition costs in connection with a business combination are expensed as incurred.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Goodwill is measured as the excess of the fair value of the consideration transferred, less any non-controlling interest in the entity being acquired at the proportionate share of the recognized net identifiable assets acquired. Goodwill acquired through a business combination is allocated to each cash-generating unit [“CGU”] or group of CGUs that are expected to benefit from the related business combination. A group of CGUs represents the lowest level within the entity at which the goodwill is monitored for internal management purposes, which is not higher than an operating segment. Goodwill is tested for impairment annually or more frequently if certain indicators arise that indicate they are impaired.

[d] Inventories

Inventories are measured at the lower of cost and net realizable value. The costs of inventories are determined on a weighted average cost basis. Net realizable value represents the estimated selling price for inventories less estimated costs necessary to make the sale.

The cost of inventories, which consists of computer equipment, comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. The cost of purchase comprises the purchase price, non-recoverable taxes, transport, handling, and other costs directly attributable to the acquisition of goods.

Inventory allowances are recorded in the period in which management determines the inventory to be obsolete.

[e] Revenue from contracts with customers

Revenue is recognized upon transfer of control of the promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. Performance obligations related to a contract are satisfied through the transfer of a promised good or service [i.e., an asset] to a customer, either over time or at a point in time. An asset is transferred when [or as] the customer obtains control of that asset, which refers to the ability to use and obtain substantially all of the remaining benefits from the asset, such as by:

[i] using the asset to produce goods or provide services [including public services];

[ii] using the asset to enhance the value of other assets;

[iii] using the asset to settle liabilities or reduce expenses;

[iv] selling or exchanging the asset;

[v] pledging the asset to secure a loan; and

[vi] holding the asset.

Payment terms are typically 30 days with a CAD$20,000 credit limit on services. Deferred revenue, classified as contract liabilities under International Financial Reporting Standards [“IFRS”]15, relates to payments received in advance of performance under contracts with customers. Contract liabilities are recognized as [or when] the Company satisfies its performance obligation under the contracts.

Software licenses and services

The Company provides software licenses for contract terms of generally one year, along with implementation [professional] services to provide support and training for customers. These are considered to be one performance obligation under IFRS 15 and are satisfied over the contract term. Revenue is recognized ratably on the basis of time remaining from the start of the contract to its conclusion, on a contract-by-contract basis.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

The first three months of a contract are typically pre-billed upon scheduling of an onsite implementation date, resulting in contract liabilities. The remaining payments under the contract are billed on a monthly basis, subsequent to revenue recognition and resulting in contract assets.

Hardware and third — party licenses

The Company provides its software pre-installed and configured on its own dedicated device/hardware and can also install third-party licenses necessary for the operation of the hardware network. These are considered distinct, separate performance obligations under IFRS15, and are satisfied at a point in time once the setup is complete. Hardware purchases by new customers must be paid for upfront prior to installation, resulting in contract liabilities until the setup is complete. Hardware purchases by existing customers are billed once the devices have been shipped and configured, resulting in contract assets.

The Company measures revenue at the fair value of consideration received or receivable, taking into account any contractually defined terms for volume discounts or refunds. As contracts are generally one year in length, performance obligations related to existing contract liabilities are expected to be satisfied by the end of the next fiscal year-end.

[f] Property and equipment

The Company’s property and equipment are measured at cost less accumulated depreciation and impairment losses.

The cost of an item of property and equipment includes expenditures that are directly attributable to the acquisition or construction of the asset.

Depreciation is recorded over the estimated useful lives as outlined below:

Computer hardware	3 – 5 years
Furniture and equipment	3 – 5 years
Leasehold improvements	Lesser of useful life or term of lease

The Company assesses an asset’s residual value, useful life and depreciation method on a regular basis and if any events have indicated a change and makes adjustments if appropriate.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are recognized in the consolidated statement of loss and comprehensive loss.

[g] Intangible assets

The Company’s intangible assets relate to customer relationships and technology. The cost of an intangible asset acquired in a business combination is its fair value at the acquisition date.

Research costs are expensed as incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with a finite life are amortized over the estimated useful life. Intangible assets are amortized on a straight-line basis as follows:

Customer relationships	5 years
Technology	5 years

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.

[h] Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed for impairment as at each consolidated statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds its recoverable amount. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value, less cost to sell, and its value in use. If the carrying amount of an asset exceeds its recoverable amount, an impairment charge is recognized immediately in profit or loss by the amount by which the carrying amount of the asset exceeds the recoverable amount. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

[i] Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected to apply the practical expedient to account for each lease component and any non-lease components as a single lease component. The Company has also elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12months or less and leases of low-value assets.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

[j] Share-based compensation

The Company grants stock options to certain employees. When stock options are exercised, the Company issues new common shares. The consideration received on the exercise of stock options is credited to share capital at the time of exercise. The Company’s stock option compensation plan is described in note 12[c]. Stock options generally vest over three years in a tiered manner and expire after ten years. Each tranche in an award is considered a separate award with its own vesting period and grant date fair value. Fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period on a straight-line basis based on the number of awards expected to vest, with a corresponding credit to contributed surplus. The number of awards expected to vest is reviewed at least annually, with any impact being recognized immediately. The stock options recognized is also determined based on management’s grant date estimate of the forfeitures that are expected to occur over the life of the stock options. The number of stock options that actually vest could differ from the estimated number of awards expected to vest and any differences between the actual and estimated forfeitures are recognized prospectively as they occur.

[k] Income taxes

The income taxes currently payable is based on taxable profit for the year. Taxable profit differs from “income before income taxes” as reported in the consolidated statement of loss and comprehensive loss because of items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s current income taxes are calculated using tax rates that have been enacted or substantively enacted by the end of the year.

Deferred income taxes are recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred income tax liabilities are generally recognized for all taxable temporary differences. Deferred income tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred income tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition [other than in a business combination] of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred income tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred income tax assets is reviewed at the end of each year and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred income tax liabilities and assets are measured at the tax rates that are expected to apply in the year in which the liability is settled or the asset realized, based on tax rates [and tax laws] that have been enacted or substantively enacted by the end of the year.

The measurement of deferred income tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the year, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred income taxes are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive loss or directly in equity, in which case the current and deferred income taxes are also recognized in other comprehensive loss or directly in equity, respectively. Where current income taxes or deferred income taxes arise from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

[l] Government assistance

Government assistance, which mainly consists of refundable investment tax credits for research and development expenses, is recognized when there is reasonable assurance that the government assistance will be received and all attached conditions will be complied with. When the government assistance relates to an expense item, it is recognized as a reduction in the related expense on a systematic basis over the period necessary to match the government assistance to the costs it is intended to subsidize.

[m] Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities [other than financial assets and financial liabilities at fair value through profit or loss] are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

The Company initially recognizes financial assets at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial assets on initial recognition and subsequent measurement as amortized cost, fair value through other comprehensive income [“FVTOCI”], or fair value through profit or loss [“FVTPL”].

Financial assets are subsequently measured at amortized cost if both the following conditions are met and they are not designated as FVTPL:

●	the financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

●	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest method and are subject to impairment. Gains and losses are recognized in the statement of loss and comprehensive loss when the asset is derecognized, modified or impaired.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Financial liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument.

The Company classifies its financial liabilities as either financial liabilities at amortized cost or FVTPL on initial recognition and subsequent measurement. Financial liabilities are classified as FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) it is designated as FVTPL.

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as FVTPL are subsequently measured at amortized cost using the effective interest rate method. Interest paid from these financial liabilities is included in finance costs using the effective interest rate method.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Financial liabilities and equity instruments

[i] Classification as debt or equity

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

[ii] Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Classification of financial instruments

The Company classifies its financial assets and liabilities depending on the purpose for which the financial instruments were acquired, their characteristics, and management intent as outlined below:

Cash	Fair value through profit and loss
Trade and other receivables	Amortized cost
Other financial assets	Fair value through profit and loss
Trade and other payables	Amortized cost
Short-term debt	Amortized cost
Preferred share liabilities	Fair value through profit and loss
Warrant liabilities	Fair value through profit and loss

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

Impairment of financial assets

As the Company’s financial assets are substantially made up of trade receivables, which are measured at amortized cost, the Company has elected to apply the simplified approach for measuring the loss allowance at an amount equal to lifetime expected credit losses [“ECL”]. The Company recognizes lifetime expected losses on initial recognition through both the analysis of historical defaults and a reassessment of counterparty credit risk in revenue contracts on an annual basis. An impairment loss is reversed in subsequent periods if the amount of the expected loss decreases and the decrease can be objectively related to an event occurring after the initial impairment was recognized.

Preferred share liabilities

The preferred share and the warrants issued in 2018 met the definition of financial liabilities subject to measurement at fair value at each reporting period-end with changes in fair value to be reflected in the Company’s consolidated statements of loss and comprehensive loss. The Company determined that the preferred share liabilities did not meet the IFRS definition of equity due to the variability of the conversion ratio to common shares.

The warrants are convertible into preferred shares which are a financial liability, therefore, the warrants are measured at financial liability through profit or loss.

[n] New standards adopted in the current period

The Company applied IFRS16, Leases and IFRIC Interpretation23, Uncertainty over Income Tax Treatments for the first-time effective January1, 2019. The nature and effect of the changes as a result of adoption of these new accounting standards are described below.

IFRS 16, Leases [“IFRS 16”]

IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to recognise most leases on the balance sheet.

The Company, as a lessee, has applied IFRS 16 using the modified retrospective approach and recognized right-of-use assets representing the rights to use the underlying assets, equal to the lease liabilities representing the obligation to make lease payments effective January1, 2019. In accordance with the practical expedients permitted under the standard, comparative information for 2018 has not been restated. In applying IFRS 16 for the first time, the Company used the following practical expedients permitted by the standard:

●	Reliance on previous assessments on whether leases are onerous

●	Use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease

●	Account for leases for which the lease term ends within 12months of the date of initial application as short-term leases

●	Record right-of-use assets based on the corresponding lease liability, with no net impact on deficit

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

3. Significant accounting policies (cont.)

As a result of the adoption of IFRS16, the Company recognized an increase to both assets and liabilities on the consolidated statement of financial position. The Company also recognized a decrease in general and administrative expenses for the removal of rent expense for operating leases partially offset by accretion of lease liabilities and an increase in depreciation and amortization related to the right-of-use assets in the consolidated statement of loss and comprehensive loss. The weighted average incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 6.5%. The following table illustrates the impact of IFRS 16 on the consolidated statements of financial position on the date of initial application using the modified retrospective approach resulting in the recognition of a right-of-use assets as if the standard had always been applied, representing the rights to use the underlying assets, a lease liabilities amount representing the future obligation associated with the underlying lease arrangement, resulting in a charge to deficit as at January 1, 2019:

	Balance at December 31, 2018	IFRS 16 adjustments	Balance at January 1, 2019
Assets
Current assets:
Trade and other receivables	1,630,439	202,170	1,832,609
Non-current assets:
Property and equipment, net	1,672,986	383,294	2,056,280
Right-of-use-assets, net	—	3,034,001	3,034,001
Liabilities
Current liabilities:
Lease liabilities	—	544,822	544,822
Non-current liabilities:
Lease liabilities	—	3,419,477	3,419,477
Shareholders’ equity
Deficit	(7,574,359)	(344,834)	(7,919,193)

The adjustments to trade and other receivables and property and equipment, net relate to tenant inducements.

[ii] IFRIC23, Uncertainty over Income Tax Treatment [“IFRIC 23”]

In June 2017, the IASB issued IFRIC23, which clarifies the accounting for uncertainties in income taxes. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019. The requirements are applied by recognizing the cumulative effect of initially applying them in retained earnings, or in other appropriate components of equity, at the start of the reporting period in which the Company first applies them, without adjusting comparative information. Full retrospective application is permitted, if the Company can do so without using hindsight. The Company has adopted the new Interpretation beginning January 1, 2019. The adoption of IFRIC 23 did not have any impact on the Company’s financial statements.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

4. Trade and other receivables

The Company’s trade and other receivables include the following:

	2019 CAD$	2018 CAD$
Trade receivable, net of allowance of CAD$70,953 [2018 – CAD$22,348]	920,707	1,533,285
Input tax receivable	—	97,154
Investment tax credit receivable	629,003	—
	1,549,710	1,630,439

5. Property and equipment

	Leasehold improvements CAD$	Furniture and equipment CAD$	Computer hardware CAD$	Total CAD$
Cost
As at December 31, 2017	665,466	85,292	115,241	865,999
Additions	649,624	119,172	213,105	981,901
Disposals	—	(545)	(10,639)	(11,184)
As at December 31, 2018	1,315,090	203,919	317,707	1,836,716
Impact of IFRS 16 adoption	383,294	—	—	383,294
Additions	100,167	17,183	31,143	148,493
Disposals	—	—	(2,232)	(2,232)
As at December 31, 2019	1,798,551	221,102	346,618	2,366,271
Accumulated depreciation
As at December 31, 2017	—	3,627	11,139	14,766
Depreciation	44,334	29,265	76,491	150,090
Disposals	—	(38)	(1,088)	(1,126)
As at December 31, 2018	44,334	32,854	86,542	163,730
Depreciation	63,630	42,822	113,220	219,672
Disposals	—	—	(996)	(996)
As at December 31, 2018	107,964	75,676	198,766	382,406
Net book value
As at December 31, 2018	1,270,756	171,065	231,165	1,672,986
As at December 31, 2019	1,690,587	145,426	147,852	1,983,865

6. Right-of-use assets

The Company has lease contracts for office space, vehicles and equipment with remaining terms up to eight years in length. The following is a summary of the changes in the Company’s right-of-use assets during the year:

CAD$
As at January 1, 2019	3,034,001
Depreciation	(376,881)
As at December 31, 2019	2,657,120

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

7. Goodwill and other intangible assets

The Company’s intangible assets consist of customer relationships and technology, both of which are being amortized over their useful lives of five years.

	2019 CAD$	2018 CAD$
Goodwill	4,542,224	4,542,224
Intangible assets	1,314,597	1,646,437
	5,856,821	6,188,661

Intangible assets	CAD$
Cost
As at December 31, 2018	1,659,200
As at December 31, 2019	1,659,200
Accumulated amortization
As at December 31, 2018	12,763
Amortization	331,840
As at December 31, 2019	344,603
Net book value
As at December 31, 2018	1,646,437
As at December 31, 2019	1,314,597

8. Trade and other payables

The Company’s trade and other payables include the following:

	2019 CAD$	2018 CAD$
Trade payables	1,316,653	1,190,701
Sales tax payable	106,706	10,159
	1,423,359	1,200,860

9. Lease liabilities

The Company has lease contracts for office space and equipment, which range from one and nine years.

The following is a summary of the changes in the Company’s lease liabilities during the period:

CAD$
As at January 1, 2019	3,964,299
Interest accretion	237,977
Lease repayments	(544,822)
As at December 31, 2019	3,657,454
Current	544,226
Non-current	3,113,228

Expenses incurred for the year ended December 31, 2019 relating to variable lease payments were CAD$157,553.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

10. Short-term debt

	2019 CAD$	2018 CAD$
Promissory note due in February 2019	—	3,601,786
Short-term debt due in September 2020	2,097,335	—
Short-term debt due in October 2020	2,648,854	—
	4,746,189	3,601,786

In December 2018, the Company obtained a promissory note in the amount of CAD$3,601,786 to finance its acquisition of LCA, payable in 60 days with no interest. In February 2019, the Company paid this note in full. Due to late payment, CAD$13,254 in interest was incurred and paid.

On February 15, 2019, in order to repay the promissory note for the acquisition of LCA, the Company entered into a CAD$2,000,000 loan bearing interest of 15% per annum, maturing in six months. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$87,165, which was recorded as finance costs in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2019. Subsequent to initial recognition, the loan was carried at amortized cost.

On September 25, 2019, the loan was amended to extend the maturity date to September 25, 2020 and the interest rate to 12% per annum. In addition, 600,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [see note 11]. On entering into the amended loan, the Company completed an assessment that showed that the present value of the cash flows under the amended loan facility, including the financing costs and cost of warrants issued, differed more than 10% from the present value of the remaining cash flows of the loan. The amendment was treated as an extinguishment of the original loan and the establishment of a new loan at its fair value plus transaction costs of CAD$211,567 directly attributable to its issuance. A loss on extinguishment of CAD$1,001,928 was recorded within finance costs related to the amendment. In December 2019, upon announcement of the Akerna Transaction [see note 11], the carrying value of the amended loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

On October 1, 2019, the Company entered into a CAD$2,500,000 loan bearing interest of 12% per annum maturing on October 1, 2020. In addition, 204,000 warrants convertible into Class A-3 Preferred Shares of the Company were issued to the lender [see note 11]. At inception, the Company recognized the loan at its fair value plus transaction costs directly attributable to its issuance of CAD$246,368. Subsequent to initial recognition, the loan was carried at amortized cost. In December 2019, upon announcement of the Akerna Transaction [see note 11], the carrying value of the loan was adjusted for a revised estimate of future expected cash flows discounted over the remaining estimated life of the amended loan.

At December 31, 2019, the Company was in compliance with all covenants for its short-term debt. Subsequent to December 31, 2019, the Company was in breach of its covenants for its short-term debt.

11. Preferred share liabilities

The following is a summary of the changes in the Company’s preferred liabilities:

	2019 CAD$	2018 CAD$
As at January 1	5,234,811	—
Additions	1,089,073	4,458,811
Change in fair value of preferred share liabilities	7,312,638	776,000
As at December 31	13,636,522	5,234,811

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

11. Preferred share liabilities (cont.)

In June 2018, the Company issued 3,000,000 preferred share units at CAD$1.50 per unit, consisting of 3,000,000 Class A-1 Preferred Shares and 1,500,000 warrants convertible into Class A-2 Preferred Shares at an exercise price of CAD$2.25 per share for gross proceeds of CAD$4,500,000. As the Class A-1 Preferred Shares and Class A-2 Preferred Shares are convertible into a variable number of common shares depending on subsequent issuances of common shares, these preferred shares and the warrants convertible to the preferred shares are considered financial liabilities. The net proceeds were allocated to the preferred shares and warrants based on the relative fair value of each instrument.

In October 2019, the Company issued 804,000 warrants convertible into Class A-3 Preferred Shares at an exercise price of CAD$1.20 to lenders in connection with loans received [see note 10].

The Company determined that each of the Company’s Class A-1 Preferred Shares, Class A-2 Preferred Shares and Class A-3 Preferred Shares [collectively the “Class A Preferred Shares”] and warrants that are convertible into Class A Preferred Shares, did not meet the IFRS definition of equity due to the variability of the conversion price. Accordingly, the Class A Preferred Shares and the related warrants are treated as financial liabilities measured at fair value through profit or loss. The fair values of the convertible notes are classified as Level 3 in the fair value hierarchy.

In determining the fair values of the warrants issued, the Company used the Black-Scholes pricing model applying the following inputs:

	2019		2018
Risk-free interest rate		1.47%		1.46%
Term [years]		3		3
Estimated volatility		70%		70%
Expected dividend yield		Nil		Nil
Warrant value	CAD$	1.40	CAD$	0.41
Share price	CAD$	2.22	CAD$	1.30
Exercise price	CAD$	1.20	CAD$	2.25

In December 2019, 1,500,000 warrants convertible into Class A-2 Preferred Shares were converted into 777,637 Class A-2 Preferred Shares and 492,000 warrants convertible into Class A-3 Preferred Shares were converted into 283,721 Class A-3 Preferred Shares.

For the year ended December 31, 2019, a CAD$7,312,638 loss on fair value of preferred share liabilities [2018 — CAD$776,000 loss] was recorded in the statement of loss and comprehensive loss.

12. Share capital

[a] Authorized

The authorized share capital of the Company consists of an unlimited number of common shares and 5,304,000 Class A Preferred Shares, issuable in series, of which 3,000,000 are designated as Class A-1 Preferred Shares, 1,500,000 are designated as Class A-2 Preferred Shares and 804,000 are designated as Class A-3 Preferred Shares.

Class A Preferred Shares are convertible, at the option of the holder, into a number of fully paid and non-assessable common shares as determined by dividing the original issue price of the series of Class A Preferred Shares by the then effective conversion price and adjustments to the conversion price in the event the Company issues additional common shares and amounts less than the original conversion price. The conversion and original issue price is

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

CAD$1.50 for Class A-1 Preferred Shares, CAD$2.25 for Class A-2 Preferred Shares, and CAD$1.20 for Class A-3 Preferred Shares, subject to anti-dilution provisions. Preferred shares automatically convert to common shares upon: (i) an amalgamation, arrangement, consolidation, merger, reorganization or similar transaction of the Company, (ii) the sale, lease, transfer, exclusive license or disposition of substantially all of the Company’s assets, (iii) the closing of a public offering of the Company’s common shares provided the offering price per share is not less than CAD$4.50 and aggregate gross proceeds are greater than CAD$20,000,000, or (iv) the vote of the majority of holders of Class A Preferred Shares to convert.

[b] Issued and outstanding

On February 22, 2019, the Company issued 2,436,207 common share units at CAD$1.80 per unit, consisting of 2,436,207 common shares and 1,218,100 warrants convertible into common shares at an exercise price of CAD$2.70 until February22, 2021. In connection with this transaction, the Company issued 27,698 broker warrants convertible into common shares at an exercise price of CAD$1.80 until February22, 2021 and paid CAD$96,278 in transaction costs.

On April 25, 2019, the Company issued 1,358,052 common share units at CAD$1.80 per unit, consisting of 1,358,052 common shares and 679,024 warrants convertible into common shares at an exercise price of CAD$2.70 until April 25, 2021. In connection with this transaction, the Company issued 81,483 broker warrants convertible into common shares at an exercise price of CAD$1.80 until April 25, 2021 and paid CAD$246,389 in transaction costs.

On May 2, 2019, the Company issued 309,200 common share units at CAD$1.80 per unit, consisting of 309,200 common shares and 154,600 warrants convertible into common shares at an exercise price of CAD$2.70 until May 2, 2021. In connection with this transaction, the Company issued 20,000 advisory warrants convertible into common shares at an exercise price of CAD$1.80 until May 2, 2021 and paid CAD$29,944 in transaction costs.

On May 15, 2019, the Company issued 72,513 common share units at CAD$1.80 per unit, consisting of 72,513 common shares and 36,256 warrants convertible into common shares at an exercise price of CAD$2.70 until May 15, 2021. In connection with this transaction, the Company paid CAD$29,944 in transaction costs.

All of the warrants convertible to common shares for these transactions are convertible into common shares at a 1:1 ratio. The warrants were valued using the Black-Scholes pricing model with the following inputs:

2019
Risk-free interest rate	1.54% – 1.79%
Term [years]	2
Volatility	70%
Dividend yield	Nil
Warrant value	CAD$0.38 – CAD$0.57
Share price	CAD$1.61
Exercise price	CAD$1.80 – CAD$2.70

[c] Employee stock option plan

The Company has an Employee Stock Option Plan [the “Plan”] that is administered by the Board of Directors of the Company who establishes exercise prices, at not less than market price at the date of grant, and expiry dates, which have been set at ten years from issuance. Options under the Plan remain exercisable in increments with 1/4 being exercisable on each of the first and second anniversary and 2/4 being exercisable on the third anniversary from the date of grant, except as otherwise approved by the Board of Directors. The maximum number of common shares reserved for issuance for options that may be granted under the Plan is 10% of the common shares outstanding, which amounts to 3,744,762 at December 31, 2019 [2018 — 3,327,165].

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

The following is a summary of the changes in the Company’s stock options:

	Number of options #	Weighted average exercise price CAD$
Outstanding as at December 31, 2017	—	—
Granted	1,180,500	1.50
Forfeited	(110,000)	1.50
Outstanding as at December 31, 2018	1,070,500	1.50
Granted	888,500	1.80
Forfeited	(915,188)	1.60
Expired	(25,312)	1.50
Outstanding as at December 31, 2019	1,018,500	1.67

The Company recorded CAD$381,617 [2018 — CAD$260,970] in share-based compensation expense related to options, which are measured at the fair value at the date of grant and expensed over the option’s vesting period.

In determining the amount of share-based compensation, the Company used the Black-Scholes option pricing model to establish the fair value of options granted during the years ended December 31, 2019 and 2018 by applying the following assumptions:

	2019		2018
Grant date share price	CAD$	1.61	CAD$	1.50
Exercise price	CAD$	1.80	CAD$	1.50
Expected dividend yield		—		—
Risk free interest rate	1.49% – 1.76%		1.46%
Expected life	10 years		10 years
Expected volatility	70%		70%

Expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on government bonds with a remaining term equal to the expected life of the options.

The following table is a summary of the Company’s share options outstanding as at December 31, 2019:

Options outstanding			Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	445,500	8.58	1.50	125,438
1.80	573,000	9.44	1.80	—
1.67	1,018,500	9.06	1.50	125,438

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

12. Share capital (cont.)

The following table is a summary of the Company’s share options outstanding as at December 31, 2018:

Options outstanding			Options exercisable
Exercise price CAD$	Number outstanding #	Weighted average remaining contractual life [years] #	Exercise price CAD$	Number exercisable #
1.50	125,438	9.60	1.50	—

13. Income taxes

A reconciliation of income taxes at statutory rates to actual income taxes are as follows:

	2019 CAD$	2018 CAD$
Loss before income taxes	(18,112,104)	(6,696,371)
Statutory federal and provincial tax rate	26.5%	26.5%
Income tax recovery at the statutory tax rate	(4,799,708)	(1,774,538)
Permanent differences	2,045,604	317,905
Reversal of temporary differences	576,641	—
Deferred income tax asset not recognized	2,086,144	1,456,633
Deferred income tax recovery	(91,320)	—

Deferred income tax assets have not been recognized in respect of tax losses, because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

The Company’s deferred tax liability is the result of the origination and reversal of temporary differences and comprise the following:

	2019 CAD$	2018 CAD$
Deferred tax liability
Intangible assets	348,368	439,688

As at December 31, 2019, The Company’s estimated non-capital losses that can be applied against future taxable profit amount to CAD$15,256,571. These non-capital losses expire in the years ended:

CAD$
2035	111,000
2036	469,000
2037	963,000
2038	5,496,728
2039	8,216,843
15,256,571

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

14. Disaggregated revenue

The Company derives its revenues from two main sources, software-as-a-service application (“SaaS”), and professional services revenue, which includes services such system integration and training, and process-change analysis. Subscription revenue related to the provision of SaaS is recognized ratably over the contract term as the service is delivered. Professional services revenue is recognized as services are rendered. Other revenue relates mainly to sale of hardware.

The following table represents disaggregation of revenue for the year ended December 31, 2019 and 2018:

	2019 CAD$	2018 CAD$
Subscription revenues	5,001,026	2,402,140
Professional services	727,792	1,337,707
Other	1,691,381	2,697,029
Total	7,420,199	6,436,876

15. Expenses by nature

Components of general and administrative expenses, sales and marketing and research and development expenses for the year ended December 31, 2019 were as follows:

	2019 CAD$	2018 CAD$
Salaries and wages	5,422,757	5,342,674
Professional fees [include outsourced software development]	4,143,494	2,444,456
Other	811,510	849,499
	10,377,761	8,636,629

The salaries and wages for research and development are presented net of CAD$629,003 investment tax credit expected and CAD$366,280 grant received for research and development activities conducted in 2019 [see note 4].

16. Commitments and contingencies

In the ordinary course of business, from time to time, the Company is involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to these claims to be material to these financial statements.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

17. Acquisition of LCA

On December 14, 2018, the Company completed the acquisition of Last Call Analytics Inc. [“LCA”], an alcohol and beverage data analytics company. The total consideration paid was CAD$5,837,896, consisting of CAD$2,236,110 in the Company’s common shares, valued at CAD$1.61 per share, based on the fair value of the common shares at the date of acquisition, and CAD$3,601,786 in promissory notes. The fair values of the assets acquired and liabilities assumed of the acquisition of LCA presented in the 2018 Annual Consolidated Financial Statements have been finalized and are as follows:

CAD$
Purchase price	5,837,896
Assets acquired:
Net working capital	51,924
Cash acquired	24,236
Intangible assets	1,659,200
Goodwill	4,542,224
Deferred tax liability	(439,688)
Total assets	5,837,896

18. Related party transactions

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and equivalent, and Directors.

Compensation expense for the Company’s key management personnel are as follows:

	2019 CAD$	2018 CAD$
Salaries and benefits	689,903	624,347
Share-based compensation	129,681	90,625
	819,584	714,972

During the year ended December 31, 2019, the Company paid CAD$9,341 (2018 – CAD$nil) of legal fees on behalf of employees.

19. Capital management

Ample Organics is an early stage company that is dependent on raising further capital to fund its capital and operating expenses in excess of revenue until such time that it reaches cash break-even. The Company’s capital structure as at December 31, 2019 primarily consists of shareholders’ equity from common shares and warrants, preferred share liabilities from preferred shares and warrants for preferred shares, and short-term debt.

On December 18, 2019, the Company entered into a definitive agreement to be acquired by Akerna Corp. (“Akerna”) whereby Akerna will acquire all issued and outstanding shares of the Company for up to CAD$60million (US$45million) (the “Akerna Transaction”). The purchase consideration consists of CAD$7.5million in cash (US$5.7million) and 3,294,574 redeemable preferred shares of Akerna with a value of CAD$42.5million (US$32.3million) in Akerna shares on close, as well as contingent consideration of up to CAD$10million (US$7.6million) in deferred share-based consideration upon the Company’s achievement of certain revenue targets in 2020. The transaction is expected to close in mid-2020. The Company expects the Akerna Transaction to provide sufficient funding to meet its objectives stated above.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

19. Capital management (cont.)

In the event that the Akerna Transaction does not close, the Company is dependent on raising further capital in the form of equity, debt, or instruments convertible into equity to fund its capital and operating expenses in excess of revenue until such time that it reaches cash break-even. While the Company raised CAD$4,500,000 in gross proceeds for short-term debt and CAD$7,516,750 in gross proceeds for common shares as well as warrants for common shares and preferred shares during the year ended December 31, 2019, there can be no assurance that the Company will be successful in raising additional funds in the future.

20. Financial instruments and risk management

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company trades only with recognized, creditworthy third parties. The Company performs credit checks for all customers who wish to trade on credit terms. As at December 31, 2019, no customers represented greater than 10% of the outstanding receivable balance [2018 — one customer represented 10%].

The Company does not hold any collateral as security, but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

The aging of trade receivables is as follows:

	2019 CAD$	2018 CAD$
Current	625,969	1,373,663
1 to 30 days	206,074	57,777
30 to 60 days	22,130	9,369
> 60 days	137,487	114,824
Total gross trade receivables	991,660	1,555,633
Less allowance for doubtful accounts	70,953	22,348
Total trade receivables, net	920,707	1,533,285

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s exposure to liquidity risk is dependent on the Company’s ability to raise additional financing to meet its commitments and sustain operations. The Company mitigates liquidity risk through management of working capital, cash flows and the issuance of share capital.

The Company is obligated to the following contractual maturities of undiscounted cash flows:

	Carrying amount CAD$	Contractual cash flows CAD$	Year 1 CAD$	Year 2 CAD$	Year 3 CAD$	Year 4 CAD$	Year 5 CAD$	Thereafter CAD$
Trade and other payables	1,423,359	1,423,359	1,423,359	—	—	—	—	—
Lease liability	3,657,454	4,701,803	544,237	534,739	533,208	565,695	570,024	1,953,900
Short-term debt	4,746,189	5,048,503	5,048,503	—	—	—	—	—
	9,827,002	11,173,665	7,016,099	534,739	533,208	565,695	570,024	1,953,900

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

20. Financial instruments and risk management (cont.)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk to the Company’s earnings that arise from fluctuations of foreign exchange rates. The Company is not exposed to foreign currency exchange risk as it has minimal financial instruments denominated in foreign currencies. Substantially all of the Company’s transactions are in Canadian dollars, which is the Company’s functional currency.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Given that the Company holds short-term debt at fixed interest rates, it is not exposed to interest rate risk as at December 31, 2019.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices [other than those arising from interest rate risk or currency risk], whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to significant other price risks as at December 31, 2019.

Fair values

The carrying values of cash, trade and other receivables, other financial assets, trade and other payables, and short-term debt approximate their fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The Company does not use derivative financial instruments to manage this risk.

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

●	Level 1 — Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

●	Level 2 — Observable inputs other than quoted prices included in Level1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Ample Organics Inc.

Notes to the consolidated financial statement

[Expressed in Canadian dollars, except share amounts]

December 31, 2019

20. Financial instruments and risk management (cont.)

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair value hierarchy for the Company’s financial instruments measured at fair value are as follows:

	Level 1 CAD$	Level 2 CAD$	Level 3 CAD$	Total CAD$
Preferred share liabilities including associated warrants
As at December 31, 2018	—	5,234,811	—	5,234,811
As at December 31, 2019	—	13,636,522	—	13,636,522

The fair values of the Company’s preferred share liabilities as at December31, 2019 was determined using the purchase price of the Akerna Transaction.

There were no transfers between fair value measurement hierarchy levels during the year ended December31, 2019.

21. Subsequent events

COVID-19

Since December 31, 2019, the outbreak of the recent novel coronavirus (COVID-19) has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused disruption to certain businesses globally; as a result, there could be a possibility of recession in the near future. While the impact of COVID-19 on the Company has been minimal to date, there is uncertainty around its duration and future business conditions. If the outbreak were to cause disruption to the Company’s supply chain or its service capabilities in the future, it would have a negative impact on revenue, which could be material. In addition, any material negative impact on revenue would impact profitability, as well as liquidity and capital resources.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Solo Sciences, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Solo Sciences, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solo Sciences, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Marcum, LLP

Marcum, LLP

New York, New York

May 29, 2020

SOLO SCIENCES, INC.

Balance Sheets

	As of December 31,
	2019	2018
Assets
Current assets
Cash	$101,341	$76,608
Cash held in escrow	124,970	—
Accounts receivable	73,048	299
Prepaid expenses	22,135	38,105
Total current assets	321,494	115,012

Fixed assets, net	14,785	18,361
Software development cost and other intangible assets, net	5,163,072	3,620,881
Total assets	$5,499,351	$3,754,254

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$700,013	$31,067
Total current liabilities	700,013	31,067
Deferred purchase price	3,000,000	3,000,000
Total liabilities	3,700,013	3,031,067
Commitments and Contingencies (Note 7)
Stockholders’ equity
Preferred Stock AA, par value $.00001; 10,000,000 and 10,000,000 shares authorized at December 31, 2019 and 2018; and 4,165,938 and 1,738,688 shares issued and outstanding at December 31, 2019 and 2018, respectively	3,332,750	1,390,950
Common stock, par value $0.00001, 20,000,000 and 20,000,000 shares authorized and 10,156,250 and 10,020,000 issued and outstanding as of December 31, 2019 and 2018, respectively	102	100
Additional paid-in capital	2,288,269	347,576
Accumulated deficit	(3,821,783)	(1,015,439)
Total stockholders’ equity	1,799,338	723,187
Total liabilities and stockholders’ equity	$5,499,351	$3,754,254

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Operations

	For the Year Ended December 31,
	2019	2018
Revenues
solo*TAGTM and solo*CODETM sales	$103,250	$—
Membership application fees	1,520	299
Total revenues	104,770	299
Cost of revenues	4,234	—
Gross profit	100,536	299
Operating expenses:
Research and development	59,294	27,000
Selling, general and administrative	2,852,455	988,936
Total operating expenses	2,911,749	1,015,936
Loss from operations	(2,811,213)	(1,015,637)
Other income
Interest	4,869	198
Total other income	4,869	198
Net loss	$(2,806,344)	$(1,015,439)

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2019 and 2018

					Additional		Total
	Common Stock		Preferred Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2017	—	$—	—	$—	$—	$—	$—
Common shares issued	6,570,000	66	—	—	(66)	—	—
Common shares issued to acquire intangible assets	230,000	2	—	—	66,698	—	66,700
Series AA Preferred shares issued	—	—	1,738,688	1,390,950	—	—	1,390,950
Restricted shares granted to nonemployees	3,220,000	32	—	—	(32)	—	—
Stock-based compensation expense	—	—	—	—	280,976	—	280,976
Net loss	—	—	—	—	—	(1,015,439)	(1,015,439)

Balance at December 31, 2018	10,020,000	100	1,738,688	1,390,950	347,576	(1,015,439)	723,187
Common shares issued upon warrant exercise	156,250	2	—	—	124,998	—	125,000
Series AA Preferred shares issued	—	—	2,427,250	1,941,800	—		1,941,800
Restricted shares forfeited	(20,000)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,815,695	—	1,815,695
Net loss	—	—	—	—	—	(2,806,344)	(2,806,344)
Balance at December 31, 2019	10,156,250	$102	4,165,938	$3,332,750	$2,288,269	$(3,821,783)	$1,799,338

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Statements of Cash Flows

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(2,806,344)	$(1,015,439)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	398,820	240,382
Stock-based compensation expense	1,275,490	194,504
Changes in operating assets and liabilities:
Accounts receivable	(72,749)	(299)
Prepaid expenses	15,970	(38,105)
Accounts payable and accrued liabilities	668,946	31,067
Net cash used in operating activities	(519,867)	(587,890)

Cash flows from investing activities
Purchase of fixed assets	—	(21,228)
Software development	(1,397,230)	(705,224)
Net cash used in investing activities	(1,397,230)	(726,452)

Cash flows from financing activities
Proceeds from issuance of Series AA preferred shares	1,941,800	1,390,950
Proceeds from exercise of warrants	125,000	—
Net cash provided by financing activities	2,066,800	1,390,950
Net increase in cash and cash held in escrow	149,703	76,608
Cash and cash held in escrow at beginning of year	76,608	—
Cash and cash held in escrow at end of year	$226,311	$76,608

Cash paid for interest	$4,869	$198
Cash paid for income taxes	$—	$—
		—
Supplemental disclosures of noncash investing and financing activities:
Share based compensation for software development	$540,205	$86,472
Common stock issued to acquire intangible assets	$—	$66,700
Deferred purchase obligation for intangible assets acquired	$—	$3,000,000

The accompanying notes are an integral part of these financial statements

SOLO SCIENCES, INC.

Notes to Financial Statements

Note 1 — Description of Business, Liquidity and Capital Resources

Description of Business

Solo Sciences, Inc. (the “Company” or “Solo”) was founded in January 2018. Since its inception the Company has been developing anti-counterfeiting technology for sale to retailers and government consumers and a mobile phone application for use by end consumers.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates for the years ended December 31, 2019 and 2018 were the Company’s estimated useful lives of long-lived assets, which include capitalized software development costs, assumptions used to value of stock-based compensation, including valuation of common stock underlying the compensation agreements, and assumptions used to value the Company’s intellectual property. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2019 and 2018. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As December 31, 2019 and 2018, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company has not experienced any losses on such accounts.

Cash Held in Escrow

Cash held in escrow is recorded at fair value. Cash held in escrow consisted of cash was contractually restricted to be paid to distributed to the Company’s selling shareholders prior to the of the partial sale of their interests in January 15, 2020, as further described in Note 9.

Prepaid Expenses

Prepaid expenses consist primarily of third-party technology and software used by the Company in its day-to-day operations paid in advance and recognized as expense ratably over the term of the contract.

Accounts Receivable, Net

When estimating its allowance for doubtful accounts the Company’s estimate is based on historical collection experience and a review of the status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. The Company did not record an allowance for doubtful accounts as of December 31, 2019 or 2018.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

During the year ended December 31, 2019, Akerna Corp. (“Akerna”) accounted for 82% of total revenues. At December 31, 2019, Akerna accounted for 82% and another customer accounted for 17% of net accounts receivable. During the year ended December 31, 2018, the Company did not have significant operations.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to ten years. Fixed assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company did not recognize any property impairment charges in fiscal 2019 or 2018.

Intangible Assets

Finite-lived intangible assets resulting from the acquisition of intellectual property, trademarks and patents are recorded at the estimated fair value on the date of acquisition. The fair value of acquired intangible assets is determined using appropriate valuation techniques. Amortization expense is computed using the straight-line basis of accounting over their estimated useful lives, a weighted average of 11 years as of December 31, 2019. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the estimated useful life of the asset.

Impairment of Intangible Assets

Recoverability of finite lived intangible assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is determined to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company did not recognize any intangible asset impairment charges in fiscal 2019 or 2018. At least annually, the Company assesses the useful lives of our finite lived intangible assets and may adjust the period over which these assets are amortized whenever events or changes in circumstances indicate that a shorter amortization period is more reflective of the period in which these assets contribute to our cash flows.

Software Development Costs

The Company expenses software development costs incurred before technological feasibility is reached.

Software development costs are incurred to develop software to be used solely to meet its internal needs. The Company capitalizes application development costs related to these software applications once the preliminary project stage is complete, it is probable that the project will be completed, and the software will be used to perform the function intended. Application development stage costs capitalized were $2.2 million and $0.8 million during the years ended December 31, 2019 and 2018. Application development costs are primarily comprised of the cost of the Company’s consultants including equity-based compensation awarded to these consultants. The Company commences amortization of capitalized software development costs when the application development stage complete and the asset is ready for its intended use. Software development costs are amortized over their estimated useful life, generally five years.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, cash held in escrow, accounts receivable, prepaid expenses, accounts payable and accrued liabilities approximated their fair value as of December 31, 2019 and 2018 because of the relatively short-term nature of these instruments. The Company accounts for fair value measurements in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under GAAP are described below:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition

The Company’s solo*CODETM products consist of a unique tag that is configured for the customers’ packaged goods and an app which communicates with the Company’s software that works in conjunction with the tag to identify the customers’ products. The app may be accessed using handheld devices such as smart phones. The Company’s solo*TAGTM product is a unique tag configured to facilitate tracking and tracing of cannabis plants and products to ensure compliance with government regulations. During the year ended December 31, 2019, the Company entered into an agreement with Akerna to develop cloud-based software for governments to utilize solo*TAGTM for compliance monitoring activities.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition contracts with its customers, the Company performs the following five step assessment: (i) identify the contract or contracts with a customer; (ii) identify the performance obligations in each contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be a contract with a customer, the Company assesses the goods or services promised within each contract, determines which goods and services are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, the performance obligation is satisfied.

Income Taxes

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. The Company provides for income taxes at the current and future enacted tax rates and laws applicable in each taxing jurisdiction. The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The Company recognizes interest and penalties related to income tax matters in selling, general, and administrative expense in the statement of operations. The Company did not recognize any interest or penalties for the years ended December 31, 2019 and 2018.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes deferred tax assets to the extent that its assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it will make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2019 and 2018.

Nonemployee Stock-Based Compensation

The Company accounts for nonemployee equity awards using the fair value method. Compensation cost for all stock awards expected to vest is measured at fair value on the date of grant, which typically coincides with vesting, and recognized over the service period. The Company uses the fair value of its common stock to value its restricted stock awards. The fair values of its nonqualified stock options are estimated using the Black-Scholes option pricing model. The value is recognized as expense over the service period. The Company accounts for forfeitures when they occur. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

The fair values of the Company’s nonemployee awards are revalued each reporting period with the change recorded as stock-based compensation expense. Certain amounts of the stock-based compensation are capitalized as software development costs.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued guidance for measuring credit losses on financial instruments. Among other things, this guidance will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Businesses will now use forward-looking information to better inform their credit loss estimates. The new guidance is effective for the Company beginning January 1, 2021. The Company is evaluating the impact of adoption of the new standard on its financial statements.

In November 2016, the FASB issued guidance requires that the statements of cash flows explain the change during the reporting period of the totals of cash, cash equivalents, restricted cash and restricted cash equivalents. Therefore, amounts for restricted cash and restricted cash equivalents are to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Statements of cash flows. The Company adopted this guidance on January 1, 2019, using the retrospective transition guidance required by the standard, as such, the statement of cash flows for the year ended December 31, 2018 has been presented in accordance with this guidance.

In June 2018, the FASB issued new guidance for stock-based compensation paid to nonemployees. The new guidance conforms the measurement of stock-based compensation for both employees and nonemployees. This guidance is effective for the Company on January 1, 2020 and will result in measurement of stock-based compensation paid to nonemployees for services to be provided over a period of time as of the date of the agreement. The Company currently measures the value of shares transferred upon completion of the service requirement, had this new guidance been effective in 2019, the Company’s net loss would have been $0.8 million less than as reported.

In August 2018, the FASB issued new guidance for implementation costs incurred by customers in cloud computing arrangements, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is applicable for the Company beginning January 1, 2021. The Company has not completed its evaluation of this standard or the effect it will have on the Company’s financial position or results of operations once adopted.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 3 — Balance Sheet Disclosures

Fixed assets consist of the following:

	As of December 31,
	2019	2018
Computer equipment	$6,228	$6,228
Artwork	15,000	15,000
	21,228	21,228
Less accumulated depreciation	(6,443)	(2,867)
	$14,785	$18,361

Depreciation expense for the year ended December31, 2019 and 2018 was $3,576 and $2,867.

Prepaid expenses consist of the following:

	As of December 31,
	2019	2018
Software license	$22,135	$24,105
Contractor services	—	14,000
	$22,135	$38,105

Software development cost and intangibles consist of the following:

	As of December 31,
	2019	2018
Software development cost	$2,729,131	$791,696
Intellectual property	3,066,700	3,066,700
Accumulated amortization	(632,759)	(237,515)
	$5,163,072	$3,620,881

Amortization expense for capitalized software and finite lived intellectual property for the year ended December 31, 2019 and 2018 was $0.4 million and $0.2 million, respectively. For each of the years ending December 31, 2020 through 2023, amortization expense related to capitalized software and finite lived intellectual property that has been placed into service as of December31, 2019 will be $0.7 million, for the year ending December 31, 2024, amortization expense related to these assets will be $0.5 million.

Note 4 — Intellectual Property Acquisition

On February2, 2018, the Company entered into an intellectual property purchase agreement for intellectual property assets, trademarks and domain names owned by Get Solo, LLC. Get Solo, LLC is a related party to the Company because an officer of the Company held a noncontrolling interest in Get Solo, LLC at the time of the transaction. At closing, the Company exchanged 230,000shares of common stock for the worldwide rights to the intellectual property. In addition to the shares the agreement provides for deferred purchase payments in two tranches, first, following a qualified financing transaction within 180 days of closing, the Company would have been required to pay $1.0 million in cash or shares of common stock; second on or prior to the fifth anniversary of closing, the Company was required to pay $2.0 million, or $3.0 million if a qualified financing transaction did not occur, also in cash or shares of common stock at the Company’s option. The qualified financing did not occur during 2018, therefore the deferred purchase price liability as of December 31, 2019 and 2018 was $3.0million. This transaction was accounted for as an asset acquisition in accordance with GAAP. Subsequent to year end, the Company’s shareholders sold 80.4% of their interests in the Company to Akerna, as further discussed in Note 9. In connection with this transaction, 375,000 shares of Akerna common stock, contractually valued at $8 per share issued to the Company’s shareholders was allocated to Get Solo, LLC in full satisfaction of the deferred purchase price liability.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 5 — Stockholders’ Equity

Common Stock Transactions

In January 2018, the Company issued 6,570,000 shares of common stock to its founders and received no proceeds in exchange. In February 2018, the Company issued 230,000 shares to Get Solo, LLC, a related party, in exchange for certain intellectual property, as further discussed in Note 4. The Company recorded the issuance of these shares at their estimated fair value of $0.29 per share.

The Company did not declare or pay any dividends during the years end December 31, 2019 and 2018.

Series AA Preferred Stock Transactions

The Company has been financed through its issuance of Series AA preferred stock. Since its inception, the Company has issued 4.2 million Series AA preference shares at $0.80 per share for proceeds of $3.3 million. On January 15, 2020 and immediately prior to the partial sale of the Company’s equity to Akerna, discussed further in Note9, the Company converted all outstanding shares of Series AA preferred stock to common stock using a one-for-one conversion rate.

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s certificate of incorporation. Transfer of the common and preferred shares is conditioned on obtaining written approval from the Company.

Voting

Preferred shares and common shares vote as a single class. Each holder of the preferred stock is entitled to the number of votes equal to the number of shares that the preferred shares may be converted. The conversion price is $0.80 per share.

Dividends

The preferred shareholders are entitled to dividends out of assets legally available in preference to common shareholders at $0.48 per share when and if declared by the board of directors of the Company. Dividends are not cumulative.

Liquidation

In the event of liquidation, dissolution or windup, the preferred shareholders are entitled to receive the amount equal to the conversion price of $0.80 per share. In the event the legally assets of the Company are insufficient, then the asset will be distributed pro rata based on the amount the preferred shareholders are entitled.

Conversion

Each share of preferred stock may be converted at any time at the option of the holder at the conversion rate. Each share of preferred stock is automatically converted immediately prior to a firm commitment of an initial public offering or a written request from 60% of the preferred stock shareholder then outstanding.

Note 6 — Stock-Based Compensation

During 2018, the Company’s board of directors adopted its 2018 Stock Option Plan (“2018 Plan”), which was approved by its stockholders. The 2018 plan provides for the grants of restricted stock awards and nonqualified stock options to members of the Company’s the board of directors and the Company’s consultants. The plan allows for a maximum aggregate number of nonqualified stock options for 500,000 shares to be granted pursuant to the plan.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 6 — Stock-Based Compensation (cont.)

Restricted Common Stock Awards

During 2018, the Company granted 3.2 million restricted stock awards to nonemployees under the 2018 Plan at its fair value of $0.29 per share. The restricted stock awards generally vest ratably, on a monthly basis, over a three-year period.

On November 25, 2019, the Company’s shareholders entered into an agreement to sell 80.4% of their interest in the Company at a contracted value of $1.49 per share, the subsequent sale is described in Note 9. As a result of the increase in the fair value of unvested restricted shares, the Company recorded a true-up of previously recorded stock-based compensation relating to unvested restricted shares as of November 25, 2019. The Company recognized stock-based compensation costs of $1.7 million, of which $0.5 million was capitalized as software development costs. During the year ended December31, 2018, the Company recognized stock-based compensation costs related to these awards of $0.3 million, of which $0.1 million was capitalized as software development costs.

There were no grants of restricted stock awards for the year ended December 31, 2019.

The following table summarizes restricted stock activity during the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted- Average fair value
Outstanding and unvested, as of December 31, 2017	—	$—
Granted	3,220,000	$0.29
Vested	(1,029,552)	$0.29
Outstanding and unvested, as of December 31, 2018	2,190,448	$0.29
Forfeited	(20,000)	$0.29
Vested	(789,440)	$0.40
Outstanding and unvested, as of December 31, 2019	1,381,008	$1.49

The aggregate fair value of restricted stock awards vested during each the years ended December 31, 2019 and 2018 was $0.3 million. There were no outstanding unvested restricted stock awards as of December 31, 2019. Total intrinsic value of outstanding unvested restricted stock awards as of December 31, 2019 and 2018 was $2.1 million and $0.6 million.

On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note9, the Company accelerated vesting of the then unvested restricted common stock awards and the shares pursuant to these agreements were converted to common stock of the Company on a one-for-one basis.

Nonqualified Stock Options

Stock options issued under the Plan generally vest over a four-year period and expire ten years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the Plan.

The Company used Black-Scholes option pricing model to estimate stock-based compensation expense for stock option awards with the following assumptions for the years ended December 31, 2019 and 2018:

	2019	2018
Expected volatility	1.89%	1.97%
Risk-free interest rate	1.53%	2.63%
Expected dividend	—	—
Expected term (in years)	5.00	6.00
Underlying common stock fair value	$1.49	$0.29

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 6 — Stock-Based Compensation (cont.)

As a result of the Company’s shareholders’ agreement to sell 80.4% of their interest in the Company, described above, during the year ended December 31, 2019, the previously recognized stock-based compensation costs related to unvested stock options on November 25, 2019 was adjusted to reflect the increase in the estimated fair value of a common share.

A summary of option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Estimated Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2018	253,000	$0.80	$0.12	9.78	$30,360
Granted	240,000	$0.80
Forfeited	(109,000)	$0.80
Outstanding as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000
Exercisable as of December 31, 2019	384,000	$0.80	$0.75	9.18	$288,000
Vested and expected to vest as of December 31, 2019	384,000	$0.80	$0.75	9.17	$288,000

Stock-based compensation expense for the Company’s stock-based awards for the years ended December 31, 2019 and 2018 was $77,000 and $2,000, respectively, and is included in selling, general and administrative in the Company’s statements of operations. On January 15, 2020 and immediately prior to the partial sale of the Company’s outstanding equity, as further described in Note9, the Company exercised a cashless conversion of the then outstanding stock options for 178,124 shares of the Company’s common stock.

Note 7 — Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As of December 31, 2019, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the financial statements.

Note 8 — Income Taxes

For the years ended December 31, 2019 and 2018, the Company did not incur any current or deferred tax expense or benefit at the U.S. federal or state level. The Company’s effective tax rate for the years ended December 31, 2019 and 2018 was 0% because it is more likely than not that the Company will not be able to realize the tax benefit from deferred tax assets generated during the years. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities of the Company for financial reporting purposes and the amounts used for income tax purposes.

SOLO SCIENCES, INC.
Notes to Financial Statements

Note 8 — Income Taxes (cont.)

Significant components of our deferred tax liabilities and assets are as follows:

	As of December 31,
	2019	2018
Noncurrent deferred tax assets:
Federal net operating loss	$1,060,165	$283,058
Stock-based compensation	188,722	40,846
Total deferred tax assets	1,248,936	373,783

Noncurrent deferred tax liabilities:
Software development costs	$675,500	$161,006
Intangible assets	92,365	35,871
Total deferred tax liabilities	767,865	196,877

Valuation allowance	(481,071)	(127,026)

Net deferred tax assets after valuation allowance	$—	$—

During the years ended December 31, 2019 and 2018, valuation allowances on deferred tax assets that are not anticipated to be realized increased by $0.4 million and $0.1 million, respectively.

In accordance with the accounting requirements for stock-based compensation, we may recognize tax benefits in connection with the exercise of stock options by nonemployees and the vesting of restricted stock awards. We recognize the tax effects related to stock-based compensation through earnings in the period the compensation was recognized.

The Company had federal net operating loss carryforwards for which the deferred tax assets were approximately $1.1 million and $0.3 million, respectively, as of December 31, 2019 and 2018. The net operating loss carryforwards and do not expire. The Company has evaluated the realizability of its deferred tax assets by assessing the adequacy of expected taxable income, including the reversal of existing temporary differences, historical and projected operating results, and the availability of prudent and feasible tax planning strategies. Based on this analysis, the Company has determined that the valuation allowance recorded in the period presented are appropriate.

The Company is not currently under examination for the major jurisdictions where it conducts business as of December 31, 2019. Because the statute of limitations has not yet elapsed, the Company’s initial United States federal income tax return for the year ended December 31, 2018 is currently subject to examination by the Internal Revenue Service. The Company’s management does not believe that there are significant uncertain tax positions in 2019. There are no interest and penalties related to uncertain tax positions in 2019.

Note 9 — Subsequent Events

The Company has evaluated subsequent events for financial statement purposes occurring through May 29, 2020, the date these financial statements were ready for issuance.

On January 15, 2020, the Company’s shareholders sold 80.4% of their interests to Akerna in exchange for shares of Akerna’s common stock. Pursuant to the agreement, Akerna will provide $2.4 million of additional capital infusion to the Company during the 12months following the closing date. Akerna has a 12-month option to acquire the remaining 19.6% interest in the Company. If Akerna does not exercise this option, the shareholders have a three-month option to repurchase between 40% and 55% of the interest in the Company. Immediately prior to the transaction, the Company’s directors elected to accelerate the vesting of all unvested stock options issued to nonemployees effected a cashless exercise of these options, resulting in the issuance of 178,124 common shares. Also, immediately prior to the transaction all outstanding shares of Series AA preferred stock were converted to common stock on a one-for-one basis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2020 are based on the historical financial statements of Akerna Corp. (“Akerna”, “we”, “our”), solo sciences inc. (“Solo”) and Ample Organics Inc. (“Ample”), after giving effect to the acquisition of Solo, the exercise of the Solo Option, the acquisition of Ample (collectively “the Acquisitions”) and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2020 give effect to the Acquisitions as if they had occurred on July 1, 2019, the first day of the earliest year presented.

The acquisition of Ample closed on July 7, 2020 and we exercised the Solo Option on July 31, 2020.

The partial acquisition of Solo and the acquisition of Ample has been accounted for pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined statements of operations Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined statements of operations.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated statements of operations to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated statements of operations have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations of Akerna that would have been reported had the Acquisitions been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations of Akerna. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Akerna may achieve, or any additional expenses that it may incur, with respect to the combined companies.

The unaudited pro forma condensed combined statements of operations, including the notes thereto should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined statements of operations;

●	Our audited consolidated financial statements and accompanying notes as of and for the years ended June 30, 2020 and 2019, included elsewhere in this prospectus;

●	Ample’s unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2020;

●	Ample’s audited consolidated financial statements as of and for the year ended December 31, 2019 and 2018, and

●	Solo’s audited financial statements as of and for the years ended December 31, 2019 and 2018.

On January 15, 2020, we closed on a stock purchase agreement with substantially all of the shareholders of Solo pursuant to which we acquired all right, title and interest in 80.4% of the issued and outstanding capital stock of Solo, calculated on a fully diluted basis. As a result of our investment, Solo became a controlled subsidiary and we commenced consolidation of Solo on January 15, 2020, the results of which are included in our June 30, 2020 audited consolidated balance sheet.

We had the option to acquire the remaining 19.6% equity interest in Solo for either cash or Akerna shares in an amount dependent upon the market value of Akerna shares. On July 31, 2020, we exercised this option and issued 800,000 shares of Akerna common stock in exchange for the remaining 19.6% equity interest. This transaction was accounted for as an equity transaction with the difference between the fair value of the consideration exchanged and the carrying value of the non-controlling interest recorded in additional paid in capital.

The Company’s statement of operations for period ended September 30, 2020 contains the combined operations of the Company, Solo and Ample for that period. While Ample wasn’t acquired until July 7, 2020, the impact of the seven (7) days at the beginning of the period was determined to be immaterial by the Company and therefore separate pro forma condensed combined financial data for that period is not presented herein

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2020

	Historical
	Akerna Corp.	Solo	Pro forma adjustments	Note 2	Pro forma Combined
Net revenue:
Software	$9,976,580	$—	$—		$9,976,580
Consulting	2,379,947	—	—		2,379,947
Other	216,749	90,000	—		306,749

Total net revenue	12,573,276	90,000	—		12,663,276
Cost of revenue	6,209,724	3,064	—		6,212,788

Gross profit	6,363,552	86,936	—		6,450,488
Operating expenses:
Product development	3,206,310	57,195	—		3,263,505
Sales and marketing	7,792,480	—	—		7,792,480
General and administrative	11,320,715	2,228,011	(1,862,720)	B, C	11,686,006
Depreciation and amortization	1,315,898	267,000	288,000	A	1,870,898

Total operating expenses	23,635,403	2,552,206	(1,574,720)		24,612,889

Loss from operations	(17,271,851)	(2,465,270)	1,574,720		(18,162,401)
Interest income, net	156,678	3,785	—		160,463
Change in fair value of Convertible Notes	766,000	—	—		766,000
Other expense, net	(254)	—	—		(254)

Loss before provision for income taxes	(16,349,427)	(2,461,485)	1,574,720		(17,236,192)
Income tax expense	(30,985)	—	—		(30,985)
Equity losses in investee	(3,692)	—	—		(3,692)

Net loss	$(16,384,104)	$(2,461,485)	$1,574,720		$(17,270,869)

Net loss attributed to noncontrolling interest in consolidated subsidiary	849,759	—	(849,759)	D	—
Net loss attributed to Akerna shareholders	$(15,534,345)	$(2,461,485)	$724,961		$(17,270,869)
Net loss per share:
Basic	$(1.31)				$(1.26)

Diluted	$(1.31)				$(1.26)

Shares used in computing earnings per share:
Basic	11,860,212		1,860,246	E	13,720,458
Diluted	11,860,212		1,860,246	E	13,720,458

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2020

	Historical
	Akerna Corp. and Solo	Ample (CAD$)		Ample (USD)	IFRS to US GAAP Adjustments	Pro forma adjustments	Note 2	Pro forma Combined
Net revenue:
Software	$9,976,580	CAD	7,584,452	$5,650,779	$—	$—		$15,627,359
Consulting	2,379,947		—	—	—	—		2,379,947
Other	306,749		—	—	—	—		306,749

Total net revenue	12,663,276		7,584,452	5,650,779	—	—		18,314,055
Cost of revenue	6,212,788		3,469,286	2,584,784	—	(105,923)	A	8,691,649

Gross profit	6,450,488		4,115,166	3,065,995	—	105,923		9,622,406
Operating expenses:
Product development	3,263,505		2,898,439	2,159,476	—	(240,024)	A	5,182,957
Sales and marketing	7,792,480		1,626,042	1,211,479	—	(110,045)	A	8,893,914
General and administrative	11,686,006		6,087,191	4,535,248	—	(1,554,003)	A, B	14,667,251
Depreciation and amortization	1,870,898		1,124,299	837,656	—	2,200,000	C	4,908,554
Loss on fair value of preferred share liabilities	—		3,855,453	2,872,497	—	(2,872,497)	D	—

Total operating expenses	24,612,889		15,591,424	11,616,356	—	(2,576,569)		33,652,676

Loss from operations	(18,162,401)		(11,476,258)	(8,550,361)	—	2,682,492		(24,030,270)
Interest income, net	160,463		—	—	—	—		160,463
Change in fair value of convertible notes	766,000		—	—	—	—		766,000
Other expense, net	(254)		(25,000)	(18,626)	—	—		(18,880)

Loss before provision for income taxes	(17,236,192)		(11,501,258)	(8,568,987)	—	2,682,492		(23,122,687)
Provision for income taxes	(30,985)		43,969	32,759	—	—		1,774
Equity in losses of investee	(3,692)		—	—	—	—		(3,692)

Net loss	$(17,270,869)	CAD	(11,457,289)	$(8,536,228)	$—	$2,682,492		$(23,124,605)

Net loss attributable to noncontrolling interests	—		—	—	—	—		—

Net loss attributable to Akerna stockholders	$(17,270,869)	CAD	(11,457,289)	$(8,536,228)	$—	$2,682,492		$(23,124,605)

Net loss per share:
Basic	$(1.26)							$(1.69)

Diluted	$(1.26)							$(1.69)

Shares used in computing earnings per share:
Basic	13,720,458							13,720,458
Diluted	13,720,458							13,720,458

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of Pro Forma Presentation

Accounting Periods Presented — Ample, Solo

The unaudited pro forma condensed combined statements of operations of Akerna, Solo and Ample for the year ended June 30, 2020, are presented as if the Acquisitions had taken place on July 1, 2019. Certain pro forma adjustments to record differences between historical book values and preliminary values as of the date of the pro forma condensed combined statements of operations are based on the assumption that the acquisition occurred on July 1, 2019, 2020. The actual adjustments to be recorded in Akerna’s consolidated financial statements will be as of the acquisition date and the option exercise date, respectively.

Accounting Policies-Ample

We did not adopt new accounting standards for revenue or leases in the year ended June 30, 2020, and as an emerging growth company, we have elected to implement the disclosure requirements of the new revenue standard in our financial statements for the transition period ending December 31, 2020. We have elected to adopt the new leasing standard in our annual financial statements for the fiscal year ending December 31, 2022. Ample, as a Canadian company, has adopted these standards. We have reflected adjustments to remove the material differences between the new standards and the standards applied in our financial statements in the “IFRS to US GAAP Adjustments” as described in Note 2.

The Solo Option

The Solo Option may be paid, at the sole option of Akerna, in either cash or shares of Akerna’s common stock the amount of which is dependent upon the market value of Akerna Shares. When the Solo Option is exercised, it will be accounted as an equity transaction with the difference between the fair value of the consideration exchanged and the carrying value of the non-controlling interest recorded in additional paid in capital. On July 31, 2020, Akerna exercised the Solo Option and issued an addition 800,000 shares of Akerna common stock in exchange for the remaining 19.6% interest in Solo.

Note 2: Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Solo are as follows:

A.	To reflect $0.6 million amortization expense of preliminarily estimated purchased intangible assets as if the acquisition had closed on July 1, 2019, offset by $0.3 million to reduce amortization recorded in Solo’s historical financial statements.

B.	To reduce stock-based compensation of $1.6 million due to accelerated vesting of Solo’s restricted stock and settlement of options in connection with the acquisition.

C.	To remove $0.3 million of nonrecurring transaction costs.

D.	To remove allocation of net loss to noncontrolling interests in Solo, which would not have been recorded had the Solo Option been exercised on July 1, 2019.

E.	To adjust the weighted average number of shares issued for the partial acquisition of Solo included in the Akerna Corp. historical calculation of loss per share and to reflect the number of shares that were issued in connection with the exercise of the Solo Option as if both of these transactions had occurred on July 1, 2019.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Ample adjust the condensed combined pro forma financial statement of operations for Akerna and Solo as described above. The adjustments related to the Ample acquisition are as follows:

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the acquisition of Ample are as follows:

A.	To reduce stock-based compensation of $485,000, due to settlement of options in connection with the acquisition.

B.	To remove $1.5 million of nonrecurring transaction costs.

C.	To record amortization of $2.2 million due to purchased intangibles as part of acquisition.

D.	To remove the effect of remeasurement of $2.9 million for preference shares as the preference shares will be settled in connection with the acquisition.

The pro forma basic and diluted net loss per share are based on 11,860,212 shares common stock. Dilutive potential common shares, including the Exchangeable Shares expected to be issued in the Ample acquisition, are included only if they have a dilutive effect on earnings per share. No adjustment has been made for assumed equity awards or the Exchangeable Shares in the computation of pro forma combined diluted net loss per share because their effect would be anti-dilutive.

2,667,349 SHARES OF COMMON STOCK

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$3,369.77
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$10,000
Printing and Engraving Expenses	$0
Miscellaneous Expenses	$0
Total	$33,369.77

ITEM 14- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Amended and Restated By-Laws of Akerna contains provisions which are designed to provide mandatory indemnification of directors and officers of Akerna to the full extent permitted by law, as now in effect or later amended. The Amended and Restated By-Laws further provide for reimbursement and advances of payment of expenses actually and reasonably incurred by a current or former director or officer of Akerna under the circumstances contained therein.

ITEM 15- RECENT SALES OF UNREGISTERED SECURITIES

From June 5, 2019, through June 10, 2019, MTech Acquisition Corp. entered into subscription agreements with certain investors, whereby the investors named therein committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million (the “MTech Private Placement”). Upon the closing of the business combination between MTech and Akerna, such shares issued by MTech in the Private Placement (“Private Placement Shares”) were automatically converted into shares of common stock of Akerna on a one-for-one basis. The shares of common stock that were issued in connection with the subscription agreements described above were not registered under the Securities Act, and were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On January 15, 2020, Akerna closed on a stock purchase agreement previously entered into with substantially all of the shareholders of Solo Sciences, Inc., a Delaware corporation (“Solo”), pursuant to which Akerna acquired all right, title and interest in 80.40% of the issued and outstanding capital stock of Solo (calculated on a fully diluted basis), free and clear of all liens. The initial consideration amount under the agreement was 1,950,000 shares of the common stock of Akerna, less 570,000 shares of the common stock of Akerna to be held in escrow as follows: (a) 375,000 are to be held and sold to cover costs of the Solo shareholders under a related intellectual property purchase agreement, to be completed within 12 months of the closing date, with any remaining shares to be released to the Solo shareholders; and (b) 195,000 shares to be held to cover any indemnity payment to certain Akerna parties under the indemnity provisions in the Agreement. This initial consideration may be subject to an adjustment for final working capital acquired no later than 120 days following the closing date. The Akerna shares were issued in exchange for the shares of Solo held by the Solo shareholders pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder, such exemption being available based on the representations of the Solo shareholders.

On April 8, 2020, Akerna entered into a stock exchange agreement, pursuant to which it issued shares of common stock of Akerna with an aggregate contractual value of $2,000,000 (the “Akerna Shares”) at $5.72 per share, subject to certain adjustments not later than 90 days post-closing. The acquisition closed on April 10, 2020, the acquisition date fair value of the shares of stock issued was $2,531,466, or $7.24 per share, the closing price on the date of acquisition. The Akerna Shares were issued in exchange for the shares of Trellis Solutions, Inc., an Ontario corporation held by the sellers under the stock exchange agreement. The Akerna shares of common stock were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, based on the representations and warranties of the sellers.

On June 9, 2020, Akerna issued senior secured convertible notes to holders in an aggregate original principal amount of $17,000,000 having an aggregate original issue discount of 12%, and ranking senior to all of our outstanding and future indebtedness, in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act, based in part on the representations of the holders..

On July 7, 2020, Akerna Canada Ample Exchange Inc., a corporation incorporated under the Business Corporations Act (Ontario) and wholly-owned subsidiary of Akerna issued 3,294,574 Exchangeable Shares to Ample shareholders. The issuance of the Exchangeable Shares and the Special Voting Share on the closing in connection with the consummation of the plan of arrangement was not registered under the Securities Act and such securities were issued in reliance upon the exemption from registration pursuant to Section 3(a)(10) of the Securities Act.

On July 31, 2020, Akerna issued 800,000 shares of common stock of Akerna to acquire the remaining 19.6% of Solo. The Akerna shares were issued in exchange for the shares of Solo held by the Solo shareholders pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder, such exemption being available based on the representations of the Solo shareholders.

From December 29, 2020 through January 7, 2021, Akerna issued 443,063 shares of common stock of Akerna to the holders of Akerna’s convertible notes upon conversion of installment amounts due under the terms of the notes. The shares were issued upon conversion of the installment amounts under the notes to the holders of the notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof.

On January 7, 2021, Akerna issued 101,705 shares of common stock to a private party in settlement of a lease agreement. The shares were issued to the private party in settlement of claims and payments due under the lease agreement pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D thereunder, such exemption being available based on the representations of the private party.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized registration statement to be signed on its behalf by the undersigned, in the city of Denver, Colorado on January 7, 2021.

AKERNA CORP.

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jessica Billingsley	Chief Executive Officer and Director	January 7, 2021
Jessica Billingsley	(Principal Executive Officer)

/s/ John Fowle	Chief Financial Officer	January 7, 2021
John Fowle	(Principal Financial and Accounting Officer)

/s/ Scott Sozio*	Director	January 7, 2021
Scott Sozio

/s/ Tahira Rehmatullah*	Director	January 7, 2021
Tahira Rehmatullah

/s/ Matthew Kane*	Director	January 7, 2021
Matthew Kane

/s/ Mark Iwanowski*	Director	January 7, 2021
Mark Iwanowski

* By:	/s/ Jessica Billingsley
Jessica Billinglsey
Attorney-in-Fact pursuant to Power of Attorney dated July 9, 2020

EXHIBIT INDEX

Exhibit
Number	Description
2.1+	Agreement and Plan of Merger, dated as of October 10, 2018, by and among MTech Acquisition Corp., Akerna Corp., Purchaser Merger Sub Inc., Company Merger Sub LLC, MTech Sponsor LLC in the capacity as the Purchaser Representative thereunder, MJ Freeway LLC and Harold Handelsman in the capacity as the Seller Representative thereunder (incorporated by reference to Exhibit 2.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

2.2	First Amendment to Agreement and Plan of Merger, effective as of April 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Purchaser Merger Sub Inc., MTech Company Merger Sub LLC, MTech Sponsor LLC,, in the capacity as the Purchaser Representative under the Merger Agreement, MJ Freeway LLC, and Jessica Billingsley, in the capacity as the Seller Representative under the Merger Agreement (incorporated by reference to Exhibit 2.2 to the registrant’s Registration Statement on Form S-4/A (File No. 333-228220))

2.3	Arrangement Agreement dated December 18, 2019 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 18, 2019)

2.4	Amendment to Arrangement Agreement dated February 28, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2020)

2.5	Amendment No. 2 to Arrangement Agreement dated May 26, 2020 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

2.6	Amendment No. 3 to Arrangement Agreement dated June 1, 2020 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

3.1	Amended and Restated Certificate of Incorporation of Akerna Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.2	Amended and Restated Bylaws of Akerna Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on June 21, 2019)

3.3	Certificate of Designation for the Special Voting Share (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

3.4	Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on November 19, 2020)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

4.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.5	Form of Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.6	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.7	Form of Guaranty Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

4.8	Form of Voting Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the registrant on June 8, 2020)

5.1	Opinion of Dorsey & Whitney LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed by the registrant on July 9, 2020)

9.1	Voting and Exchange Trust Agreement (incorporated by reference to Exhibit 9.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.1	Registration Rights Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and MTech Sponsor LLC (incorporated by reference to Exhibit 10.1 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.2	First Amendment to Registration Rights Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp. and MTech Sponsor LLC (incorporated by reference to Exhibit 10.2 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.3	Stock Escrow Agreement, dated January 29, 2018, by and among MTech Acquisition Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.4	Amendment to Stock Escrow Agreement, dated June 17, 2019, by and among MTech Acquisition Corp., Akerna Corp., MTech Sponsor LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.5	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Jessica Billingsley, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.5 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.6	Non-Competition and Non-Solicitation Agreement dated June 17, 2019, by and among Amy Poinsett, Akerna Corp., MJ Freeway and MTech Sponsor LLC (incorporated by reference to Exhibit 10.6 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.7	Form of Indemnification Agreement of Officers and Directors (incorporated by reference to Exhibit 10.7 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.8	Form of Subscription Agreement, by and among MTech Acquisition Corp., Akerna Corp., and each purchaser signatory thereto (incorporated by reference to Exhibit 10.8 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.9	Form of Agreement to Transfer Sponsor Shares, by and among MTech Acquisition Corp., Akerna Corp., each transferee signatory thereto, and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 10.9 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.10^	Employment Agreement, dated June 17, 2019, by and between Jessica Billingsley and Akerna Corp. (incorporated by reference to Exhibit 10.10 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.11^	MTech Acquisition Holdings Inc. 2019 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

10.12^	Form of Option Grant Certificate (incorporated by reference to Exhibit 10.12 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.13^	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.13 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.14^	Form of Stock Award (incorporated by reference to Exhibit 10.14 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.15^	Form of Restricted Stock Award (incorporated by reference to Exhibit 10.15 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.16^	Form of Appreciation Rights Award (incorporated by reference to Exhibit 10.16 on Current Report on Form 8-K filed by the registrant on June 21, 2019)

10.17	Form of Lock-Up Agreement, by and among MTech Acquisition Holdings, Inc., MTech Sponsor LLC, and each holder signatory thereto (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-4 (File No. 333-228220))

10.18	Office Service Agreement, dated September 30, 2019, effective February 1, 2020 (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019

10.19	Stock Purchase Agreement, dated November 25, 2018 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 26, 2019)

10.20^	Letter Agreement effective September 23, 2019 between the registrant and Nina Simosko (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.21^	Letter Agreement effective September 26, 2019 between MJ Freeway, LLC and Ray Thompson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.22	Covenant Agreement effective September 23, 2019 between Akerna Corp and Nina Simosko (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.23	Covenant Agreement between Akerna Corp. and Ray Thompson (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the registrant on October 1, 2019)

10.24^	Letter Agreement dated December 17, 2019 between Akerna Corp. and John Fowle (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 23, 2019)

10.25	Covenant Agreement dated December 17, 2019 between Akerna Corp. and John Fowle (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on December 23, 2019)

10.26	Exchangeable Share Support Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.27	Escrow Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.28	Rights Indenture (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the registrant on July 8, 2020)

10.29*	Form of Waiver Agreement between Akerna Corp. and the holders of its convertible notes

21.1	Subsidiaries of Akerna Corp. (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed by the registrant on July 9, 2020)

23.1*	Consents of Marcum LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Dorsey & Whitney LLP

24.1	Power of Attorney (incorporated by reference to the signature page to the Regsitration Statement on Form S-1 filed by the Regsitrant on July 9, 2020)

101*	Interactive Date Files

*	Filed herewith.

+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

^	Management compensation contract or arrangement